As filed with the Securities and Exchange Commission on June 25, 2006
Registration No. 333-135141

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLIANCE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

New York	6712	16-1276885
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

120 Madison Street
18th Floor
Syracuse, NY 13202
(315) 475-2100
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Jack H. Webb
President and Chief Executive Officer
Alliance Financial Corporation
120 Madison Street
18th Floor
Syracuse, NY 13202
(315) 475-2100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Justin P. Doyle, Esq. Nixon Peabody LLP Clinton Square Rochester, NY 14603 Phone: (585) 263-1000	Richard A. Schaberg, Esq. Thacher Proffitt & Wood LLP 1700 Pennsylvania Avenue Washington, D.C. 20006 Phone: (202) 347-8400

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Share	Offering Price	Fee
Common Stock, $1.00 par value per share	1,307,053 shares(1)	$20.73(2)	$28,960,908(2)	$3,099

(1)	Represents the maximum number of shares of Bridge Street Financial, Inc. common stock that will be cancelled or exchanged in connection with the proposed merger to which this Registration Statement relates.

(2)	Pursuant to Rule 457(f), the registration fee was computed on the basis of $20.73, the market value of the common stock of Bridge Street Financial, Inc. to be exchanged or cancelled in the merger, computed in accordance with Rule 457(c) on the basis of the average of the high and low price per share of such common stock quoted on the Nasdaq Capital Market on June 13, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Alliance Financial Corporation (“Alliance”) and Bridge Street Financial, Inc. (“Bridge Street”) have both unanimously approved the merger agreement between Alliance and Bridge Street pursuant to which Bridge Street will be merged with and into Alliance. The completion of the merger is subject to customary conditions, including stockholder and regulatory approvals.

If the merger takes place, Bridge Street stockholders will receive (a) 0.7547 shares of Alliance common stock, (b) $23.06 in cash for each share of Bridge Street common stock they own, or (c) a combination thereof. Bridge Street stockholders will have the opportunity to elect the form of consideration to be received for their shares (all stock, all cash, or a combination thereof), subject to allocation procedures set forth in the merger agreement which are intended to ensure that 75% of the outstanding shares of Bridge Street common stock will be converted into shares of Alliance common stock and 25% of the outstanding shares of Bridge Street common stock will be converted into cash. Therefore, Bridge Street stockholders’ ability to receive all stock, all cash or a desired combination of the two will depend on the elections made by other Bridge Street stockholders. If the price of Alliance’s common stock falls below thresholds established in the merger agreement, Bridge Street may terminate the merger agreement unless Alliance elects to increase the number of shares of Alliance stock it will exchange for Bridge Street stock.

We expect that the merger will generally be tax-free with respect to any Alliance common stock that Bridge Street stockholders receive and will generally be taxable with respect to any cash that they receive. Bridge Street’s common stock is traded on the Nasdaq Capital Market under the symbol “OCNB.” On July 25, 2006, the closing sale price of Bridge Street’s common stock was $     , as reported on the Nasdaq Capital Market. Alliance’s common stock trades on the Nasdaq National Market under the trading symbol “ALNC.” On July 25, 2006 the closing sale price of Alliance’s common stock was $     , as reported on the Nasdaq National Market.

The stockholders of both companies must approve the merger proposal in order for the merger to be completed. Both Alliance and Bridge Street have scheduled special meetings for their respective stockholders to vote on the merger proposal. Each company’s board of directors unanimously recommends that its stockholders vote “FOR” the merger proposal.

This document serves two purposes. It is the proxy statement being used by both the Board of Directors of Bridge Street and the Board of Directors of Alliance to solicit proxies for use at their stockholder meetings. It is also the prospectus of Alliance regarding the Alliance common stock to be issued to Bridge Street stockholders if the merger is completed. This document describes the merger in detail and includes a copy of the merger agreement as Appendix A.

The dates, times and places of the meetings of stockholders are as follows:

ALLIANCE STOCKHOLDERS:	BRIDGE STREET STOCKHOLDERS:
Wednesday, September 20, 2006 10:00 a.m., local time	Wednesday, September 20, 2006 4:00 p.m., local time
120 Madison Street, 18th Floor Syracuse, New York 13202	EconoLodge 70 East First Street Oswego, New York 13126

Only stockholders of record as of July 24, 2006 are entitled to attend and vote at the respective meetings of stockholders. This document describes the meetings of stockholders, the merger, the documents related to the merger, and matters related to Bridge Street and Alliance. Please read this entire document carefully, including the section discussing risk factors beginning on page 23. You can also obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.

Your vote is very important.  Whether or not you plan to attend your company’s meeting of stockholders, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger proposal and the other proposals being considered at the meeting of stockholders. If you do not return the proxy card, it will have the same effect as a vote against the merger proposal.

Jack H. Webb	Gregory J. Kreis
President and Chief Executive Officer	President and Chief Executive Officer
Alliance Financial Corporation	Bridge Street Financial, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This joint proxy statement/prospectus is dated August 4, 2006 and is first being mailed to stockholders of Alliance and Bridge Street on or about August 4, 2006.

REFERENCE TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Alliance Financial Corporation and Bridge Street Financial, Inc. from documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 88. This information is available to you without charge upon your written or oral request. You can obtain documents related to Alliance Financial Corporation and Bridge Street Financial, Inc. that are incorporated by reference into this joint proxy statement/prospectus, without charge, from the SEC’s Web site (www.sec.gov) or by requesting them in writing or by telephone from the appropriate company.

Alliance Financial Corporation 120 Madison Street, 18th Floor Syracuse, New York 13202 (315) 475-6710 Attn: Joseph M. Russo www.alliancebankna.com	Bridge Street Financial, Inc. 300 State Route 104 Oswego, New York 13126 (315) 343-4100 Attn: Mary E. Lilly www.ocnb.com

All website addresses given in this joint proxy statement/prospectus are for information only and are not intended to be an active link or to incorporate any Web site information into this joint proxy statement/prospectus.

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this joint proxy statement/prospectus.

In order to receive timely delivery of requested documents in advance of the special meetings, you should make your request no later than September 1, 2006.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Alliance Financial Corporation (File No. 333-135141), constitutes a prospectus of Alliance Financial Corporation under Section 5 of the Securities Act of 1933, which we refer to as the Securities Act, with respect to the Alliance Financial Corporation common stock to be issued to Bridge Street Financial, Inc. stockholders as required by the merger agreement. This document also constitutes a joint proxy statement under Section 14(a) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting of Alliance Financial Corporation stockholders, at which Alliance Financial Corporation’s stockholders will be asked to consider and vote upon and approve the merger proposal, and a notice of meeting with respect to the special meeting of Bridge Street Financial, Inc. stockholders, at which Bridge Street Financial, Inc. stockholders will be asked to consider and vote upon and approve the merger proposal.

APPENDICES

A.	Agreement and Plan of Merger by and between Alliance Financial Corporation and Bridge Street Financial, Inc. dated as of April 23, 2006	A-1
B.	Opinion of Keefe Bruyette & Woods, Inc.	B-1
C.	Opinion of Austin Associates, LLC.	C-1
D.	Section 262 of the Delaware General Corporation Law	D-1

ALLIANCE FINANCIAL CORPORATION
120 Madison Street
18th Floor
Syracuse, New York 13202

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Alliance Financial Corporation, a New York corporation, will hold a special meeting of stockholders at its offices at 120 Madison Street, 18th Floor Syracuse, New York 13202 on September 20, 2006] at 10:00 a.m., local time, for the following purposes:

1. To consider and vote on the Agreement and Plan of Merger, dated as of April 23, 2006, between Alliance Financial Corporation and Bridge Street Financial, Inc., and the transactions contemplated in the merger agreement pursuant to which Bridge Street Financial, Inc. will merge with and into Alliance Financial Corporation with Alliance Financial Corporation being the surviving corporation.

2. To authorize the board of directors, in its discretion, to vote upon such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting, including, without limitation, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies to approve the merger proposal.

We more fully describe the merger and the other proposal in the attached joint proxy statement/prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Appendix A to the accompanying joint proxy statement/prospectus.

We have fixed the close of business on July 24, 2006 as the record date for determining the stockholders of Alliance Financial Corporation entitled to vote at the Alliance Financial Corporation special meeting of stockholders and any adjournments or postponements of the special meeting. Only holders of record of Alliance Financial Corporation common stock at the close of business on that date are entitled to notice of and to vote at the Alliance Financial Corporation special meeting.

The board of directors of Alliance Financial Corporation unanimously recommends that you vote “FOR” the merger proposal and the transactions contemplated in the merger agreement. The affirmative vote of two-thirds of the outstanding shares of Alliance Financial Corporation common stock entitled to vote at the special meeting is required to approve the merger proposal and transactions contemplated therein. The board of directors of Alliance Financial Corporation also unanimously recommends that you vote “FOR” the authorization of the board of directors to adjourn the Alliance Financial Corporation special meeting of stockholders or vote on other matters properly brought before the special meeting.

The board of directors of Alliance Financial Corporation requests that you complete, sign and mail the enclosed proxy card promptly in the enclosed postage-paid envelope. You may revoke any proxy that you deliver prior to the Alliance Financial Corporation special meeting of stockholders by delivering a letter addressed to the Secretary of Alliance Financial Corporation stating that you have revoked your proxy or by delivering a later dated proxy. Stockholders of record of Alliance Financial Corporation common stock who attend the Alliance Financial Corporation special meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of the Board of Directors,
Alliance Financial Corporation

Judy A. Schultz
Secretary

Syracuse, New York
August 4, 2006

BRIDGE STREET FINANCIAL, INC.
300 State Route 104
Oswego, New York 13126

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Bridge Street Financial, Inc., a Delaware corporation, will hold a special meeting of stockholders at its offices at the EconoLodge, 70 East First Street, Oswego, New York 13126, on September 20, 2006, at 4:00 p.m., local time, for the following purposes:

1. To consider and vote on the Agreement and Plan of Merger, dated as of April 23, 2006, between Alliance Financial Corporation and Bridge Street Financial, Inc., and the transactions contemplated in the merger agreement pursuant to which Bridge Street Financial, Inc. will merge with and into Alliance Financial Corporation with Alliance Financial Corporation being the surviving corporation.

2. To authorize the board of directors, in its discretion, to vote upon such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting, including, without limitation, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies to approve the merger proposal.

We more fully describe the merger and the other proposal in the attached joint proxy statement/prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Appendix A to the accompanying joint proxy statement/prospectus.

We have established July 24, 2006 as the record date for determining the stockholders entitled to notice of and to vote at the Bridge Street Financial, Inc. special meeting and any adjournments or postponements of the special meeting. Only record holders of Bridge Street Financial, Inc. common stock as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting.

The Bridge Street Financial, Inc. board of directors unanimously recommends that you vote “FOR” the merger proposal and the transactions contemplated in the merger agreement. The affirmative vote of a majority of the outstanding shares of Bridge Street Financial, Inc. common stock entitled to vote at the special meeting is required to approve the merger proposal and transactions contemplated therein.

The Bridge Street Financial, Inc. board of directors requests that you complete, sign and mail the enclosed proxy card promptly in the enclosed postage-paid envelope. You may revoke any proxy that you deliver prior to the Bridge Street Financial, Inc. special meeting of stockholders by delivering a letter addressed to the Secretary of Bridge Street Financial, Inc. stating that you have revoked your proxy or by delivering a later dated proxy. Stockholders of record of Bridge Street Financial, Inc. common stock who attend the Bridge Street Financial, Inc. special meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of the Board of Directors,
Bridge Street Financial, Inc.
Gregory J. Kreis
President and Chief Executive Officer

Oswego, New York
August 4, 2006

QUESTIONS AND ANSWERS ABOUT THE VOTING
PROCEDURES FOR THE STOCKHOLDER MEETINGS

Q:	What do I need to do now?

A:	After you have carefully read this joint proxy statement/prospectus, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the Alliance special meeting or the Bridge Street special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will count as a vote in favor of the merger proposal and the other proposals to be voted on at the meeting of the company in which you hold shares.

Q:	What will I receive in the merger?

A:	If the merger proposal is approved and the merger is subsequently completed, each share of Bridge Street common stock (other than shares that are (i) owned by Alliance prior to the effective time of the merger (other than shares held in a fiduciary capacity or in connection with debts previously contracted), (ii) held in a trust under Bridge Street restricted stock plans but not subject to an award of Bridge Street restricted stock, (iii) held in treasury by Bridge Street, and (iv) held by dissenting stockholders) will be converted into the right to received (a) 0.7547 shares of Alliance common stock, (b) $23.06 in cash, without interest or (c) a combination thereof. Bridge Street Stockholders will have the opportunity to elect the form of consideration to be received for your shares (all stock, all cash, or a combination thereof), subject to allocation procures set forth in the merger agreement which are intended to ensure that 25% of the outstanding shares of Bridge Street common stock will be converted into cash. Therefore, the ability to receive stock, cash or a combination thereof will depend on the elections of other Bridge Street stockholders. If the price of Alliance’s common stock falls below thresholds established in the merger agreement, Bridge Street may terminate the merger agreement unless Alliance decides to increase the exchange ratio.

Q:	What happens to future dividends?

A:	Before the merger takes place, Bridge Street expects to continue to pay regular quarterly cash dividends on its common stock, which currently are $0.09 per share. Bridge Street will coordinate with Alliance regarding the payment and declaration of a dividend in the quarter during which the closing will take place so that the holders of Bridge Street common stock will not receive dividends on both Bridge Street common stock and Alliance common stock received in the merger during such quarter. After the merger, any dividends will be based on what Alliance pays. Alliance presently pays dividends at a quarterly dividend rate of $0.22 per share of Alliance common stock, which is equivalent to approximately $0.17 per share of Bridge Street common stock, assuming a 0.7547 share exchange ratio.

Q:	How many votes are needed to approve the merger?

A:	Two-thirds of the outstanding shares of Alliance’s common stock and a majority of Bridge Street common stock must be voted in favor of the merger agreement in order for it to be adopted and for the merger to be approved. Accordingly, the failure to vote on this proposal will have the same effect as a vote against the proposal.

The directors and certain executive officers of Bridge Street individually have entered into an agreement with Alliance to vote their shares of Bridge Street common stock in favor of the merger agreement and against any competing proposal. These stockholders hold approximately 8.3% of Bridge Street’s outstanding common stock as of June 30, 2006.

Q:	Why is my vote important?

A:	If you do not return your proxy card at or prior to the appropriate stockholder meeting, it will be more difficult for Alliance and Bridge Street to obtain the necessary quorum to hold their stockholder meetings. In addition, if you fail to vote, by proxy or in person, it will have the same effect as a vote against the merger agreement. The merger agreement must be approved by the holders of two-thirds of the outstanding shares of Alliance common stock entitled to vote at the Alliance special meeting and by the holders of a majority of the outstanding shares of Bridge Street common stock entitled to vote at the Bridge Street special meeting.

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Q:	How do I vote?

A:	You can vote by mail. You will need to complete, sign, date and return your proxy card in the postage-paid envelope provided. You can also vote in person at your company’s stockholder meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you on the merger proposal. Your broker will vote your shares on the merger proposal only if you provide instructions on how to vote. You should follow the directions provided by your broker.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker how to vote your shares on the merger proposal and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at your company’s stockholder meeting, but it will have the same effect as a vote against the merger proposal.

Q:	I own shares of both Bridge Street and Alliance. Should I only vote once?

A:	No. If you own shares of stock of both companies, you will receive separate proxy cards for each stockholder meeting. It is important that you vote at both stockholder meetings, so please complete, sign, date and return both proxy cards as instructed.

Q:	Can I attend the stockholder meeting and vote my shares in person?

A:	Yes. All stockholders are invited to attend their company’s stockholder meeting. Stockholders of record can vote in person at the stockholder meeting. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote in person at the stockholder meeting.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. If you have not voted through your broker, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to the Secretary of the company in which you hold shares stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the stockholder meeting. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Q:	I am a Bridge Street stockholder. Should I send in my Bridge Street stock certificates now?

A:	No. You should not send in your stock certificates at this time. We will separately send you an election form with instructions for exchanging your Bridge Street stock certificates.

Q:	I am an Alliance stockholder. Do I need to do anything with my Alliance stock certificates?

A:	No. Alliance stockholders will not exchange their certificates in the merger. The certificates currently representing shares of Alliance common stock will represent an equal number of shares of common stock of the combined company after the merger.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger on or about October 6, 2006. However, we cannot assure you when or if the merger will occur. We must first obtain the approvals of stockholders of both Alliance and Bridge Street and all necessary regulatory approvals.

Q:	Whom should I call with questions?

A:	Alliance stockholders should call Joseph M. Russo at (315) 475-6710 with questions or to obtain additional copies of this document. Bridge Street stockholders should call Gregory J. Kreis at (315) 343-4100 with questions or to obtain additional copies of this document.

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SUMMARY

This is a summary of certain information regarding the proposed merger and the stockholder meetings to vote on the merger agreement contained in this document. It does not contain all of the information that may be important to you. We urge you to carefully read the entire document, including the appendices, and all of the documents to which this joint proxy statement/prospectus refers before deciding how to vote. See “Where You Can Find More Information” beginning on page 88. Unless we have stated otherwise, all references in this joint proxy statement/prospectus to Alliance are to Alliance Financial Corporation, all references to Bridge Street are to Bridge Street Financial, Inc., all references to Alliance Bank are to Alliance Bank, N.A., and all references to the merger agreement are to the Agreement and Plan of Merger by and between Alliance Financial Corporation and Bridge Street Financial, Inc., dated April 23, 2006, a copy of which is attached as Appendix A to this document.

What This Document Is About

The boards of directors of Alliance Financial Corporation and Bridge Street Financial, Inc. have approved the merger agreement between Alliance and Bridge Street pursuant to which Bridge Street will merge with and into Alliance. The merger cannot be completed unless the stockholders of both companies approve the merger agreement. Alliance’s stockholders will vote on the merger agreement and the authorization of the board of directors to adjourn the special meeting or vote on other matters properly brought before the special meeting. Bridge Street’s stockholders will vote on the merger agreement and the authorization of the board of directors to adjourn the special meeting or vote on other matters properly brought before the special meeting. This document is the proxy statement being used by both the Board of Directors of Bridge Street and the Board of Directors of Alliance to solicit proxies for use at their stockholder meetings. It is also the prospectus of Alliance regarding the Alliance common stock to be issued to Bridge Street stockholders if the merger is completed.

The Alliance Special Meeting

Date, Time and Place	Alliance will hold a special meeting of stockholders on Wednesday, September 20, 2006 at 10:00 a.m., local time, at 120 Madison Street, 18th Floor, Syracuse, New York 13202.

Record Date	July 24, 2006.

Shares Entitled to Vote	3,577,254 shares of Alliance common stock were outstanding on the record date and entitled to vote at the Alliance special meeting.

Purpose of the Special Meeting	To consider and vote on the merger agreement and to authorize the board of directors to adjourn the special meeting or to vote on other matters properly brought before the special meeting.

Vote Required	Two-thirds of the outstanding shares of Alliance common stock entitled to vote must be voted in favor of the merger agreement for it to be adopted. The authorization of the board of directors to adjourn the special meeting or vote on other matters properly brought before the special meeting requires approval by a majority of the votes cast, without regard to broker non-votes or proxies marked “Abstain.”

As of the record date, the directors and executive officers of Alliance beneficially owned shares, or approximately % of the outstanding shares, of Alliance common stock, and all of them have indicated their intention to vote their shares in favor of the merger agreement.

The Board of Directors of Alliance Recommends You Vote in Favor of the Proposals	Alliance’s directors have unanimously approved the merger agreement and unanimously recommend that Alliance stockholders vote

“FOR” the merger agreement and “FOR” the authorization of the board of directors to adjourn the Alliance special meeting of stockholders or to vote on other matters properly brought before the special meeting.

The Bridge Street Special Meeting

Date, Time and Place	Bridge Street will hold a special meeting of stockholders on Wednesday, September 20, 2006, at 4:00 p.m., local time, at the EconoLodge, 70 East First Street, Oswego, New York 13126.

Record Date	July 24, 2006.

Shares Entitled to Vote	2,315,814 shares of Bridge Street common stock were outstanding on the record date and entitled to vote at the Bridge Street special meeting.

Purpose of the Special Meeting	To consider and vote on the merger agreement and to authorize the board of directors to adjourn the special meeting or to vote on other matters properly brought before the special meeting.

Vote Required	A majority of the outstanding shares of Bridge Street common stock entitled to vote must be voted in favor of the merger agreement for it to be approved. The authorization of the board of directors to adjourn the special meeting or vote on other matters properly brought before the special meeting requires approval by a majority of votes cast, without regard to broker non-votes or proxies marked “Abstain.”

As of the record date, directors and executive officers of Bridge Street beneficially owning 190,892 shares, or approximately 8.3% of the outstanding shares, of Bridge Street common stock, have indicated their intention to vote their shares in favor of the merger agreement.

The Board of Directors of Bridge Street Recommends You Vote in Favor of the Proposals	Bridge Street’s directors have unanimously approved the merger agreement and unanimously recommend that Bridge Street stockholders vote “FOR” the merger agreement and “FOR” the authorization of the board of directors to adjourn the Bridge Street special meeting of stockholders or to vote on other matters properly brought before the special meeting.

The Companies

Alliance	Alliance, a New York corporation, is the holding company of Alliance Bank, N.A. Alliance Bank is a national bank that operates 20 customer service offices in central New York. The Federal Deposit Insurance Corporation insures its deposits. At March 31, 2006, Alliance had $1.0 billion in total consolidated assets. Alliance’s principal executive offices are located at 120 Madison Street, 18th Floor, Syracuse, New York 13202. Alliance’s telephone number is (315) 475-2100.

Bridge Street	Bridge Street, a Delaware corporation, is the holding company of Oswego County National Bank. Oswego County National Bank is a national bank that operates seven customer service offices in Oswego and Onondaga Counties, New York. At March 31, 2006, Bridge Street had $227.4 million in total consolidated assets. Bridge Street’s principal executive offices are located at 300 State Route 104, Oswego, New York 13126. Bridge Street’s telephone number is (315) 343-4100.

The Merger

General Description	Bridge Street will merge with and into Alliance, with Alliance as the surviving entity. The parties anticipate completing the merger in the fourth quarter of 2006. A copy of the merger agreement is attached as Appendix A to this document and is incorporated in this document by reference.

Consideration Payable to Bridge Street Stockholders	Bridge Street stockholders (other than Alliance) will be offered the opportunity to elect to receive merger consideration in the form of $23.06 per Bridge Street share in cash, 0.7547 shares of Alliance common stock per Bridge Street share, or a combination of cash and Alliance common stock in exchange for each of their shares of Bridge Street common stock. All elections will be subject to the allocation and proration procedures described in the merger agreement. These procedures are intended to ensure that 75% of Bridge Street’s outstanding common stock will be exchanged for shares of Alliance common stock and 25% of Bridge Street’s outstanding common stock will be exchanged for cash (other than shares held by Alliance prior to the effective time of the merger, which will be cancelled). Therefore, regardless of a Bridge Street stockholder’s election, a Bridge Street stockholder may actually receive a combination of cash and shares of Alliance common stock for his or her Bridge Street shares that is different than what the stockholder elected, depending on the elections made by other Bridge Street stockholders.

Election of Cash or Stock Consideration	No more than 40 business days and no less than 20 business days before the expected date of completion of the merger, Alliance will send an election form and transmittal material for surrendering shares to Bridge Street stockholders that they may use to indicate their preference to receive cash, Alliance common stock or a combination of cash and Alliance common stock, or whether they have no preference regarding the consideration they would like to receive for your shares of Bridge Street common stock.

BRIDGE STREET STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES AT THIS TIME.

The merger agreement contains allocation and proration provisions that are designed to ensure that 75% of Bridge Street’s outstanding common stock will be exchanged for shares of Alliance common stock 25% of Bridge Street’s outstanding common stock will be exchanged for cash (other than shares held by Alliance prior to the effective time of the merger, which will be cancelled).

Therefore, if the holders of more than 75% of Bridge Street’s common stock elect to receive shares of Alliance common stock for their Bridge Street shares, the amount of Alliance common stock that each such stockholder would receive from Alliance will be reduced on a pro rata basis. As a result, these Bridge Street stockholders will receive cash consideration for any Bridge Street shares for which they do not receive Alliance common stock.

Similarly, if the holders of more than 25% of Bridge Street’s common stock elect to receive cash for their Bridge Street shares, the amount of cash that each such stockholder would receive from Alliance will be reduced on a pro rata basis. As a result, such stockholders will receive Alliance common stock for any Bridge Street shares for which they do not receive cash.

THE DEADLINE FOR RETURNING THE ELECTION FORM IS 5 P.M. EASTERN TIME, ON THE 30th CALENDAR DAY FOLLOWING THE MAILING DATE OF THE ELECTION FORM, NOT INCLUDING THE DATE OF MAILING, UNLESS BRIDGE STREET AND ALLIANCE MUTUALLY AGREE UPON ANOTHER DEADLINE DATE. BRIDGE STREET STOCKHOLDERS MUST INCLUDE THEIR BRIDGE STREET STOCK CERTIFICATE(S) WITH THEIR ELECTION FORM IN ORDER FOR THEIR ELECTION TO BE EFFECTIVE. IF THEY DO NOT MAKE AN ELECTION PRIOR TO THE ELECTION DEADLINE, THEY WILL BE ALLOCATED EITHER CASH OR ALLIANCE COMMON STOCK, OR A COMBINATION OF CASH AND ALLIANCE COMMON STOCK, DEPENDING ON THE ELECTIONS MADE BY OTHER BRIDGE STREET STOCKHOLDERS.

Cash in Lieu of Fractional Shares	Bridge Street stockholders will not receive fractional shares of Alliance common stock in the merger. Instead, they will receive, without interest, a cash payment equal to the fractional share interest they otherwise would have received, multiplied by the value of a share of Alliance common stock. For this purpose, a share of Alliance common stock will be valued at the average of its daily closing sales prices during the five consecutive trading days immediately preceding the completion date of the merger.

Dissenters’ Rights for Bridge Street Stockholders	Under the Delaware General Corporation Law, holders of Bridge Street common stock have the right to obtain an appraisal of the value of their shares of Bridge Street common stock in connection with the merger. To perfect appraisal rights, a Bridge Street stockholder must not vote for the adoption of the merger agreement and must strictly comply with all of the procedures required under Section 262 of the Delaware General Corporation Law. We have included a copy of Section 262 of the Delaware General Corporation Law as Appendix D to this document.

Differences in the Rights of Stockholders	The rights of Bridge Street stockholders who continue as Alliance stockholders after the merger will be governed by the certificate of incorporation and bylaws of Alliance rather than the certificate of incorporation and bylaws of Bridge Street. These rights will be governed by the laws of New York, as the state of Alliance’s incorporation, rather than the laws of Delaware, the state where Bridge Street is organized.

Federal Income Tax Consequences of the Merger	Alliance and Bridge Street will not be required to complete the merger unless Bridge Street receives a legal opinion to the effect that the merger constitutes a tax-free reorganization for United States federal income tax purposes. We expect that, for United States federal income tax purposes, Bridge Street stockholders will generally not recognize any taxable gain or loss with respect to the exchange of their Bridge Street shares if they receive only Alliance common stock (except for cash received in lieu of any fractional shares). Bridge Street stockholders who receive only cash in exchange for their Bridge Street common stock, will recognize a taxable gain or loss in an amount equal to the difference between the amount of cash received and the tax basis in the shares of Bridge Street common stock exchanged.

Bridge Street stockholders who receive a combination of Alliance common stock and cash in exchange for their shares of Bridge Street common stock, will generally recognize a taxable gain (but not loss) in an amount equal to the lesser of:

(a) the excess, if any of:

(1) the sum of the cash and the fair market value of the Alliance common stock received; over

(2) the tax basis in the Bridge Street common stock exchanged in the merger; or

(b) the cash received in the merger.

The tax basis in the Alliance common stock that Bridge Street stockholders receive in the merger will equal their tax basis in the Bridge Street common stock they exchange in the merger, increased by the amount of any taxable gain they recognize in the merger.

The holding period for the Alliance common stock that Bridge Street stockholders receive in the merger will include the respective holding periods for the shares of Bridge Street common stock that they exchange in the merger.

If Bridge Street stockholders acquired different blocks of shares of Bridge Street common stock at different times and at different prices, any taxable gain or loss they recognize will be determined separately with respect to each block of shares of Bridge Street common stock, and the cash and Alliance common stock they receive will be allocated pro rata to each such block of Bridge Street common stock. In addition, their basis and holding period in their Alliance common stock may be determined with reference to each block of Bridge Street common stock exchanged.

BRIDGE STREET STOCKHOLDERS ARE URGED TO READ THE MORE COMPLETE DESCRIPTION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER ON PAGE 74 AND TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM.

Treatment of Bridge Street Stock Options	Prior to the effective time of the merger, all outstanding and unexercised options to acquire Bridge Street common stock will be terminated and the holders of those options will receive from Bridge Street a cash payment equal $23.06 per share underlying their options minus the exercise price per share.

Reselling the Alliance Common Stock You Receive in the Merger	The shares of Alliance common stock to be issued in the merger will be registered under the Securities Act of 1933 and except as noted below, stockholders may freely transfer those shares after they receive them. Certain of Bridge Street’s directors, executive officers and others may be deemed “affiliates” of Bridge Street, and will enter into agreements with Alliance restricting their ability to transfer the shares they will receive in the merger.

Reasons for the Merger	Alliance identified Bridge Street as a merger candidate that would add to its franchise by expanding its banking operations in central New York State. The Board of Directors of Alliance believes the merger is fair to Alliance.

Bridge Street entered into the merger agreement at the conclusion of a process in which Bridge Street determined that a merger with Alliance was in the best interests of its stockholders. The Board of Directors of Bridge Street believes that the merger is fair to Bridge Street stockholders.

Opinion of Alliance’s Financial Advisor	Keefe Bruyette & Woods, Inc. (“KBW”), Alliance’s financial advisor, rendered its written opinion to Alliance’s board of directors that, based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration to be paid by Alliance in the merger with Bridge Street was fair to Alliance.

A copy of the full text of KBW’s opinion, dated April 23, 2006, which discusses the assumptions made, factors considered and limitations upon the review undertaken by KBW in rendering its opinion, is included as Appendix B to this joint proxy statement/prospectus. For information on how KBW arrived at its opinion, see page 55. Holders of Alliance common stock are encouraged to carefully read KBW’s opinion in its entirety. KBW provided its opinion for the information and assistance of Alliance’s board of directors in connection with its consideration of the merger with Bridge Street. KBW’s opinion is not intended to be and does not constitute a recommendation to any holder of Alliance common stock as to how such holder should vote in connection with the merger transaction.

Alliance has agreed to pay KBW a fee for its services, including its fairness opinion, a substantial portion of which is payable upon completion of the merger.

Opinion of Bridge Street’s Financial Advisor	Austin Associates, LLC, Bridge Street’s financial advisor, has rendered its written opinion to Bridge Street’s board of directors that, based upon and subject to the assumptions made, matters considered and qualifications and limitations stated in its opinion, the consideration to be received by Bridge Street’s stockholders in the merger with Alliance is fair to them from a financial point of view. Holders of Bridge Street common stock are encouraged to carefully read Austin Associates’ opinion in its entirety. A copy of the full text of Austin Associates’ fairness opinion is included as Appendix C to this joint proxy statement/prospectus. For information on how Austin Associates arrived at its opinion, see page 47. Austin Associates’ opinion is not intended to be and does not constitute a recommendation to any holder of Bridge Street common stock as to how such holder should vote in connection with the merger transaction.

Bridge Street has agreed to pay Austin Associates a fee for its services, including its fairness opinion, a substantial portion of which is payable upon completion of the merger.

Interests of Bridge Street’s Directors and Officers in the Merger	Some of Bridge Street’s directors and executive officers have financial interests in the merger in addition to their interests as stockholders. The Alliance and Bridge Street boards of directors considered these interests in deciding to approve the merger agreement.

Alliance has agreed that Deborah Stanley, Chair of the Board of Directors of Bridge Street, and one other current director of Bridge Street will become directors of Alliance and Alliance Bank when the merger is completed.

Gregory J. Kreis, who is currently Bridge Street’s President and Chief Executive Officer, will be appointed Region Executive of Alliance Bank upon the completion of the merger. In addition to other benefits, Mr. Kreis has entered into an employment agreement with Alliance Bank, effective upon the closing of the merger, that provides for payment of an annualized salary of $250,000 for a period of four months and payments for his three-year covenant not to compete with Alliance Bank totaling $775,000.

Mr. Kreis will also be entitled to receive monthly payments under a supplemental retirement income agreement equal to approximately $152,000 per year over the longer of 180 months or the remainder of his life (a benefit that would otherwise have been payable upon his retirement at age 65).

Three other Bridge Street executive officers will be entitled to receive change-of-control payments in connection with the completion of the merger valued at approximately $301,000 in aggregate.

Each non-employee director of Bridge Street will receive 120 monthly payments, each equal to the projected value of 75% of the highest three-year average of projected monthly fees established as of March 2000 (except for the payments to Mr. Seifter and Richard McKean, which were established as of January 2002 and May 2003, respectively) which payments would have otherwise been payable after retirement following ten years of service. As of June 30, 2006, the gross total payment obligation of this plan in aggregate upon a change of control was $1,462,000.

Each non-employee director will also receive an accelerated payout of his or her account balance under the Oswego County National Bank Voluntary Deferred Compensation Plan for Directors, under which directors have deferred all or part of their directors’ fees to defer taxation on such amounts. Approximately $1,214,000 was credited to this plan as of June 30, 2006.

The vesting of all unvested stock options and unvested restricted stock granted under the equity plans of Bridge Street prior to the consummation of the merger are valued at approximately $299,000 for

Mr. Kreis, $24,000 for Eugene Sunderhaft, Senior Vice President and Treasurer of Bridge Street, $48,000 for all other officers as a group (2 persons) and $358,000 for all non-employee directors as a group (7 persons).

Employees participating in the Bridge Street employee stock ownership plan (including Bridge Street officers) shall share in the allocation under the Bridge Street employee stock ownership plan of any surplus amounts following termination of the employee stock ownership plan and the repayment of the outstanding employee stock ownership plan loan balances upon consummation of the merger. It is anticipated that approximately $634,000 in aggregate will be allocated to the accounts of participating Bridge Street employees.

Alliance has agreed to indemnify the directors and officers of Bridge Street against certain liabilities for a six-year period following the completion of the merger.

Conditions to the Merger	Completion of the merger is contingent on a number of conditions, including regulatory approvals and approval of the merger agreement by Alliance and Bridge Street stockholders at the stockholder meetings.

Regulatory Approvals	The merger is subject to the approval of the Comptroller of the Currency (“OCC”) and the Federal Reserve Bank of New York (the “FRB”). Alliance has filed the applications required to obtain the necessary regulatory approvals. As of the date of this document, Alliance has received the conditional approval of the OCC and also has a waiver request pending before the FRB. Approval does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Bridge Street stockholders or Alliance stockholders.

Terminating the Merger Agreement	Bridge Street will be required to pay Alliance a termination fee in the amount of $2.2 million if, among other things, in connection with Bridge Street’s receipt of a superior proposal (as defined in the merger agreement), Bridge Street (i) enters into an acquisition agreement with respect to such superior proposal, (ii) terminates the merger agreement, or (iii) withdraws or adversely modifies its recommendation of the merger agreement.

Additionally, if the average of the daily closing sales prices of Alliance common stock for the ten consecutive trading days immediately preceding the first date on which all regulatory approvals have been received is less than $25.9165 and the decline in value of Alliance common stock relative to the change in value of an index of financial institution holding companies over a similar period exceeds 15%, then Bridge Street can terminate the merger agreement unless Alliance increases the consideration to be received by the holders of Bridge Street common stock in accordance with formula agreed to in the merger agreement. See Section 11.1.9 of the merger agreement for the specific formula referenced above. Bridge Street will not be required to pay the termination fee in this circumstance.

Amending the Merger Agreement	The merger agreement may be amended by the written consent of Alliance and Bridge Street at any time prior to the completion of the merger, provided that after the approval by the Bridge Street stockholders of the transactions contemplated by the merger agreement, there may not be, without further approval of the Bridge Street stockholders, any amendment to the merger agreement that reduces the amount or value, or changes the form of, the merger consideration to be delivered to the Bridge Street stockholders.

Purchase Accounting Treatment of the Merger	Alliance will account for the merger utilizing the purchase method of accounting for financial reporting purposes.

Bridge Street has Agreed Not to Solicit Alternative Transactions	In the merger agreement, Bridge Street has agreed not to initiate, solicit or knowingly encourage, negotiate with, or provide any information to any person other than Alliance concerning an acquisition transaction involving Bridge Street or Oswego County National Bank. This restriction may deter other potential acquirors of control of Bridge Street. However, Bridge Street may take certain of these actions if its board of directors determines that it should do so in order to fulfill its fiduciary duties. This determination by the Board of Directors of Bridge Street must be made after the Board of Directors Bridge Street consults with its legal counsel.

Employee Stock Ownership Plan	The Bridge Street Financial Employee Stock Ownership Plan will be terminated upon completion of the merger. In connection with the termination, Bridge Street or Alliance will request a determination from the Internal Revenue Service that the plan is tax-qualified at the time of termination. Subsequent to receipt of that determination, the plan assets will be distributed to participants.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF
ALLIANCE FINANCIAL CORPORATION

The following tables set forth selected historical financial and other data of Alliance for the periods and at the dates indicated. The information is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Alliance incorporated by reference elsewhere in this joint proxy statement/prospectus. The information at and for the three months ended March 31, 2006 and 2005 is unaudited. However, in the opinion of management of Alliance, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended March 31, 2006 and March 31, 2005 are not necessarily indicative of the results that may be expected for future periods.

	At or for the Three
	Months Ended March 31,		At or for the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollar and share amounts in thousands, except per share data)

Selected financial condition data:
Total assets	$999,998	$909,160	$980,421	$893,934	$826,255	$774,950	$692,871
Net loans & leases	661,108	535,534	649,126	520,833	472,986	414,369	378,631
Investment securities	259,110	303,310	267,494	319,758	299,031	308,806	265,319
Deposits	783,501	679,866	739,118	623,121	561,400	546,653	499,292
Borrowings	136,504	153,589	160,739	192,164	188,793	154,667	132,425
Stockholders’ equity	$69,641	$67,634	$69,571	$68,896	$66,153	$62,953	$53,463
Common shares outstanding	3,571	3,593	3,565	3,572	3,535	3,454	3,447
Selected operations data:
Interest income	$12,709	$10,616	$46,425	$41,002	$40,158	$42,841	$43,124
Interest expense	6,174	3,813	19,336	12,684	12,827	15,944	19,965
Net interest income	6,535	6,803	27,089	28,318	27,331	26,897	23,159
Provision for loan and lease losses	1,000	(544)	144	984	2,349	1,895	2,455
Net interest income after provision for loan and lease losses	5,535	7,347	26,945	27,334	24,982	25,002	20,704
Noninterest income	4,031	2,949	14,156	9,006	9,689	6,796	6,991
Operating expense	7,823	7,615	31,440	27,159	23,868	22,536	19,967
Income before taxes	1,743	2,681	9,661	9,181	10,803	9,262	7,728
Provision for Income taxes	303	667	2,154	1,926	2,792	2,351	1,717
Net income	$1,440	$2,014	$7,507	$7,255	$8,011	$6,911	$6,011
Stock and per share data:
Net income — basic	$0.40	$0.56	$2.09	$2.03	$2.28	$2.00	$1.71
Net income — diluted	0.40	0.55	2.05	2.00	2.23	1.98	1.70
Cash dividends declared	0.22	0.21	0.84	0.84	0.94	0.79	0.85
Book value	19.50	18.82	19.52	19.29	18.72	18.23	15.51
Market price (NASDAQ — ALNC):
High	32.75	32.00	32.55	34.95	38.00	28.81	24.50
Low	30.01	29.00	29.00	26.37	26.70	22.50	17.38
Close	$30.55	$31.17	$32.09	$30.50	$31.93	$27.20	$24.00

	At or for the Three
	Months Ended March 31,		At or for the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollar and share amounts in thousands, except per share data)

Selected financial ratios and other data(1):
Performance ratios:
Return on average assets	0.59%	0.91%	0.80%	0.84%	1.01%	0.93%	0.93%
Return on average equity	8.18%	11.66%	10.75%	10.75%	12.34%	11.96%	11.14%
Return on average tangible equity	9.61%	13.84%	12.52%	n/a	n/a	n/a	n/a
Net interest rate spread	2.65%	3.23%	2.99%	3.49%	3.70%	3.79%	3.63%
Net interest margin	3.04%	3.47%	3.28%	3.69%	3.91%	4.05%	4.05%
As a percentage of average assets:
Noninterest income (net of realized gains)	1.66%	1.35%	1.52%	0.95%	0.91%	0.81%	0.88%
Operating expense	3.23%	3.47%	3.34%	3.15%	3.02%	3.04%	3.08%
Net overhead	1.57%	2.12%	1.82%	2.20%	2.11%	2.23%	2.20%
Efficiency ratio (net of realized gains)	74.09%	78.05%	75.96%	74.33%	69.15%	68.50%	69.20%
Dividend payout ratio	54.24%	37.24%	40.20%	41.31%	41.28%	39.43%	49.15%
Capital ratios:
Total risk-based capital	11.60%	13.72%	11.72%	15.34%	15.93%	14.09%	13.08%
Tier 1 risk-based capital	10.82%	12.81%	10.93%	14.34%	14.70%	12.94%	12.05%
Tier 1 (core) capital	7.43%	8.01%	7.42%	8.70%	8.92%	7.41%	7.53%
Tangible capital	6.07%	6.40%	6.17%	n/a	n/a	n/a	n/a
Ratio of stockholders’ equity to total assets	6.96%	7.44%	7.10%	7.71%	8.01%	8.12%	7.72%
Asset quality ratios:
Total non-accruing loans	$1,614	$531	$1,358	$2,434	$4,177	$853	$736
Other non-performing assets	715	374	276	370	500	737	943
Allowance for loan and lease losses	5,046	4,829	4,960	5,267	6,069	5,019	4,478
Net charge-offs (recoveries)	$914	$(106)	$451	$1,786	$1,299	$1,354	$1,347
Total non-accruing loans to total loans	0.24%	0.10%	0.21%	0.46%	0.87%	0.20%	0.19%
Total non-performing assets to total assets	0.23%	0.10%	0.17%	0.31%	0.57%	0.21%	0.24%
Allowance for loan and lease losses to non-performing loans	222.46%	583.92%	304.67%	191.46%	130.43%	360.56%	329.51%
Allowance for loan and lease losses to total loans	0.76%	0.89%	0.76%	1.00%	1.27%	1.20%	1.17%
Net charge-offs to average loans	0.14%	(0.02)%	0.08%	0.36%	0.29%	0.33%	0.37%
OTHER DATA:
Number of banking centers	20	19	20	19	18	18	19
Full-time equivalent employees	257	306	265	293	276	269	269

(1)	Asset quality ratios and regulatory capital ratios are calculated as of period end. Ratios for the three months ended March 31, 2006 and 2005 are annualized.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF
BRIDGE STREET FINANCIAL, INC.

The following tables set forth selected historical financial and other data of Bridge Street for the periods and at the dates indicated. The information is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Bridge Street incorporated by reference elsewhere in this joint proxy statement/prospectus. The information at and for the three months ended March 31, 2006 and 2005 is unaudited. However, in the opinion of management of Bridge Street, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods, have been made. The selected operating data is presented below for the three months ended March 31, 2006 and 2005 are not necessarily indicative of the results that may be expected for future periods.

	At or for the Three
	Months Ended March 31,		At or for the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollar and share amounts in thousands, except per share data)

Selected financial condition data(1):
Total assets	$227,400	$223,636	$228,504	$218,875	$210,652	$194,923	$162,985
Net loans	149,175	131,348	147,751	133,199	117,584	106,403	103,917
Investment securities	41,018	53,935	43,671	56,098	58,349	39,682	40,302
Deposits	174,033	162,658	174,538	153,247	151,652	145,684	129,183
Borrowings(2)	22,723	27,322	23,464	30,980	24,516	30,065	16,215
Stockholders’ equity	$26,254	$29,785	$26,147	$31,246	$31,288	$16,936	$15,817
Common shares outstanding(3)	2,309	2,558	2,309	2,617	2,668	2,625	2,625
Selected operations data:
Interest income	$2,895	$2,530	$10,802	$9,948	$9,344	$9,752	$10,011
Interest expense	1,072	801	3,598	3,009	3,017	3,820	4,700
Net interest income	1,823	1,729	7,204	6,939	6,327	5,932	5,311
Provision for loan losses	117	116	497	556	445	412	144
Net interest income after provision for loan losses	1,706	1,613	6,707	6,383	5,882	5,520	5,167
Noninterest income	1,211	1,016	5,057	3,392	3,437	2,810	2,005
Operating expense	2,660	2,394	10,404	8,526	8,422	7,068	5,750
Income before taxes	257	235	1,360	1,249	897	1,262	1,422
Provision for income taxes	33	45	177	140	66	177	297
Net income	$224	$190	$1,183	$1,109	$831	$1,085	$1,125
Stock and per share data(1):
Net income — basic	$0.10	$0.08	$0.50	$0.43	$0.32	$0.43	$0.45
Net income — diluted	0.10	0.07	0.49	0.42	0.31	0.42	0.44
Cash dividends declared	0.09	0.07	0.29	0.19	0.16	0.14	0.10
Book value(3)	11.61	11.95	11.59	12.26	12.14	6.63	6.24
Market price (NASDAQ — OCNB(4)):
High	19.23	18.50	19.05	19.01	15.30	14.25	7.00
Low	17.50	17.24	15.75	13.55	10.10	6.00	3.62
Close	$18.50	$17.80	$18.75	$18.70	$14.71	$10.15	$5.71

(1)	All share and per share data prior to the Company’s second step conversion on January 3, 2003 has been restated to reflect the effect of the increased number of shares resulting from the share issuance and exchange resulting from the second step conversion.

(2)	Includes mortgagors’ escrow funds. Includes stock subscription escrow of $15.1 million at December 31, 2002.

(3)	Common shares outstanding include unvested restricted stock and unallocated common stock held by ESOP. Such shares totaled 50,635 and 66,357 at March 31, 2006 and 2005, respectively, and 53,094, 68,391, 89,710, 71,556, and 88,118 at December 31, 2005, 2004, 2003, 2002 and 2001, respectively. These shares are excluded from the calculation of book value per share.

(4)	Traded on OTC Bulletin Board prior to January 3, 2003. Market price information prior to January 3, 2003 reflect inter-dealer bid prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	At or for the Three
	Months Ended March 31,		At or for the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001

Selected financial ratios and other data(1):
Performance ratios:
Return on Average Assets	0.40%	0.35%	0.53%	0.52%	0.41%	0.63%	0.75%
Return on Average Equity	3.41%	2.53%	4.25%	3.54%	2.67%	6.57%	7.33%
Return on Average Tangible Equity	3.86%	2.56%	4.64%	3.58%	2.70%	6.70%	7.44%
Net interest rate spread	3.65%	3.51%	3.63%	3.57%	3.40%	3.72%	3.55%
Net interest margin	4.07%	3.95%	4.03%	3.97%	3.83%	4.13%	4.11%
As a Percentage of Average Assets:
Noninterest income	2.18%	1.89%	2.24%	1.58%	1.71%	1.62%	1.33%
Operating expense	4.78%	4.46%	4.68%	3.97%	4.19%	4.09%	3.82%
Net overhead	2.60%	2.57%	2.44%	2.39%	2.48%	2.47%	2.49%
Efficiency ratio	83.75%	82.58%	81.22%	78.54%	82.93%	77.82%	76.54%
Dividend payout ratio	90%	100%	59%	45%	52%	33%	23%
Capital ratios:
Total risk-based capital	16.8%	20.0%	16.2%	23.1%	24.9%	14.6%	15.7%
Tier 1 risk-based capital	15.8%	19.1%	15.3%	22.1%	24.0%	13.6%	14.8%
Tier 1 (core) capital	10.3%	12.5%	10.3%	14.0%	15.2%	9.5%	10.2%
Tangible capital	10.2%	12.1%	10.2%	n/a	n/a	n/a	n/a
Ratio of stockholders’ equity to total assets	11.55%	13.32%	11.44%	14.28%	14.85%	8.69%	9.70%
Asset quality ratios:
Total non-performing loans	$1,560	$789	$1,030	$1,055	$845	$957	$974
Other non-performing assets	—	33	—	6	126	8	—
Allowance for loan losses	1,438	1,344	1,376	1,352	1,183	1,190	932
Net charge-offs	$56	$124	$473	$387	$452	$154	$333
Total non-performing loans to total loans	1.04%	0.59%	0.69%	0.78%	0.71%	0.89%	0.93%
Total non-performing assets to total assets	0.69%	0.37%	0.45%	0.48%	0.46%	0.49%	0.60%
Allowance for loan losses to non-performing loans	92.18%	170.34%	133.59%	128.15%	140.0%	124.35%	95.69%
Allowance for loan losses to total loans	0.95%	1.01%	0.92%	1.00%	1.00%	1.11%	0.89%
Net charge-offs to average loans	0.15%	0.37%	0.34%	0.31%	0.39%	0.14%	0.35%
Other data:
Number of banking centers	7	7	7	7	8	7	6
Full-time equivalent employees	111	106	110	84	86	75	67

(1)	Asset quality ratios and regulatory capital ratios are calculated as of period end. Ratios for the three months ended March 31, 2006 and 2005 are annualized.

PRO FORMA MERGER DATA

Selected Unaudited Pro Forma Combined Financial Data for Alliance and Bridge Street

The following table shows information about our financial condition and results of operations, including per share data and financial ratios, after giving effect to the merger. This information is called unaudited pro forma financial information in this document. The information under “Selected balance sheet items” in the table below assumes the merger was completed on March 31, 2006. The information under “Combined income statement” in the table below gives effect to the pro forma results for the three months ended March 31, 2006. This pro forma financial information assumes that the merger is accounted for using the purchase method of accounting and represents a current estimate of the financial information based on available financial information of Alliance and Bridge Street. See “Proposal I — The Proposed Merger — Accounting Treatment” on page 78.

The unaudited pro forma combined financial information includes adjustments to reflect the assets and liabilities of Bridge Street at their estimated fair values at or near March 31, 2006. These adjustments are subject to further adjustment as additional information becomes available and as additional analyses are performed. The pro forma financial information is presented for illustrative purposes only and does not include any assumptions regarding the possible impact of revenue enhancements, expense efficiencies, asset dispositions or share repurchases.

The information presented below should be read together with the historical consolidated financial statements of Alliance and Bridge Street, including the related notes, filed by each of them with the Securities and Exchange Commission and together with the consolidated historical financial data for Alliance and Bridge Street and the other pro forma financial information, including the related notes, appearing elsewhere in this document. See “Where You Can Find More Information” on page 88 and “Alliance and Bridge Street Unaudited Pro Forma Financial Information” beginning on page 16. The pro forma financial data are not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

As of or for the Three Months
Ended March 31, 2006
Dollars in thousands

Combined income statement:
Total interest income	$15,529
Total interest expense	7,291

Net interest income	8,238
Provision for loan and lease losses	1,117

Net interest income after provision for loan and lease losses	7,121
Non-interest income	5,242
Operating expense	10,710

Income before taxes	1,653
Income taxes	197

Net income	$1,456

Selected balance sheet items:
Investment securities	$280,373
Total loans and leases (net)	807,674
Total assets	1,238,826
Total deposits	957,603
Borrowings	158,714
Stockholders’ equity	108,139

COMPARATIVE PER SHARE DATA

We present below for Alliance and Bridge Street historical, unaudited pro forma combined and pro forma equivalent per share financial data for the three months ended March 31, 2006. You should read the information below together with the financial statements and related notes of Alliance and Bridge Street that are incorporated by reference in this document and with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Financial Information” beginning on page 16.

As of or for the
Three Months Ended
March 31, 2006

ALLIANCE COMMON STOCK
Book value per share
Historical	$19.50
Pro forma combined	22.17
Cash dividends declared per share
Historical	$0.22
Pro forma combined(a)	0.22
Basic net income per share
Historical	$0.40
Pro forma combined	0.30
Diluted net income per share
Historical	$0.40
Pro forma combined	0.29
BRIDGE STREET
Book value per share
Historical	$11.61
Pro forma equivalent(b)	16.73
Cash dividends declared per share
Historical	$0.09
Pro forma equivalent(b)	0.17
Basic net income per share
Historical	$0.10
Pro forma equivalent(b)	0.23
Diluted net income per share
Historical	$0.10
Pro forma equivalent(b)	0.22

(a)	The Alliance pro forma combined cash dividend declared per share represents historical dividends per share for Alliance.

(b)	The Bridge Street pro forma equivalent per share amounts are calculated by multiplying the Alliance pro forma combined per share amounts by the exchange ratio. In addition, as a result of the mix in the form of consideration paid to Bridge Street stockholders, such stockholders will also receive $23.06 of cash per share for every share in which an election to receive cash is accepted.

ALLIANCE AND BRIDGE STREET
UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of Alliance and Bridge Street may have appeared had the businesses actually been combined as of the date indicated. The unaudited pro forma combined balance sheet at March 31, 2006 assumes the merger was completed on that date. The unaudited pro forma combined income statement for the year ended December 31, 2005 and three months ended March 31, 2006 gives effect to the merger as if the merger had been completed January 1, 2005 and January 1, 2006, respectively. The unaudited pro forma combined financial information shows the impact of the merger on Alliance’s and Bridge Street’s combined financial position and results of operations under the purchase method of accounting with Alliance treated as the acquirer. Under this method of accounting, Alliance will be required to record the assets and liabilities of Bridge Street at their estimated fair values as of the date the merger is completed.

The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Alliance and Bridge Street that are incorporated by reference into this document by reference. See “Where You Can Find More Information” on page 88.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet including fair value estimates.

Unaudited Pro Forma Combined Balance Sheets As of March 31, 2006

	Alliance Financial	Bridge Street	Pro Forma		Pro Forma
	Corporation	Financial, Inc.	Adjustments		Combined
	(Dollars in thousands)

ASSETS
Cash and cash equivalents	$38,082	$10,598	$0		$48,680
Investment securities	259,110	41,018	(19,755	)(9)(13)	280,373
Loans and leases, net	661,108	149,175	(2,609	)(10)	807,674
Bank premises, furniture and equipment	12,594	9,694	(1,515	)(8)	20,773
Goodwill	0	2,219	30,641	(1)	32,860
Intangible assets, net	9,545	1,125	4,666	(1)(12)	15,336
Other assets	19,559	13,571	0		33,130

Total assets	$999,998	$227,400	$11,428		$1,238,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$783,501	174,033	69	(3)	957,603
Borrowings	136,504	22,723	(513	)(4)	158,714
Other liabilities	10,352	4,390	(372	)(2)(5)	14,370

Total liabilities	930,357	201,146	(816)		1,130,687

STOCKHOLDERS’ EQUITY
Common stock	4,000	28	850	(6)(7)	4,878
Additional paid-in-capital	12,114	18,167	9,785	(6)(7)	40,066
Retained earnings	67,405	15,482	(15,482	)(7)	67,405
Accumulated other comprehensive income	(2,182)	(79)	71	(7)	(2,190)
Unallocated common stock held by ESOP	0	(93)	93	(7)	0
Less: cost of treasury stock	(11,696)	(7,251)	16,927	(9)(7)(14)	(2,020)

Total equity capital	69,641	26,254	12,244		108,139

Total liabilities and capital	$999,998	$227,400	$11,428		$1,238,826

Unaudited Pro Forma Combined Income Statement for the Three Months Ended March 31, 2006

	Alliance
	Financial	Bridge Street	Pro Forma		Pro Forma
	Corporation	Financial, Inc.	Adjustments		Combined
	(In thousands, except share and per share data)

Interest Income:
Loans and leases	$9,989	$2,375	$145	(10)	$12,509
Investment securities	2,659	481	(220	)(9)(13)	2,920
Federal funds sold	61	39	0		100

Total interest & dividend income	12,709	2,895	(75)		15,529

Interest Expense:
Deposits	4,503	863	(21	)(3)	5,345
Borrowings	1,671	209	66	(4)	1,946

Total interest expense	6,174	1,072	45		7,291

Net interest income	6,535	1,823	(120)		8,238
Provision for loan and lease losses	1,000	117	0		1,117

Net interest income after provision for loan and lease losses	5,535	1,706	(120)		7,121

Noninterest Income:
Trust and brokerage services	2,248	0	0		2,248
Service charges and card-related fees	1,228	631	0		1,859
Insurance commissions and fees	—	379	0		379
Investment securities (losses)/gains	—	(5)	0		(5)
Other noninterest income	555	206	0		761

Total other income	4,031	1,211	0		5,242

Operating Expenses:
Salaries, wages and employee benefits	3,917	1,431	0		5,348
Building, occupancy and equipment	1,488	409	(14	)(8)	1,883
Other operating expenses	2,418	820	241	(1)(12)	3,479

Total Operating Expenses	7,823	2,660	227		10,710

Income before taxes	1,743	257	(347)		1,653
Provision for income taxes	303	33	(139	)(2)	197

Net income	$1,440	$224	$(208)		$1,456

Net Income Per Common Share:
Basic Net Income Per Share	$0.40	$0.10			$0.30
Weighted average basic shares outstanding	3,566,228	2,256,085	(949,032)		4,873,281
Diluted Net Income Per Share	$0.40	$0.10			$0.29
Weighted average diluted shares outstanding	3,639,637	2,325,271	(949,032)		5,015,876

Unaudited Pro Forma Combined Income Statement for the Twelve Months Ended December 31, 2005

	Alliance
	Financial	Bridge Street	Pro Forma		Pro Forma
	Corporation	Financial, Inc.	Adjustments		Combined
	(In thousands, except share and per share data)

Interest Income:
Loans and leases	$34,685	$8,403	$580	(10)	$43,668
Investment securities	11,611	2,287	(879	)(9)(13)	13,019
Federal funds sold	129	112	0		241

Total interest & dividend income	46,425	10,802	(299)		56,928

Interest Expense:
Deposits	13,500	2,628	(85	)(3)	16,043
Borrowings	5,836	970	263	(4)	7,069

Total interest expense	19,336	3,598	178		23,112

Net interest income	27,089	7,204	(477)		33,816
Provision for loan and lease losses	144	497	0		641

Net interest income after provision for loan losses	26,945	6,707	(477)		33,175
Noninterest Income:
Trust and brokerage services	7,864	—	0		7,864
Service charges and card-related fees	3,883	2,377	0		6,260
Insurance commissions and fees	—	1,774	0		1,774
Investment securities (losses)/gains	(19)	70	0		51
Other noninterest income	2,428	836	0		3,264

Total other income	14,156	5,057	0		19,213

Operating Expenses:
Salaries, wages and employee benefits	17,150	5,347	0		22,497
Building, occupancy and equipment	5,746	1,457	(56	)(8)	7,147
Other operating expenses	8,544	3,600	966	(1)(12)	13,110

Total Operating Expenses	31,440	10,404	910		42,754

Income before taxes	9,661	1,360	(1,387)		9,634
Provision for income taxes	2,154	177	(555	)(2)	1,776

Net income	$7,507	$1,183	$(832)		$7,858

Net Income Per Common Share:
Basic Net Income Per Share	$2.09	$0.50			$1.60
Weighted average basic shares outstanding	3,593,864	2,359,252	(1,052,199)		4,900,917
Diluted Net Income Per Share	$2.05	$0.49			$1.56
Weighted average diluted shares outstanding	3,664,684	2,435,368	(1,052,199)		5,047,853

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Pro Forma Presentation

The unaudited pro forma combined financial information relating to the merger is presented as of and for the three months ended March 31, 2006 and the unaudited pro forma combined income statement for the year ended December 31, 2005. Alliance and Bridge Street are in the process of analyzing and reviewing their accounting and financial reporting policies and procedures and, as a result of this review, may reflect changes in one or the other of Alliance’s or Bridge Street’s policies or procedures in future presentations of combined results in order to conform to the accounting policies that will be determined to be most appropriate for the combined company. However, in the presentation provided herein, no significant reclassifications were required.

The pro forma adjustments consist of the expected purchase price adjustments necessary to combine Alliance and Bridge Street, including:

•	75% of the outstanding shares of Bridge Street (2,309,179 x 75% = 1,731,884) will be converted into Alliance shares at an exchange ratio of .7547 Alliance shares for each Bridge Street share (1,731,884 x .7547 = 1,307,053). Of these Alliance shares, 428,956 are treasury shares and 878,097 will be newly issued shares.

•	25% of the outstanding shares of Bridge Street (2,309,179 x 25% = 577,295) will be exchanged for $23.06 cash per share. Of these shares to be exchanged for cash, 64,200 are shares of Bridge Street currently held by Alliance.

•	All Bridge Street employee stock options outstanding will be settled by Bridge Street for cash prior to the closing of the transaction.

•	The value of the Bridge Street shares converted into Alliance common stock is $38.5 million, using a price of $29.46 per Bridge Street share (the average closing price of Alliance common stock on the two trading days before and the two trading days after the merger announcement on April 24, 2006).

Consideration has been given to providing an estimate of the anticipated transaction costs to be incurred in connection with the merger. Such costs are expected to approximate $6.2 million on a pre-tax basis and have been reflected in the pro forma adjustments to the unaudited pro forma combined balance sheet. Under current accounting rules, certain other costs will not be accruable at the closing of the merger and will be recognized in periods both before and after the date of the merger. Detailed plans for all of the restructuring initiatives have not been fully formulated and, as such, no consideration was given to recognition of these expenses in the unaudited pro forma combined balance sheet or in the unaudited pro forma combined income statement.

The total estimated purchase price for the purpose of this pro forma financial information is $60.0 million.

Summary of Purchase Price Calculation and Goodwill Resulting from Merger

		March 31, 2006
		(Dollars in
		thousands except
		per share data)

Purchase Price:
Purchase Price Assigned to Stock:
Shares exchanged for stock 75% of outstanding shares	1,731,884
Exchange ratio	0.7547

Alliance common stock to be issued	1,307,053
Alliance common stock from treasury	428,956
New Alliance common stock issued	878,097
Average purchase price per Alliance common share	$29.46

Purchase price assigned to shares exchanged for stock		$38,506
Purchase Price Assigned to Cash:
Shares exchanged for cash (25% of outstanding shares, net of Bridge Street shares owned by Alliance)	513,095
Cash purchase price per Bridge Street common share	$23.06

Purchase price assigned to shares exchanged for cash		$11,832
Purchase price assigned to Bridge Street shares owned by Alliance:
Shares retired	64,200
Average cost per share	$18.26

Purchase price assigned to Bridge Street shares owned by Alliance		1,172
Purchase price assigned to options cashed out		2,017
Transaction costs		6,227

Total Purchase Price		$59,754
Net Assets Acquired:
Bridge Street stockholders’ equity	26,254
Bridge Street goodwill and intangibles	(3,344)
Estimated adjustments to reflect assets acquired at fair value:
Investments	(148)
Loans	(2,609)
Core deposit intangible	3,891
Customer list intangible related to insurance agency	1,125
Covenant to not compete intangible	775
Bank Premises & Furniture, Fixtures and Equipment	(1,515)
Deferred tax asset	2,021
Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	(69)
FHLB Advances	513
		26,894

Goodwill resulting from merger		$32,860

The merger will be accounted for using the purchase method of accounting for business combinations, which requires that the assets and liabilities of Bridge Street be adjusted to fair value as of the date of the merger.

The unaudited pro forma combined financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of Bridge Street at their respective fair values and represents Alliance’s best estimates based upon the information available at this time. These pro forma adjustments are expected to be revised as additional information becomes available and additional detailed analysis is performed. Furthermore, the final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Bridge Street’s tangible and identifiable intangible assets and liabilities as of the closing date of the merger. The final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to both the balance sheet and income statement. These adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had the merger actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2 — Pro Forma Adjustments

(1) Adjustment to record the following: (a) goodwill arising from the excess of purchase price over the fair value of Bridge Street’s net assets, including identifiable intangible assets of $32.9 million; (b) the recognition of Bridge Street’s core deposit intangible of $3.9 million; (c) the recognition of Bridge Street’s customer list intangible of $1.1 million, and (d) the reversal of $3.3 million of pre-existing intangibles of Bridge Street arising from acquisitions that had been completed by Bridge Street in prior years. The nature, amount, and amortization method of possible intangibles are being analyzed by Alliance. The adjustments related thereto and recorded herein are based on current assumptions and valuations which are subject to change. The core deposit intangible has been amortized on a sum of the years method over a ten year period. The non-compete covenant intangible has been amortized on a straight line method over a three year period.

(2) Adjustment to reflect the net deferred tax assets arising from both the recognition of the tax effects of certain of the expenses incurred to complete the transaction and the tax effects associated with the adjustments necessary to reflect the acquisition of net assets on a fair value basis. Deferred taxes were recorded using the tax rate of 40%.

(3) Adjustment to reflect the fair values of certain of Bridge Street’s time deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the next 5 years using a level yield amortization method based upon the maturities of the deposit liabilities. This adjustment is expected to decrease pro forma pre-tax interest expense by $85,499 in the first year following consummation.

(4) Adjustment to fair value Bridge Street’s long-term debt which consists primarily of FHLB advances at various terms and maturities. The adjustment will be substantially recognized over the next 5 years using a level yield amortization method based upon the maturities of the debt. This adjustment is expected to increase pro forma pre-tax interest expense by $263,259 in the first year following consummation.

(5) Adjustment to record the pre-tax estimate of transaction expenses expected to be incurred in connection with the merger. These expenses include professional services provided in connection with the merger as well as an estimate of the severance, contract cancellations and third party data processing conversion expenses associated with the merger.

(6) Adjustment to reflect Alliance common stock expected to be issued, assuming the exchange ratio of 0.7547 Alliance common shares for each share of Bridge Street common shares.

(7) Adjustment to eliminate Bridge Street’s historical stockholders’ equity.

(8) Adjustment to reflect the fair value of Bridge Street’s owned premises to estimated current fair values. Annual depreciation expense will decrease approximately $56,000 annually for this adjustment.

(9) Adjustment to reflect the retirement of shares of Bridge Street common stock owned by Alliance and the fair values of investments based on current market valuations. Under FASB No. 115, these fair value adjustments are reflected in historical amounts but have been included on a net of tax basis as an adjustment to equity. Such amounts were eliminated in item (7) and therefore will require prospective accretion of the discount to properly record earnings under the purchase method of accounting. The adjustment will be substantially recognized over the next 4 years using the sum of the years amortization method based upon the expected life of the investments. This investment adjustment is expected to increase pro forma pre-tax interest income by $112,000 in the first year following consummation.

(10) Adjustment to reflect the fair values of loans based on current interest rates, pricing characteristics, expected cash flows and other factors intrinsic to the computation of the fair value of the Bridge Street loan portfolio. The adjustment will be substantially recognized over the next 8 years using the sum of the years amortization method based upon the expected life of the loans. This adjustment is expected to increase pro forma pre-tax interest income by $579,788 in the first year following consummation.

(11) Management reviewed the Bridge Street loan portfolio to reflect the impact of adoption of Statement of Position 03-03, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” This guidance addresses the accounting for the differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans, including those acquired in a business combination, if those differences are attributable, at least in part, to credit quality considerations. Based upon management’s analysis there is no adjustment required at the current time related to the adoption of Statement of Position 03-03.

(12) Management has reviewed the existing intangible relating to Bridge Street’s acquisition of Ladd’s Insurance Agency, Inc. and has determined that the current book value represents fair value and that no pro forma income statement related amortization adjustment needs to be made herein.

(13) Interest income on investments was adjusted to eliminate dividend income related to the 64,200 Bridge Street shares owned by Alliance that will be cancelled upon the merger, at an annualized current dividend of Bridge Street of $0.36 per share. Also interest income was reduced for interest lost (at a rate of 5.25%) and investments were reduced for investments liquidated to purchase 513,095 shares for $11.8 million, and to pay $2.0 million for options cashed out and $4.6 million of the transaction costs to be paid at the closing of the transaction.

(14) Adjustment to issue 428,956 shares of Alliance common stock from treasury.

The following table shows closing price information for Bridge Street’s common stock on April 21, 2006 and July 24, 2006. April 21, 2006 was the last trading date before the parties announced the merger. July 24, 2006 is a recent date before this joint proxy statement/prospectus was finalized. Alliance equivalent per share amounts are calculated by multiplying Bridge Street per share amounts by the exchange ratio of 0.7547.

Alliance
	Bridge Street	Equivalent
Date	Common Stock	Value

April 21, 2006	$20.00	$15.09
July 25, 2006	$	$

RISK FACTORS

Risks Related to the Merger

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

Because the Market Price of Alliance Common Stock May Fluctuate, You Cannot Be Sure of the Value of the Merger Consideration That You Will Receive.

Upon completion of the merger, each share of Bridge Street common stock will be converted into the right to receive merger consideration consisting of shares of Alliance common stock, cash or a combination thereof pursuant to the terms of the merger agreement. Any change in the price of Alliance common stock prior to completion of the merger will affect the value of the merger consideration that a Bridge Street stockholder will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

Alliance May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, Alliance’s ability to realize anticipated cost savings and to combine the businesses of Alliance Bank, and Oswego County National Bank in a manner that does not materially disrupt the existing customer relationships of Oswego County National Bank or Alliance Bank or result in decreased revenues from customers. If Alliance is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Alliance and Bridge Street have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of Alliance’s or Bridge Street’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Alliance’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

You May Not Receive the Form of Merger Consideration That You Elect.

The merger agreement contains allocation and proration provisions that are designed to ensure that 75% of the outstanding shares of Bridge Street common stock will be exchanged for shares of Alliance common stock and 25% of the outstanding shares of common stock of Bridge Street will be exchanged for cash. Therefore, regardless of the election made by a Bridge Street stockholder, the stockholder may receive a combination of cash and shares of Alliance common stock in exchange for their Bridge Street shares which is different than what the stockholder elected, depending on the elections made by other Bridge Street stockholders. Therefore, if the holders of more than 75% of the outstanding shares of Bridge Street stock elect to receive shares of Alliance common stock, the amount of Alliance common stock that each such stockholder will receive from Alliance will be reduced on a pro rata basis. As a result, these Bridge Street stockholders will receive cash consideration for any Bridge Street shares for which they do not receive Alliance common stock. Similarly, if the holders of more than 25% of the outstanding Bridge Street stock elect to receive cash for such shares, the amount of cash that each the stockholder would receive from Alliance will be reduced on a pro rata basis. As a result, the stockholders will receive Alliance common stock for any Bridge Street shares for which they do not receive cash. Accordingly, if you are a Bridge Street stockholder, there is a risk that you will receive a portion of the merger consideration in a form that you did not elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including the recognition of taxable gain to the extent cash is received).

Bridge Street Stockholders Who Make Elections Will be Unable to Sell Their Bridge Street Shares in the Market After Making Their Election.

Bridge Street stockholders may elect to receive the merger consideration in the form of cash, Alliance common stock or a combination of cash and Alliance common stock. Stockholders making an election must turn in their Bridge Street stock certificates with their election form. During the time between when the election is made and the merger is completed, Bridge Street stockholders will be unable to sell their Bridge Street common stock, unless they revoke their election before the election deadline. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Bridge Street stockholders can shorten the period during which they cannot sell their shares by delivering their election form shortly before the close of the election period. However, elections received after the close of the election period will not be accepted or honored. If Bridge Street stockholders do not make an election prior to the election deadline or fail to submit the election form and stock certificates prior to the close of the election period, they will be allocated either cash or Alliance common stock, or a combination of cash and Alliance common stock, depending on the elections made by other Bridge Street stockholders.

Bridge Street Directors and Officers Have Interests in the Merger Besides Those of a Stockholder.

Bridge Street’s executive officers and Bridge Street’s advisors negotiated the merger agreement with Alliance, and the board of directors approved the merger agreement and is recommending that Bridge Street stockholders vote for the merger agreement. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that Bridge Street’s executive officers and directors have various interests in the merger besides being Bridge Street stockholders.

Alliance May Not Receive Required Regulatory Approvals. Such Approvals, if Received, May Be Subject to Adverse Regulatory Conditions.

Before the merger may be completed, various approvals must be obtained from, or waivers requested from, the Comptroller of the Currency and the Federal Reserve Bank of New York. We cannot guarantee that we will receive all required regulatory approvals or waivers in order to complete the merger. In addition, some of the governmental authorities from whom those approvals or waivers must be obtained may impose conditions on the completion of the merger or require changes in the terms of the merger. These conditions or changes could have the effect of delaying the merger or imposing additional costs or limiting the possible revenues of the combined company.

Risks About Alliance

Bridge Street stockholders should consider carefully the following risk factors in evaluating an investment in the shares of Alliance common stock.

Alliance’s Financial Success Depends, in Part, on the Successful Integration of the Acquisition.

Alliance’s future growth and profitability depends, in part, on its ability to successfully complete its acquisition of Bridge Street and manage the combined operations. For the acquisition to be successful, Alliance will have to succeed in combining the personnel and operations of Alliance and Bridge Street and in achieving expense savings by eliminating selected redundant operations. Alliance cannot assure you that its plan to integrate and operate the combined operations will be timely or efficient, or that it will successfully retain existing customer relationships of Oswego County National Bank.

Changes in Market Interest Rates Could Adversely Affect Alliance’s Financial Condition and Results of Operations.

Alliance’s income and cash flow depends to a great extent on the difference between the interest earned on loans and investment securities, and the interest paid on deposits and other borrowings. Market interest rates are beyond Alliance’s control, and they fluctuate in response to general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits.

Investments in Alliance’s common stock involve risk.

The market price of Alliance’s common stock may fluctuate significantly in response to a number of factors, including:

•	Changes in securities analysts’ estimates of financial performance;

•	Volatility in stock market prices and volumes;

•	Rumors or erroneous information;

•	Changes in market valuations of similar companies;

•	Changes in market interest rates;

•	Changes in credit quality;

•	New developments in the banking industry;

•	Variations in quarterly or annual operating results;

•	New litigation or changes in existing litigation;

•	Regulatory actions;

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and

•	Changes in key management personnel.

If Alliance does not adjust to changes in the financial services industry, its financial performance may suffer.

Alliance’s ability to maintain its history of strong financial performance and return on investment to stockholders will depend in part on its ability to expand its scope of available financial services to its customers. In addition to other banks and credit unions, competitors include securities dealers, brokers, mortgage bankers, investment advisors, and finance and insurance companies. The increasingly competitive environment is, in part, a result of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial service providers.

Future governmental regulation and legislation could limit growth.

Alliance and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern nearly every aspect of its operations. Changes to these laws could affect Alliance’s ability to deliver or expand its services and diminish the value of its business.

Additional risks and uncertainties could have a negative effect on financial performance.

Additional factors could have a negative effect on the financial performance of Alliance and Alliance common stock. Some of these factors are general economic and financial market conditions, competition, continuing consolidation in the financial services industry, new litigation or changes in existing litigation, regulatory actions, and losses.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations and business of Alliance and Bridge Street, and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential” or other similar expressions.

The ability of Alliance and Bridge Street to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following:

•	Difficulties in obtaining required stockholder and regulatory approvals for the merger;

•	Increases in competitive pressure among financial institutions or from non-financial institutions;

•	Changes in the interest rate environment;

•	Changes in deposit flows, loan demand or real estate values;

•	Changes in accounting principles, policies or guidelines;

•	Legislative or regulatory changes;

•	Changes in general economic conditions, either nationally or in some or all of the areas in which the combined company will be doing business, or conditions in securities markets or the banking industry;

•	A materially adverse change in the financial condition of Alliance or Bridge Street;

•	The level and timeliness of realization, if any, of expected cost savings from the merger;

•	Difficulties related to the consummation of the merger and the integration of the businesses of Alliance and Bridge Street;

•	Lower than expected revenues following the merger; and

•	Other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting operations, pricing and services.

Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Alliance stockholders and Bridge Street stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Alliance or Bridge Street or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Alliance and Bridge Street undertake no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE ALLIANCE SPECIAL MEETING

This section contains information for Alliance stockholders about the special meeting of stockholders Alliance has called to consider and adopt the merger agreement as well as vote on the authorization of the Board of Directors of Alliance to adjourn the special meeting of stockholders or vote on other matters properly brought before the special meeting.

Together with this document, Alliance is also sending you a notice of the Alliance special meeting of stockholders and a proxy card that is solicited by Alliance’s board of directors. The Alliance special meeting of stockholders will be held on Wednesday, September 20, 2006, at 10:00 a.m., local time, at 120 Madison Street, 18th Floor, Syracuse, New York 13202. This joint proxy statement/prospectus is first being mailed to stockholders of Alliance on or about August 4, 2006.

Matters to Be Considered

The purpose of the Alliance special meeting of stockholders is to vote on a proposal to approve the merger agreement as well as to vote on the authorization of the board of directors to adjourn the special meeting or to vote on other matters properly brought before the special meeting.

Proxies

Each copy of this document mailed to Alliance stockholders is accompanied by a proxy card with voting instructions for submission by mail. Alliance stockholders should complete and return the proxy card accompanying this document in order to ensure that your vote is counted at the Alliance special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the Alliance special meeting. You may revoke your proxy at any time before the vote is taken at the Alliance special meeting, by:

•	Submitting written notice of revocation to the Corporate Secretary of Alliance prior to the voting of such proxy;

•	Submitting a properly executed proxy bearing a later date; or

•	Voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Alliance Financial Corporation
120 Madison Street
18th Floor
Syracuse, NY 13202
Attention: Judy Schultz, Secretary

If your shares are held in “street name,” your broker will vote your shares on “Proposal I — The Proposed Merger” or “Proposal II — Authorization to Vote on Adjournment or Other Matters” only if you provide instructions to your broker on how to vote.

All shares represented by valid proxies that Alliance receives through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the merger agreement and “FOR” the authorization of the board of directors to adjourn the special meeting or to vote on other matters properly brought before the special meeting. The Board of Directors of Alliance is currently unaware of any other matters that may be presented for action at the special meeting.

If your shares are held in street name, you should follow your broker’s instructions regarding the revocation of proxies.

Alliance stockholders should NOT send their stock certificates with their proxy cards. If the merger is completed, Alliance stockholders will not need to exchange their current stock certificates.

Solicitation of Proxies

Alliance will bear the entire cost of soliciting proxies from you. In addition to the solicitation of proxies by mail, Alliance will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Alliance common stock and secure their voting instructions, if necessary. Alliance will reimburse the record holders for their reasonable expenses in taking those actions. Alliance may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Alliance stockholders, either personally or by telephone, telegram, facsimile or letter.

Record Date

The Board of Directors of Alliance has fixed the close of business on July 24, 2006 as the record date for determining the Alliance stockholders entitled to receive notice of and to vote at the Alliance special meeting of stockholders. On July 24, 2006, 3,577,254 shares of Alliance common stock were outstanding and held by approximately 678 holders of record.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Alliance common stock is necessary to constitute a quorum at the special meeting of stockholders. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

Adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Alliance common stock entitled to vote at the Alliance special meeting. The authorization of the board of directors to adjourn the special meeting or vote on other matters properly brought before the special meeting are determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “Abstain.” You are entitled to one vote for each share of Alliance common stock you held as of the record date.

Because the affirmative vote of the holders of a two-thirds of the outstanding shares of Alliance common stock entitled to vote at the Alliance special meeting is needed to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger agreement. Accordingly, the Board of Directors of Alliance urges stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. With respect to Proposal II — Authorization to Vote on Adjournment or Other Matters, a broker non-vote will have no effect on this proposal.

As of the record date, directors and executive officers of Alliance had the right to vote            shares of Alliance common stock, or     % of the outstanding Alliance common stock.

Recommendation of the Board of Directors

The Board of Directors of Alliance has unanimously approved the merger agreement and the transactions contemplated in the merger agreement. The Board of Directors of Alliance has determined that the merger agreement and the transactions contemplated in the merger agreement are advisable and in the best interests of Alliance and its stockholders and unanimously recommends that you vote “FOR” the merger agreement. The Board of Directors of Alliance also recommends that you vote “FOR” the authorization of the board of directors to adjourn the special meeting or to vote on other matters properly brought before the special meeting.

See “Proposal I — The Proposed Merger” and “Proposal II — Authorization to Vote on Adjournments or Other Matters” for more detailed discussions of the recommendation of the Board of Directors of Alliance.

Attending the Alliance Special Meeting

If you want to vote your shares of Alliance common stock held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

THE BRIDGE STREET SPECIAL MEETING

This section contains information for Bridge Street stockholders about the special meeting of stockholders Bridge Street has called to consider and adopt the merger agreement as well as vote on the authorization of the board of directors to adjourn the special meeting or vote on other matters properly brought before the special meeting.

Together with this document, Bridge Street is also sending you a notice of the Bridge Street special meeting of stockholders and a proxy card that is solicited by Bridge Street’s board of directors. The special meeting of stockholders will be held on Wednesday, September 20, 2006 at 4:00 p.m., local time, at the EconoLodge, 70 East First Street, Oswego, New York 13126. This joint proxy statement/ prospectus is first being mailed to stockholders of Bridge Street on or about August 4, 2006.

Matters to Be Considered

The purpose of the Bridge Street special meeting of stockholders is to vote on a proposal to approve the merger agreement as well as vote on the authorization of the board of directors to adjourn the special meeting or vote on other matters properly brought before the special meeting.

Proxies

Each copy of this document mailed to Bridge Street stockholders is accompanied by a proxy card with voting instructions for submission by mail. You should complete and return the proxy card to ensure that your vote is counted at the Bridge Street special meeting, or at any adjournment or postponement of the meeting, regardless of whether you plan to attend the Bridge Street special meeting. You can revoke your proxy at any time before the vote is taken at the Bridge Street special meeting, by:

•	Submitting written notice of revocation to the Secretary of Bridge Street prior to the voting of such proxy;

•	Submitting a properly executed proxy bearing a later date; or

•	Voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Bridge Street Financial, Inc.
300 State Route 104
Oswego, New York 13126
Attention: Mary E. Lilly

If your shares are held in “street name,” your broker will vote your shares on Proposal I — The Proposed Merger or Proposal II — Authorization to Vote on Adjournment or Other Matters only if you provide instructions to your broker on how to vote.

All shares represented by valid proxies Bridge Street receives through this solicitation that are not revoked will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the merger agreement and “FOR” the authorization of the board of directors to adjourn the special meeting or to vote on other matters properly brought before the special meeting. The Board of Directors of Bridge Street is presently unaware of any other matters that may be presented for action at the special meeting.

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

Bridge Street stockholders should NOT send stock certificates with their proxy cards. Bridge Street stockholders will separately receive election forms and instructions, at which time they will be requested to submit their stock certificates. If the merger is completed, Bridge Street stockholders who did not make a timely or proper election will be mailed a transmittal form promptly following the completion of the merger with instructions on how to exchange their Bridge Street stock certificates for the merger consideration.

Solicitation of Proxies

Bridge Street will bear the entire cost of soliciting proxies from its stockholders. In addition to the solicitation of proxies by mail, Bridge Street will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Bridge Street common stock and secure their voting instructions, if necessary. Bridge Street may use several of its regular employees, who will not be specially compensated, to solicit proxies from Bridge Street stockholders, either personally or by telephone, telegram, facsimile or letter.

Record Date

The Board of Directors of Bridge Street has fixed the close of business on July 24, 2006 as the record date for determining the Bridge Street stockholders entitled to receive notice of and to vote at the Bridge Street special meeting of stockholders. On July 24, 2006, 2,315,834 shares of Bridge Street common stock were outstanding and held by approximately 1,016 holders of record.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of a majority of the total number of outstanding shares of Bridge Street common stock entitled to vote is necessary to constitute a quorum at the Bridge Street special meeting of stockholders. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Bridge Street common stock entitled to vote at the Bridge Street special meeting. The authorization of the board of directors to adjourn the special meeting or vote on other matters properly brought before the special meeting is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “Abstain.” You are entitled to one vote for each share of Bridge Street common stock you held as of the record date.

Because the affirmative vote of the holders of a majority of the outstanding shares of Bridge Street common stock entitled to vote at the Bridge Street special meeting is needed for us to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger agreement. Accordingly, the Board of Directors of Bridge Street urges Bridge Street stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. With respect to Proposal II — Authorization to Vote on Adjournment or Other Matters, a broker non-vote will have no effect on this proposal.

As of the record date, directors and executive officers of Bridge Street had the right to vote 370,618 shares of Bridge Street common stock, or 15.35% of Bridge Street’s outstanding common stock.

At the time the merger agreement with Alliance was signed, each director and certain executive officers of Bridge Street entered into a separate agreement with Alliance, pursuant to which, among other things, they agreed to vote or cause to be voted all shares over which they maintain sole or shared voting power in favor of approval and adoption of the merger agreement.

Recommendation of the Board of Directors

The Board of Directors of Bridge Street has unanimously approved the merger agreement and the transactions contemplated in the merger agreement. The Board of Directors of Bridge Street has determined that the merger agreement and the transactions contemplated in the merger agreement are advisable and in the best interests of Bridge Street and its stockholders and unanimously recommends that you vote “FOR” the merger agreement. The Board of Directors of Bridge Street also recommends that you vote “FOR” the authorization of the board of directors to adjourn the special meeting or vote on other matters properly brought before the special meeting.

See “Proposal I — The Proposed Merger” and “Proposal II — Authorization to Vote on Adjournments or Other Matters” on page 43 and 88 for more detailed discussions of the Bridge Street board of directors’ recommendations.

Attending the Bridge Street Special Meeting

If you want to vote your shares of Bridge Street common stock held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Participants in the Bridge Street and Oswego County National Bank Benefit Plans

Participants in the Bridge Street Financial, Inc. Employee Stock Ownership Plan and the Oswego County National Bank 401(k) Savings Plan have the right to direct the voting of Bridge Street common stock held in their plan accounts but do not have the right to vote these shares personally at Bridge Street’s annual meeting. Such participants should refer to the voting instructions provided by the plan trustees for information on how to direct the voting of these shares.

INFORMATION ABOUT THE COMPANIES

Alliance Financial Corporation
120 Madison Street
18th Floor
Syracuse, NY 13202
(315) 475-2100

Alliance is a financial holding company formed in 1998 as a result of the merger of Cortland First Financial Corporation and Oneida Valley Bancshares, Inc. Alliance is the parent holding company of Alliance Bank N.A., which was formed as the result of a merger of First National Bank of Cortland and Oneida Valley National Bank and currently operates 20 branches in central New York. As of March 31, 2006, Alliance had assets of $1.0 billion, deposits of $783.5 million and stockholders equity of $69.6 million.

As a financial holding company, Alliance is subject to regulation and supervision by the Federal Reserve Board. Alliance Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency, its chartering agency.

In May, 2006 Daniel J. Mohr joined Alliance as its Treasurer and Chief Financial Officer. Mr. Mohr previously served as Senior Vice President and Chief Financial Officer of Partners Trust Financial Group, Inc., a bank holding company. Prior to joining Partners Trust Financial Group in November 2004, he was Chief Financial Officer of The Pioneer Companies, a real estate development and property management company, from October, 1999 to November, 2004 and, before that, Vice President, Treasurer and Chief Financial Officer of Skaneateles Bancorp, Inc., a bank holding company, from July 1993 to July 1999. Mr. Mohr beneficially owns 2,500 shares of Alliance common stock.

Additional information about Alliance and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 88.

Bridge Street Financial, Inc.
300 State Route 104
Oswego, New York 13126
(518) 828-4100

Bridge Street is a financial holding company headquartered in Oswego, New York. Organized in 2002, Bridge Street conducts its business operations primarily through its subsidiary national bank, Oswego County National Bank, which converted from a New York savings bank (Oswego County Savings Bank) to a national bank on January 15, 2003. OCNB currently operates seven branches in Oswego and Onondaga Counties, New York. Bridge Street also has an insurance agency subsidiary, Ladd’s Insurance Agency, Inc. (“Ladd’s”). Bridge Street completed the acquisition of Ladd’s on March 4, 2005.

As a financial holding company, Bridge Street is subject to the examination and reporting requirements of the Federal Reserve Board. As a national bank, Oswego County National Bank is subject to regulation, examination and supervision by the Office of the Comptroller of the Currency.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF BRIDGE STREET

Principal Stockholders of Bridge Street

The following table sets forth, as of June 30, 2006, certain information as to common stock beneficially owned by persons owning in excess of five percent (5%), of the outstanding shares of our common stock. In general, beneficial ownership includes those shares that a person has the power to vote, sell, or otherwise dispose of. Beneficial ownership also includes that number of shares which an individual has the right to acquire within 60 days (such as by exercising stock options) after June 30, 2006, the record date to vote at the annual meeting of stockholders. Two or more persons may be considered the beneficial owner of the same share. We obtained the information provided in the following table from filings with the U.S. Securities and Exchange Commission (the “SEC”) and with Bridge Street. In this proxy statement, “voting power” is the power to vote or direct the voting of shares, and “investment power” includes the power to dispose or direct the disposition of shares.

	Name and Address	Amount and Nature
Title of Class	of Beneficial Owner	of Beneficial Ownership		Percent of Class

Common Stock, par value $0.01 per share	Lawrence B. Seidman(1) Lanidex Center 100 Misty Lane Parsippany, New Jersey 07054	171,912	(2)	7.45%
Common Stock, par value $0.01 per share	Anton V. Schutz Mendon Capital Advisors Corp. 150 Allens Creek Road Rochester, New York 14618	228,825	(3)	9.91%
Common Stock, par value $0.01 per share	Burnham Financial Services Fund 1325 Avenue of the Americas 26th Floor New York, New York 10019	163,100	(4)	7.07%
Common Stock, par value $0.01 per share	Gregory J. Kreis 300 State Route 104 Oswego, New York 13216	153,383	(5)	6.50%

(1)	Beneficial ownership is held by Mr. Seidman, Seidman and Associates, LLC, Seidman Investment Partnership, LP, Seidman Investment Partnership II, LP, Broad Park Investors, LLC, Federal Holdings, LLC, Pollack Investment Partnership, LP, and Dennis Pollack.

(2)	As reported by Mr. Seidman and his affiliates on a Schedule 13D/A filed with the SEC on June 23, 2006. Mr. Seidman has sole voting power and sole dispositive power with respect to 164,823 shares. Pollack Investment Partnership, LP has sole voting power and sole dispositive power with respect to 7,089 shares.

(3)	As reported by Mendon Capital Advisors Corp. and Anton V. Schutz on Schedule 13G filed with the SEC on February 13, 2006. Mr. Schutz reported sole voting power and sole dispositive power with respect to 228,825 shares. Mr. Schutz is the President and sole stockholder of Mendon Capital Advisors Corporation.

(4)	As reported by Burnham Financial Services Fund on a Schedule 13G filed with the SEC on February 17, 2004. The Fund has sole voting power and sole dispositive power with respect to 163,100 shares. The sole right to vote and dispose of such shares has been delegated by the Fund’s investment adviser, Burnham Asset Management Corporation, to Mendon Capital Advisors Corp. in its capacity as an investment subadviser; such shares are included in the shares presented for Anton V. Schutz and Mendon Capital Advisors Corp.

(5)	See details of Mr. Kreis’ ownership below, under the heading “Security Ownership of Management” on page 33.

Security Ownership of Management

The following table sets forth information about the shares of common stock beneficially owned by each director and nominee for director of Bridge Street Financial, by each named executive officer of Bridge Street Financial identified in the Summary Compensation Table included elsewhere in this joint proxy statement/

prospectus, and all directors and executive officers of Bridge Street Financial or Oswego County National Bank as a group as of June 30, 2006. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated.

	Number of Shares
Name of Beneficial Owner(1)	Owned(2)		Percent of Class(3)

Gregory J. Kreis, President and Chief Executive Officer	153,383	(4)	6.50%
Bruce P. Frassinelli, Director	15,397	(5)	*
Paul J. Heins, Director	27,838	(6)	1.20%
Richard McKean, Director	9,662	(7)	*
William L. Petrosino, Director	5,400		*
Paul W. Schneible, Director	38,364	(8)	1.66%
Lowell A. Seifter, Director	14,290	(9)	*
Deborah F. Stanley, Chair of the Board and Director	21,271	(10)	*
Eugene R. Sunderhaft, Senior Vice President and Treasurer(11)	14,200	(11)	*
All directors and executive officers as a group (11 persons)	370,618	(12)	15.40%

*	Less than 1.00% of common stock outstanding.

(1)	The mailing address for each person listed is 300 State Route 104, Oswego, New York 13126.

(2)	A director or executive officer owning Company common stock in the Bank’s 401(k) plan has sole voting power and sole power to sell (“investment power”) with respect to such stock. An executive officer owning stock held by the Employee Stock Ownership Plan (“ESOP”) has sole voting power with respect to such stock but does not have the investment power with respect to such stock. A director or executive officer who has been awarded a restricted stock award under the Restricted Stock Plan has sole voting power, but no investment power except in limited circumstances, over the common stock covered by the award.

(3)	Percentages with respect to each person or group of persons have been calculated on the basis of 2,308,139 shares of common stock, the total number of shares of common stock outstanding as of June 30, 2006, plus shares of common stock which such person or group has the right to acquire within 60 days after June 30, 2006, by the exercise of stock options.

(4)	Includes 65,178 shares in the 401(k) plan, 6,789 shares have been allocated under the ESOP, 53,401 shares exercisable within 60 days after June 30, 2006 under the Stock Option Plan and 9,063 unvested shares under the Restricted Stock Plan.

(5)	Includes 5,587 shares exercisable within 60 days after June 30, 2006 under the Stock Option Plan and 1,812 unvested shares under the Restricted Stock Plan.

(6)	Includes 3,023 shares exercisable within 60 days after June 30, 2006 under the Stock Option Plan, 1,812 unvested shares under the Restricted Stock Plan and 11,233 shares held in the name of Mr. Heins’ spouse.

(7)	Includes 6,641 shares exercisable within 60 days after June 30, 2006 under the Stock Option Plan and 1,812 unvested shares under the Restricted Stock Plan.

(8)	Includes 4,533 shares exercisable within 60 days after June 30, 2006 under the Stock Option Plan, 1,812 unvested shares under the Restricted Stock Plan, 18,470 shares held jointly with his spouse and 3,000 shares held indirectly by Lighthouse Capital Advisors, LLC of which Mr. Schneible is Principal Member and Chief Executive Officer.

(9)	Includes 5,587 shares exercisable within 60 days after June 30, 2006 under the Stock Option Plan and 1,812 unvested shares under the Restricted Stock Plan.

(10)	Includes 5,617 shares exercisable within 60 days after June 30, 2006 under the Stock Option Plan, 1,812 unvested shares under the Restricted Stock Plan and 7,155 shares owned jointly with her spouse.

(11)	Includes 669 shares in the 401(k) plan, 2,463 shares allocated under the ESOP, 9,195 shares exercisable within 60 days after June 30, 2006 under the Stock Option Plan and 580 unvested shares under the Restricted Stock Plan.

(12)	The amount of shares for all directors and executive officers as a group includes 33,087 shares held by the ESOP Trust that have not been allocated to eligible participants as of June 30, 2006, over which Messrs. Kreis and Sunderhaft, as trustees, may be deemed to have sole “investment power,” thereby causing each to be deemed a beneficial owner. Messrs. Kreis and Sunderhaft disclaim beneficial ownership of these shares. The individual participants in the ESOP have shared voting power with the ESOP trustees with respect to the unallocated shares held in the ESOP Trust. It also includes any shares exercisable within 60 days after June 30, 2006.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND
MANAGEMENT OF BRIDGE STREET

Directors of Bridge Street

		Term	Position(s) Held with	Director
Directors	Age(1)	Expires	Bridge Street	Since(2)

Gregory J. Kreis	59	2006	President and CEO, Director	1997
Paul W. Schneible	57	2006	Director	1996
Bruce P. Frassinelli	65	2007	Director	1995
Paul J. Heins	66	2007	Vice-Chair of the Board	1989
Deborah F. Stanley	56	2007	Chair of the Board	2000
Richard G. McKean	63	2008	Director	2003
William L. Petrosino	46	2008	Director	2005
Lowell A. Seifter	53	2008	Director	2002

(1)	At December 31, 2005.

(2)	Includes terms served on the Board of Directors of Oswego County Savings Bank and Oswego County Bancorp. All members of the current Board of Directors of Bridge Street except Mr. McKean and Mr. Petrosino have served as directors since Bridge Street’s inception in November 2002.

The principal occupation and business experience of each director of Bridge Street are set forth below. Unless otherwise indicated, each of the following persons has held the position described for the last five years.

Gregory J. Kreis.  Mr. Kreis has served as president and chief executive officer of Oswego County Savings Bank since January 1997. Since the conversion, Mr. Kreis has held the same positions with Oswego County National Bank and Bridge Street. Previously, Mr. Kreis served as president and chief executive officer of Factory Point National Bank, Manchester, Vermont.

Paul W. Schneible.  Mr. Schneible is a certified public accountant and has owned Paul W. Schneible, CPA, Auditors, Accountants and Consultants, located in Oswego, New York, since 1975.

Bruce P. Frassinelli.  Mr. Frassinelli retired as of January 1, 1999 as the publisher and editor of the Palladium Times Newspaper, Oswego, New York. Mr. Frassinelli is currently an adjunct instructor in the Communication Studies and Journalism Departments at Oswego State University.

Paul J. Heins.  Mr. Heins owned Paul’s Big M Grocery Store, located in Oswego, New York, from 1977 through 1999.

Richard G. McKean.  Mr. McKean is President and Chief Financial Officer of Eastern Shore Insurance Associates, a property casualty insurance agency/brokerage firm headquartered in Fulton, New York, a position he has held since 1993.

William L. Petrosino.  Mr. Petrosino is the owner of Petro’s Beverage Company in Amsterdam, New York. Petro’s has four retail beverage centers.

Lowell A. Seifter.  Mr. Seifter is an attorney and a certified public accountant. Mr. Seifter is a principal in Green & Seifter Attorneys, PLLC in Syracuse, New York, for which he also serves as a member of the executive committee.

Deborah F. Stanley.  Mrs. Stanley has served as the President of the State University of New York at Oswego since 1995.

Executive Officers Who are Not Directors

The executive officers of Bridge Street and Oswego County National Bank are, in addition to Mr. Kreis:

Mary E. Lilly, age 50. Ms. Lilly has been Senior Vice President, Special Projects since March 2005. Previously she served as Senior Vice President of Sales Support from April 2001 to March 2005. Additionally, she has served in loan operations and prior to that as security and compliance officer. She has worked in most areas of Oswego County Savings Bank since April 1974.

Judith S. Percy, age 47. Ms. Percy was promoted to Senior Vice President in December 1998. She is responsible for management information systems as well as facilities management. Previously, she served as vice president of operations and has held a variety of positions at Oswego County Savings Bank since June 1979.

Eugene R. Sunderhaft, age 58. Mr. Sunderhaft was appointed as Senior Vice President and Treasurer in November 2000 when he joined Oswego County Bancorp. Previously, he served as Chief Financial Officer, Secretary and Treasurer at The Pietrafesa Corporation and prior to that as Chief Financial Officer of The Penn Traffic Company.

Director Compensation

Meeting Fees.  The Chairman of the Board receives $1,150 per board meeting while the other non-employee directors receive $950 per regular meeting and $500 per special meeting. A quarterly retainer of $1,500 is also paid to each non-employee director. The outside directors also receive $450 per committee meeting and the Chairs of the Audit Committee and the Personnel and Compensation Committee receive an additional $100 per meeting. Additionally, the chair of the Audit Committee receives a retainer fee of $625 per quarter. Directors receive a fee only for the board and committee meetings that they attend. The aggregate amount of fees paid to such directors for the year ended December 31, 2005 was approximately $163,300.

Voluntary Deferred Compensation Plan for Directors.  Oswego County National Bank maintains a nonqualified deferred compensation plan for directors who may elect to defer all or part of their directors’ fees to fund the plan. The plan provides that deferred fees are to be invested in mutual funds, as selected by the individual directors.

Non-Employee Directors Supplemental Retirement Plan.  Each non-employee director participates in Oswego County National Bank’s Non-Employee Directors Supplemental Retirement Plan. Under this plan, upon reaching the benefit eligibility date, defined individually for each director, a director becomes entitled to 120 monthly payments, each equal to the projected value of 75% of the highest three-year average of projected monthly fees established as of March 15, 2000. A director fully vests in the plan after 10 years of continued service with Oswego County National Bank, commencing March 14, 2001, or upon a change in control of Oswego County National Bank.

Executive Officer Compensation

Summary Compensation Table.  The following table sets forth the cash and certain other compensation paid by Oswego County National Bank for services rendered in all capacities during the fiscal years ended December 31, 2005, 2004, and 2003 to Gregory J. Kreis as President and Chief Executive Officer, and Eugene R. Sunderhaft, Senior Vice President and Treasurer, of Bridge Street and Oswego County National Bank. No other executive officer had an annual salary and bonus for fiscal 2005 in excess of $100,000. We refer to these individuals as “named executive officers” in this joint proxy statement/prospectus. The named executive officers do not receive separate compensation for service as an officer of Bridge Street.

				Long-Term Compensation
					Securities
		Annual		Restricted	Underlying
	Fiscal	Compensation(1)		Stock	Options/SARs	All Other
Name and Principal Position	Year	Salary	Bonus(2)	Awards(3)	(in Shares)	Compensation(4)

Gregory J. Kreis	2005	$200,000	$—	$—	—	$21,714
President and	2004	$200,000	$35,000	$—	—	$21,546
Chief Executive Officer	2003	$185,000	$10,000	$188,838	37,768	$20,146
Eugene R. Sunderhaft,	2005	$115,000	$—	$8,770	—	$12,714
Senior Vice President and	2004	$105,000	$16,500	$—	—	$11,757
Treasurer	2003	$100,000	$—	$5,580	2,500	$10,737

(1)	Oswego County National Bank also provides Mr. Kreis with the use of an automobile, club membership dues and certain other personal benefits, the value of which is not shown on the table. The aggregate amount of other benefits to Mr. Kreis did not exceed the lesser of $50,000 or 10% of Mr. Kreis’s salary and bonus.

(2)	Reflects the bonuses received by Mr. Kreis and Mr. Sunderhaft in 2005 for performance in fiscal 2004, and the bonuses received by Mr. Kreis and Mr. Sunderhaft in 2004 for performance in fiscal 2003.

(3)	Pursuant to the Restricted Stock Plan, Mr. Kreis and Mr. Sunderhaft were awarded 15,107 shares and 450 shares, respectively, of restricted stock, which vest in 20% increments on an annual basis. Awards to Mr. Kreis were as of July 24, 2003, and awards to Mr. Sunderhaft were as of March 15, 2003. Mr. Sunderhaft was awarded 500 shares of restricted stock on February 17, 2005, which vest in 20% increments on an annual basis. Dividends attributable to such shares shall be paid to the award recipients on a current basis. At December 31, 2005, the aggregate fair market value of the restricted stock award to Mr. Kreis was $283,256 and to Mr. Sunderhaft was $17,813 based on a closing price of $18.75 per share.

(4)	The column “All Other Compensation” reflects: (i) matching contributions to Mr. Kreis of $6,000 and to Mr. Sunderhaft of $3,438 made by the Bank under the 401(k) plan in 2005; (ii) an allocation under the ESOP in 2005 to Mr. Kreis having a value of $14,178, and to Mr. Sunderhaft having a value of $7,691; and (iii) life insurance premiums of $1,536 on behalf of Mr. Kreis in 2005, and of $1,004 on behalf of Mr. Sunderhaft in 2005.

Employment Agreements.  Bridge Street and Oswego County National Bank are each parties to parallel employment agreements with Mr. Gregory J. Kreis to secure his services as President and Chief Executive Officer. The employment agreements have a fixed term of three years beginning as of the effective date of the conversion and reorganization and may be renewed annually after a review of the executive’s performance. These agreements provide for a minimum annual salary of $200,000, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. The agreements also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination and also provide uninsured death and disability benefits.

Bridge Street and Oswego County National Bank may terminate the executive’s employment, and the executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, the executive will be owed severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received had the executive worked for the remaining unexpired term of the agreements. The same severance benefits would be payable if the executive resigns during the term following:

•	a loss of title, office or membership on the board of directors;

•	a material reduction in duties, functions or responsibilities;

•	involuntary relocation of the executive’s principal place of employment to a location over 50 miles in distance from Oswego National Bank’s principal office in Oswego, New York and over 50 miles from the executive’s principal residence;

•	other material breach of contract by Bridge Street or Oswego County National Bank which is not cured within 30 days; or

•	a reduction in base salary of more than 10% per year or certain other reductions in benefits

In the event of a termination of employment or resignation of the executive following a change of control (as defined in the employment agreements), the executive would be entitled to a severance payment equal to a lump sum payment equal to 2.99 times the executive’s base amount as defined in Section 280G of the Internal Revenue Code of 1896, as amended (the “Code”). These agreements will be cancelled without payment upon the consummation of the merger contemplated herein.

Each employment agreement provides that, in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “parachute payments” within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced by the amount which is the minimum necessary to result in the payments not exceeding three times the recipient’s average annual compensation which was includable in the recipient’s gross income during the most recent five taxable years. As a result, none of the severance payments will be subject to a 20% excise tax, and such payments will be deductible to Bridge Street and Oswego County National Bank as compensation expense for federal income tax purposes.

Change of Control Agreements.  Bridge Street and Oswego County National Bank have jointly entered into one-year change of control agreements with Mary Lilly, Judith Percy, and Eugene Sunderhaft. The term of these agreements is perpetual until Bridge Street or Oswego County National Bank gives notice of non-extension, at which time the term is fixed for one year.

Generally, Bridge Street and Oswego County National Bank may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if Bridge Street or Oswego County National Bank signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation that the officer would have received if he or she had continued working for one year with continued insurance coverage for one year. Bridge Street and Oswego County National Bank would pay the same severance benefits if the officer resigns after a change of control following a loss of title, office or membership on the board of directors, material reduction in duties, functions or responsibilities, involuntary relocation of his or her principal place of employment to a location over 50 miles from Oswego County National Bank’s principal office on the day before the change of control and over 50 miles from the officer’s principal residence or other material breach of contract which is not cured within 30 days. These agreements also provide uninsured death and disability benefits.

Each change of control agreement provides that, in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “parachute payments” within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced by the amount which is the minimum necessary to result in the payments not exceeding three times the recipient’s average annual compensation which was includable in the recipient’s gross income during the most recent five taxable years. As a result, none of the severance payments will be subject to a 20% excise tax, and such payments will be deductible to Bridge Street and Oswego County National Bank as compensation expense for federal income tax purposes.

Benefit Plans

401(k) Plan.  Oswego County National Bank has a tax-qualified savings plan with a salary deferral feature. Generally, a full-time employee who has attained the age of 21 and completed one year of employment is eligible to participate. A participant may make a deferral from 1% to 15% of his or her compensation up to $14,000 for 2005 for individuals under age 50 and $14,000 plus a $4,000 catch-up contribution option for 2005 for individuals who are at least 50 years old, indexed annually. Oswego County National Bank makes matching contributions of 50% of each participant’s annual deferrals up to a maximum of 3% of compensation.

A participant is fully vested for his own deferrals, and vests over six years in any matching contributions, other permissible discretionary contributions, and reallocations of plan forfeitures. The plan allows a participant to direct the investment of his or her individual plan accounts among several investment options.

The 401(k) Plan permits investments in a fund established to invest primarily in the common stock of Bridge Street. The participant’s common stock is held by the 401(k) Plan’s trustee for the benefit of the individual participants who choose to direct their investments into the newly-created fund. Generally, a participant controls the exercise of the voting and tendering rights relating to the common stock held for his benefit.

Defined Benefit Pension Plan.  Oswego County National Bank maintains a non-contributory defined benefit pension plan covering substantially all of its full-time employees who have attained age 21 and completed one year of service. A participant is fully vested in the plan upon reaching five years of service after obtaining the age of 18.

The normal retirement benefit is based upon a participant’s highest three-year average annual base earnings during the participant’s final ten years of service, subject to certain limitations required by the plan and the Code. The annual benefit provided to a participant at normal retirement age (generally age 65) is determined as follows: 2% of the participant’s average annual earnings multiplied by the participant’s years of credited service (limited to 60% of the participant’s average annual earnings). The plan also provides for early retirement benefits which are calculated in the same manner as normal retirement benefits. However, benefits are reduced when the participant chooses to begin the receipt of his benefits prior to normal retirement age.

The following table indicates the annual employer-provided retirement benefits that would be payable under the pension plan upon retirement at age 65 to a participant electing to receive his pension benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service. Under the Code, maximum annual benefits under the pension plan are limited to $170,000 per year and annual compensation for benefit calculation purposes is limited to $210,000 per year for the 2005 calendar year.

Average Annual	Years of Service
Compensation	10	15	20	25	30

$100,000	$20,000	$30,000	$40,000	$50,000	$60,000
125,000	$25,000	$37,500	$50,000	$62,500	$75,000
150,000	$30,000	$45,000	$60,000	$75,000	$90,000
170,000	$34,000	$51,000	$68,000	$85,000	$102,000
200,000	$40,000	$60,000	$80,000	$100,000	$120,000
225,000 (1)	$45,000	$67,500	$90,000	$112,500	$135,000

(1)	Amounts reflect that no more than $210,000 of compensation is recognized in 2005 for purposes of computing benefits.

The benefits listed on the table above for the pension plan are not subject to a reduction for Social Security benefits or any other offset amount. As of December 31, 2005, Mr. Kreis and Mr. Sunderhaft had 9 years and 5 years, respectively, of credited service for purposes of the pension plan.

Supplemental Retirement Plan.  The President and Chief Executive Officer of Oswego County National Bank is covered by a supplemental retirement income agreement designed to provide the amount of retirement benefits which cannot be paid from the defined benefit pension plan by reason of certain Code limitations on qualified plan benefits. In the event of termination of employment following a change in control, the agreement provides for annual payments of $152,033 over a period equal to the longer of 180 months or life.

Employee Stock Ownership Plan.  Bridge Street has established the Employee Stock Ownership Plan (“ESOP”) for employees of Bridge Street and Oswego County National Bank. Full-time employees of Bridge Street or Oswego County National Bank who have been credited with at least 1,000 hours of service during a twelve-month period and have attained age 21 are eligible to participate in the ESOP.

The ESOP has a loan outstanding with Bridge Street, the proceeds of which have been used to purchase common stock. The loan amount equals 100% of the aggregate purchase price of the common stock acquired by the ESOP. The loan by the ESOP will be repaid principally from Bridge Street’s and Oswego County National Bank’s contributions to the ESOP over a period of not less than 10 years. The collateral for the loan is the common stock purchased by the ESOP. Although it is anticipated that Oswego County National Bank will continue to make contributions to the ESOP, it is under no obligation to make those contributions. The interest rate for the ESOP loan is 8.50%. Bridge Street may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock. These purchases would be funded through additional borrowings by the ESOP or additional contributions from Bridge Street. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by the ESOP with the proceeds of the loan are held in a suspense account and released to participants’ accounts as debt service payments are made. Shares released from the ESOP are allocated to each eligible participant’s ESOP account based on the ratio of each such participant’s compensation to the total compensation of all eligible ESOP participants.

Forfeitures are reallocated among remaining participating employees and may reduce any amount Bridge Street might otherwise have contributed to the ESOP. Upon the completion of five years of service, the account balances of participants within the ESOP will become 100% vested. Credit is given for years of service with Oswego County National Bank prior to adoption of the ESOP. In the case of a “change in control,” as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement or separation from service. Bridge Street’s contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

Messrs. Kreis and Sunderhaft serve as trustees of the ESOP. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and unallocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

The ESOP is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations of the IRS and the Department of Labor thereunder.

Stock Option Plans.  Bridge Street currently maintains two stock option plans. The first stock option plan was approved by the stockholders of Oswego County Bancorp at an Annual Meeting on April 20, 2000 and was assumed by Bridge Street. The second stock option plan was approved by stockholders of Bridge Street at a Special Meeting on June 20, 2003. The purpose of the stock option plans is to encourage the retention of key employees and directors by facilitating their purchase of a stock interest in Bridge Street. The stock option plans are not subject to ERISA and are not tax-qualified plans. Bridge Street has reserved an aggregate of 252,494 shares of common stock for issuance upon the exercise of stock options granted under the plans. All options vest following an option holder’s death, disability or a change of control of Bridge Street.

We may amend or terminate the stock option plans, in whole or in part, at any time, subject to the requirements of all applicable laws and regulations.

No grants of options were made to the named executive officer during fiscal year 2005.

The following table provides the value for “in-the-money” options, which represent the positive spread between the exercise price of any such existing stock options and the closing price per share of the common stock on December 31, 2005, which was $18.75 per share.

Fiscal Year-End Options/SAR Values
Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares	Value	Options/SARs at	In-the-Money Options/SARs at
	Acquired on	Realized on	Fiscal Year-End	Fiscal Year-End
	Exercise	Exercise	(#)	($)
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Gregory J. Kreis	—	—	45,847/22,660	582,161/141,625
Eugene R. Sunderhaft	—	—	8,695/1,500	123,469/9,375

(1)	The values shown reflect the difference between the exercise price of each option and the closing price per share of common stock on December 31, 2005, which was $18.75.

Restricted Stock Plans.  Bridge Street currently maintains two restricted stock plans (“RRP”). The first such plan was approved by the stockholders of Oswego County Bancorp at an Annual Meeting on April 20, 2000 and was assumed by Bridge Street. The second restricted stock plan was approved by stockholders of Bridge Street at a Special Meeting on June 20, 2003. Similar to the stock option plans, the RRP function as long-term incentive compensation programs for eligible officers, employees and outside directors of Bridge Street and Oswego County National Bank. The members of the Board’s Personnel and Compensation Committee who are disinterested directors (“RRP Committee”) administer the RRP. Bridge Street pays all costs and expenses of administering the RRP.

The RRP are not subject to ERISA and are not tax-qualified plans. Bridge Street has reserved an aggregate of 97,323 shares of common stock for issuance under the plans. All awards vest following an award recipient’s death, disability or a change of control of Bridge Street.

Bridge Street may amend or terminate the restricted stock plans, in whole or in part, at any time, subject to the requirements of all applicable laws and regulations.

Limitations on Federal Tax Deductions for Executive Officer Compensation

Federal tax laws may limit the federal income tax deduction for salaries paid or for other compensation paid for personal services actually rendered to $1 million each tax year for each executive officer named in the summary compensation table in Bridge Street’s proxy statement for that year. This limit will not apply to non-taxable compensation under various broad-based retirement and fringe benefit plans or to compensation that is “qualified performance-based compensation” under applicable law. The Personnel and Compensation Committee takes this deduction limitation into account with other relevant factors in establishing compensation levels of executive officers and in setting the terms of compensation programs. Currently, none of our executive officers receive annual compensation expected to exceed this limit. However, there is no assurance that all compensation paid to our executive officers will be deductible for federal income tax purposes. To the extent that compensation paid to any executive officer is not deductible, the net after-tax cost of providing the compensation will be higher and the net after-tax earnings of Bridge Street and Oswego County National Bank will be reduced.

Personnel and Compensation Committee Report on Executive Compensation

The Personnel and Compensation Committee Report (the “Report”) and the Performance Graph (the “Graph”) included in this section are provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, the Report and the Graph shall not be deemed “soliciting material,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

The Personnel and Compensation Committee provides advice and recommendations to the Board of Directors in the areas of executive officer salaries and employee benefit programs. Compensation of the President and Chief Executive Officer and other executive officers of Oswego County National Bank for the fiscal year ended 2005 was paid by Oswego County National Bank and determined by its Board of Directors.

The committee reviews the compensation and benefits programs for all executive officers on an annual basis.

The committee strives to provide a compensation program that assures both the motivation and retention of the executive officers, proper alignment with the financial interests of Bridge Street’s stockholders, and competitiveness with the external marketplace. To this end, the committee reviewed the compensation practices of a peer group of companies with similar size and business mix to that of Oswego County National Bank in order to develop recommendations for Oswego County National Bank’s executive officers.

Oswego County National Bank’s compensation program for executive officers consists of: base salary, annual bonuses and long-term incentive awards. These elements are intended to provide an overall compensation package that is commensurate with Oswego County National Bank’s financial resources, that is appropriate to assure the retention of experienced management personnel, and that aligns their financial interests with those of Bridge Street’s stockholders.

Base Salaries.  Salary levels recommended by the committee are intended to be competitive with salary levels of the companies in Oswego County National Bank’s peer group, commensurate with the executive officers’ respective duties and responsibilities, and reflect the financial performance of Oswego County National Bank.

Chief Executive Officer.  The Compensation Committee recognizes the significant additional efforts required of the President and Chief Executive Officer in bringing about Bridge Street’s initial public offering, the conversion of Oswego County National Bank, and in running a publicly traded company.

Based on the foregoing criteria discussed above, for fiscal year ended December 31, 2005, Mr. Kreis’ base salary was $200,000. There was no bonus awarded in 2005.

Bridge Street Financial, Inc.
Personnel and Compensation Committee
Bruce P. Frassinelli, Chair
Lowell A. Seifter
Deborah F. Stanley

Compensation Committee Interlocks and Insider Participation

None of the executive officers of Bridge Street served as a member of another entity’s Board of Directors or as a member of the Compensation Committee (or other board committee performing equivalent functions) during 2005, which entity had an executive officer serving on the Board of Directors or as a member of the Personnel and Compensation Committee of Bridge Street. There are no interlocking relationships between Bridge Street and other entities that might affect the determination of the compensation of our executive officers.

Performance Graph

The following graph compares Bridge Street’s total cumulative stockholder return by an investor who invested $100.00 on December 31, 2000 to December 31, 2005, to the total return by an investor who invested $100.00 in each of the Russell 2000 Index and the Nasdaq Bank Index for the same period.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG BRIDGE STREET FINANCIAL, INC., THE RUSSELL 2000 INDEX,
AND THE NASDAQ BANK INDEX

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
BRIDGE STREET FINANCIAL, INC.	100.00	149.97	263.20	397.12	511.26	521.09
RUSSELL 2000	100.00	102.49	81.49	120.00	142.00	148.46
NASDAQ BANK	100.00	106.35	107.47	137.00	154.24	149.95

* $100 invested on 12/31/00 in stock or index-including reinvestment of dividends.

Transactions with Certain Related Persons

Oswego County National Bank makes loans to its officers and directors and to companies with which its officers and directors are affiliated. As of December 31, 2005, there were loans to two directors with a total balance of $390,463. The loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. All future loans to officers and directors will be made on the same terms and conditions as made to unaffiliated third parties. Bridge Street also retained Green & Seifter Attorneys, PLLC during fiscal year 2005. Lowell A. Seifter, a member of the Board of Directors, is a principal in Green & Seifert. In 2005, Bridge Street paid $44,174 to Green & Seifter for legal services rendered in connection with the Ladd’s Insurance Agency acquisition, the completion of a land lease for a replacement branch and services related to commercial lending. All related party transactions were approved by the Audit Committee of Bridge Street’s Board of Directors.

Additional information about Bridge Street is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 88.

PROPOSAL I — THE PROPOSED MERGER

The description of the merger and the merger agreement contained in this joint proxy statement/prospectus describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. We have attached a copy of the merger agreement as Appendix A.

We encourage you to read the merger agreement in its entirety.

General

Pursuant to the merger agreement, Bridge Street will merge into Alliance, with Alliance as the surviving entity. Outstanding shares of Bridge Street common stock will be converted into the right to receive cash, shares of Alliance common stock or a combination of cash and shares of Alliance common stock. Cash will be paid in lieu of any fractional share of Alliance common stock. See “— Merger Consideration” below. As a result of the merger, the corporate existence of Bridge Street will cease and Alliance will succeed to all of the rights and be responsible for all of the obligations of Bridge Street. Following the merger of Bridge Street into Alliance, Oswego County National Bank will merge into Alliance Bank and the separate existence of Oswego County National Bank will cease.

Alliance Background of the Merger

On November 30, 2004, the Business Acquisition Committee of the Board of Directors of Alliance (“Committee”) discussed and authorized the purchase up to $1,000,000 worth of Bridge Street common stock. In its December 21, 2004 meeting the Committee affirmed its prior approval. On April 26, 2006 Alliance’s Board of Directors approved an additional $250,000 worth of Bridge Street common stock. Ultimately, Alliance purchased approximately 64,000 shares of Bridge Street common stock. The purchase program was put in place primarily to support the view of Alliance’s management and the Committee that the ultimate acquisition of Bridge Street by Alliance would make strategic sense and would be in support of Alliance’s growth plans.

After consulting with other investment banking firms during the summer of 2005, Alliance worked with Keefe, Bruyette & Woods, Inc. (“KBW”) beginning in September of 2005 to evaluate the possibility of an acquisition of Bridge Street. In addition, Alliance’s management had noted that Bridge Street would exit its three year “protected period” under the Office of Thrift Supervision conversion rules on January 1, 2006. Previously the Board and management noted that the markets in which Alliance operates had historically lacked the potential for strong organic growth and that future growth could be achieved in part by a contiguous acquisition.

Mr. Jack H. Webb, Alliance’s President and Chief Executive Officer, and Mr. Gregory Kreis, Bridge Street’s President and Chief Executive Officer, had lunch on October 31, 2005. At that lunch Mr. Webb expressed Alliance’s interest in entering into a negotiated transaction to acquire Bridge Street. Mr. Kreis indicated that he would share Mr. Webb’s discussion with Bridge Street’s Board of Directors. In early January 2006, Mr. Webb and Mr. Kreis spoke on the telephone about several matters, and Mr. Kreis informed Mr. Webb that Bridge Street’s Board of Directors was considering certain strategic options. Later in January, Mr. Kreis and Mr. Webb spoke again, and Mr. Kreis told Mr. Webb that Bridge Street’s Board of Directors had retained an investment banking firm to prepare for an auction of Bridge Street in early 2006.

Late in January, Craig Mancinotti, Managing Director and Principal of Austin Associates LLC (“Austin Associates”), contacted Mr. Webb and John H. Watt, Jr., Executive Vice President of Alliance, to inform them that Austin Associates was representing Bridge Street in an auction of the company. He asked if Alliance was interested in pursuing an offer. On February 1, 2006 Mr. Webb signed a confidentially agreement. On or about February 13, 2006, Alliance received a confidential information memorandum regarding Bridge Street from Austin Associates.

During the balance of the month of February, Alliance and its advisors engaged in analysis of the value of Bridge Street and of certain synergies and related cost savings in anticipation of submission of an expression of interest.

On February 28, 2006, Alliance’s management and KBW made a presentation to the Committee concerning the submission of a non-binding expression of interest to purchase Bridge Street. The Committee recommended to the Board at a meeting held later that day that it approve a non-binding offer. The Board unanomously approved a non-binding bid in the $22.50 to $24.00 range and the offering of two seats on the Board of Directors of Alliance. On March 2, 2006, Alliance submitted its expression of interest to Austin Associates.

On March 2, 2006, Alliance formally engaged KBW to represent Alliance and provide analysis and advice with respect to the potential acquisition of Bridge Street.

On March 16, 2006, Alliance was informed by Austin Associates that it and one other party would be invited to perform due diligence on Bridge Street and to submit a definitive offer thereafter.

On March 23, 24, and 25, 2006 Alliance and its advisors, including KBW and Alliance’s accounting advisors, conducted on-site due diligence at Bridge Street. On March 29, 2006, Alliance conducted due diligence at Bridge Street’s subsidiary, Ladd’s Insurance Agency, Inc.

On March 30, 2006, Mr. Webb and Mr. Watt made a presentation to Bridge Street’s Board of Directors. Mr. Webb discussed the strategic reasons for the transaction and why such a transaction would be attractive to Bridge Street stockholders.

On April 3, 2006, a special meeting of Alliance’s Board of Directors was held. At that meeting the Alliance directors, its management and its financial and legal advisors considered a formal definitive offer to acquire Bridge Street. KBW discussed valuation structure and comparable transactions. Legal counsel from Nixon Peabody LLP (“Nixon Peabody”) discussed the legal aspects of the proposed transaction. Mr. Webb and Mr. Watt discussed the results of due diligence and the proposed integration plan, including cost savings. Following the presentations a wide ranging discussion was held among the Board, management and the advisors. Following the discussion the Board unanimously approved an offer in the $23 to $24 per share range and two Alliance board seats for Bridge Street directors. Subsequent to that meeting a definitive offer letter was delivered by Alliance to Austin Associates.

On April 7, 2006, Alliance learned from Austin Associates that the Board of Directors of Bridge Street had selected Alliance as the winning bidder.

On April 10, 2006, Alliance’s counsel, Nixon Peabody LLP, circulated an initial draft of the merger agreement. The parties negotiated the terms of the merger agreement until April 21, 2006.

On April 21, 2006, the Board of Directors of Alliance held a special meeting. Mr. Webb and Mr. Watt, together with Alliance’s financial and legal advisors, reviewed the results of the due diligence investigation of Bridge Street. Mr. Watt and the financial advisors from KBW reviewed financial, operating and market information relating to Bridge Street and discussed a range of matters, including the amount and form of consideration, structure of the transaction, historic stock price performance, valuation methodologies and analysis set forth in their fairness opinion.

After this discussion, KBW delivered to the Board its oral opinion (later confirmed in writing) that the proposed cash and stock merger consideration was fair, from a financial perspective, to Alliance.

Counsel from Nixon Peabody discussed with the Board matters related to the proposed transaction and related agreements, including the legal terms of the proposed merger, matters related to the employees and directors of Bridge Street and anticipated transaction timing. Mr. Kreis’s employment contract was also discussed by counsel.

Following these presentations, the Board continued its meeting with discussions and questions among the members of the Board, management and the advisors. Following the presentations and a lengthy discussion, the Board unanimously (three members were absent from the meeting) approved the merger agreement.

Following the approval of the Bridge Street Board of Directors on April 23, 2006, the parties executed the merger agreement.

On the morning of April 24, 2006, the parties issued a joint press release publicly announcing the transaction.

Bridge Street Background of the Merger

The Board of Directors of Bridge Street and its senior management have regularly reviewed Bridge Street’s strategic alternatives and assessed various opportunities for increasing long-term stockholder value, including opportunities for enhancing earnings internally, branch expansion, and acquiring and/or affiliating with other financial institutions. These reviews included a periodic assessment by financial advisors of Bridge Street’s financial performance and return to stockholders, stock trading patterns and trends in the financial marketplace, including merger and acquisition activity, both local and nationwide. In addition, these reviews often included a discussion of the fiduciary duties of the Board of Directors of Bridge Street with Thacher Proffitt & Wood llp (“Thacher Proffitt”), Bridge Street’s special legal counsel.

During 2004 and 2005, in an effort to increase long-term stockholder value, the Bridge Street Board of Directors engaged in discussions with other financial institutions regarding potential acquisitions and other affiliations. In addition, the Bridge Street Board of Directors authorized a stock repurchase plan for the purchase of up to 5% of Bridge Street’s outstanding shares in January 2004. In April 2005, the Board of Directors of Bridge Street authorized a second stock repurchase plan for the purchase up to an additional 10% of Bridge Street’s outstanding shares.

On October 7, 2005, the Board of Directors of Bridge Street met in a day-long strategic planning meeting led by Craig Mancinotti from Austin Associates. At that meeting it was determined that long-term prospects for enhanced stockholder return were limited. Therefore, it was further determined that a sale of Bridge Street should be explored.

On October 20, 2005, at a regularly scheduled meeting of the Board of Directors of Bridge Street, Thacher Proffitt met with the Board to review strategic considerations in light of Bridge Street’s independent business plan, including the strategic rationale for mergers and the potential value that could be realized in a sale of the Company.

In October and November 2005, Bridge Street contacted and met with financial advisors for the purpose of exploring Bridge Street’s strategic alternatives, including the possible sale of Bridge Street. These meetings included discussions regarding remaining independent, the potential value of Bridge Street in a sale transaction, potential buyer-candidates, values obtained in recent bank merger and acquisition transactions, and the process by which Bridge Street could seek indications of interest from third parties with respect to a potential business combination transaction.

On November 22, 2005, the Board of Directors of Bridge Street formally engaged Austin Associates to serve as financial advisor to Bridge Street.

At a regular meeting of the Board of Directors of Bridge Street held on December 15, 2005, the Board of Directors of Bridge Street and senior management discussed with Austin Associates the process through which Austin Associates would develop marking strategies, identify preliminary buyer-candidates, prepare a confidential information package, and manage the marketing process. Thacher Proffitt discussed the fiduciary duties of the Board of Directors of Bridge Street in evaluating a potential sale of Bridge Street.

In January 2006, Austin Associates prepared a confidential information package to be distributed to potential interested parties and initiated contact with twelve financial institutions to explore whether they had an interest in evaluating a potential affiliation with Bridge Street. As a result of Austin Associates’ contact, seven financial institutions, including Alliance, executed confidentiality agreements with Bridge Street and received the confidential information package in February 2006.

Later in February 2006, Austin Associates provided a supplement to the confidential information package to four financial institutions. These four financial institutions had indicated that they would be interested in pursuing discussions with Bridge Street. Management of Bridge Street then met with each of the financial institutions, including Alliance, to discuss the business and operations of Bridge Street.

In early March, Bridge Street received non-binding expressions of interest from the remaining three financial institutions: Alliance, Company A and Company B. Company C declined to bid. Alliance’s expression of interest included a proposal to pay a mixture of cash and stock with an aggregate per share price range of $22.50 to $24.00. Company A’s expression of interest included a proposal to pay a mixture of cash and stock, with an aggregate per share price that was lower than the range included in Alliance’s expression of interest. Company B’s expression of interest included a proposal to pay the merger consideration in stock, with a per share price range that was lower than the range included in Alliance’s expression of interest and the price included in Company A’s expression of interest.

On March 16, 2006, the Board of Directors of Bridge Street held a regular meeting to review with Austin Associates and Thacher Proffitt the three expressions of interest and to determine whether to proceed in negotiating with the parties. At the meeting, Austin Associates summarized the three expressions of interest and presented a financial comparison of the terms of each. After an extensive discussion, the Board of Directors of Bridge Street determined to invite Alliance and Company A to conduct due diligence.

From March 22 through March 26, 2006, Alliance and Company A each conducted due diligence on Bridge Street.

On March 30, 2006, the Board of Directors of Bridge Street met off-site with Alliance and Company A to discuss the merits of each party’s respective expressions of interest, and the potential benefits and strategic advantages of combining with their respective organization. Austin Associates then requested that Alliance and Company A each submit final expressions of interest.

By April 4, 2006, Bridge Street received final expressions of interest from Alliance and Company A. Alliance’s final expression of interest affirmed its initial proposal to pay a combination of cash and stock, and fixed the share price for the cash portion of the merger consideration at $23.06. Company A’s final expressions of interest included an aggregate per share price that was lower than the price proposed by Alliance.

On April 7, 2006, the Board of Directors of Bridge Street held a special meeting with Austin Associates and Thacher Proffitt to discuss the final proposals of Alliance and Company A. The Board of Directors of Bridge Street determined to proceed with the negotiation of a definitive agreement with Alliance.

On April 10, 2006, Alliance’s counsel circulated an initial draft of the merger agreement. The parties and their advisors negotiated the terms of the merger agreement until April 21, 2006.

On April 23, 2006, the Board of Directors of Bridge Street held a special meeting to discuss the final terms of the transaction with Alliance based on Alliance’s offer to pay $23.06 per share for 25% of the outstanding shares of Bridge Street common stock and to set a fixed exchange ratio of 0.7547 shares of Alliance stock per Bridge Street share for 75% of the outstanding shares of Bridge Street common stock. At this meeting, Austin Associates and Thacher Proffitt updated the Board of Directors of Bridge Street on the material terms that had been resolved and discussed the interests of certain persons in the proposed transaction. Thacher Proffitt reviewed for the Bridge Street Board of Directors the material terms of the merger agreement, as well as the voting agreement to be entered into by each of the directors and certain executive officers of Bridge Street, and the legal duties of the Board of Directors of Bridge Street with respect to Bridge Street’s stockholders. Austin Associates delivered its oral opinion (subsequently confirmed in writing) that as of the date of its opinion and based upon and subject to the considerations described in its opinion, the per share merger consideration offered by Alliance was fair from a financial point of view to Bridge Street’s stockholders. Accordingly, the Board of Directors of Bridge Street unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

On the evening of April 23, 2006, the parties executed the merger agreement. On the morning of April 24, 2006, the parties issued a joint press release publicly announcing the transaction.

Bridge Street’s Reasons for the Merger

In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Board of Directors of Bridge Street consulted with senior management, Austin Associates and Thacher Proffitt, and considered a number of factors, including but not limited to the following, which are not presented in order of priority:

•	A review of the historical financial statements of Bridge Street and Alliance and certain other internal information, primarily financial in nature, relating to the respective businesses, earnings and balance sheets of Bridge Street and Alliance;

•	The respective business strategies of Bridge Street and Alliance, prospects for the future, including expected financial results, and expectations relating to the proposed merger, based on discussions with management of Bridge Street and Alliance;

•	The current and prospective environment in which Bridge Street operates;

•	The merger consideration offered and the belief of the Board of Directors of Bridge Street that the merger consideration is fair and that the mixture of stock and cash is favorable and will result in a long-term value for Bridge Street’s stockholders;

•	The fact that Bridge Street’s stockholders would have the opportunity to elect to receive shares of Alliance common stock or cash (subject to the requirement that 25% of the outstanding common stock of Bridge Street will be exchanged for cash and 75% will be exchanged for shares of Alliance common stock);

•	The fact that the transaction is expected to be tax-free to Bridge Street’s stockholders to the extent that they receive Alliance common stock in exchange for shares of Bridge Street common stock;

•	The fact that Alliance’s common stock has a favorable dividend yield;

•	The ability of Alliance to pay the merger consideration;

•	The compatibility of the corporate cultures of Bridge Street and Alliance;

•	The business and prospects of Alliance and the Board of Directors of Bridge Street’s view of the quality of Alliance common stock as an investment of Bridge Street’s stockholders;

•	The geographic fit of branch networks of Bridge Street and Alliance;

•	The anticipated effect of the acquisition on Bridge Street’s employees (including the fact that Bridge Street employees who do not continue as employees of Alliance will be entitled to receive severance benefits);

•	The effect on Bridge Street’s customers and the communities served by Bridge Street;

•	Advice from Bridge Street’s financial advisors, Austin Associates, that the per share merger consideration is fair to Bridge Street’s stockholders from a financial point of view;

•	The terms of the merger agreement, including but not limited to the representations and warranties of the parties, the covenants, the consideration, the benefits to certain Bridge Street’s employees, and the circumstances under which the Board of Directors of Bridge Street may consider a superior proposal (as defined in the merger agreement);

•	The fact that the merger agreement contains limited closing conditions and the likelihood of obtaining all necessary approvals;

•	A review of the terms, to the extent publicly available, of certain other transactions deemed by Austin Associates to be relevant to its review of the proposed merger; and

•	A review of the prospects of Bridge Street remaining independent.

Based on the factors described above, the Board of Directors of Bridge Street determined that the transaction was desirable and in the best interests of Bridge Street’s stockholders and unanimously approved the merger agreement.

THE BOARD OF DIRECTORS OF BRIDGE STREET UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN.

Opinion of Bridge Street’s Financial Advisor

Bridge Street retained Austin Associates on November 22, 2005 to provide financial advisory services in connection with the potential sale of Bridge Street. Bridge Street selected Austin Associates as its financial advisor on the basis of Austin Associates’ experience and expertise in representing community banks in similar transactions.

Austin Associates acted as financial advisor to Bridge Street in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the April 23, 2006 meeting at which the Bridge Street Board of Directors considered and approved the merger agreement, Austin Associates delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the merger consideration was fair to Bridge Street’s stockholders from a financial point of view. Austin Associates has confirmed its April 23, 2006 opinion by delivering to the board a written opinion dated July 24, 2006. In rendering its updated opinion, Austin Associates confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing the other factors considered in rendering its opinion. The full text of Austin Associates’ opinion dated July 24, 2006, is attached as Appendix C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Austin Associates in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge Bridge Street stockholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

You should consider the following when reading the discussion of Austin Associates’ opinion in this document:

•	The summary of Austin Associates’ opinion set forth in this joint proxy statement/prospectus is qualified by reference to the full text of the opinion that is attached as Appendix C to this document. You should read the opinion in its entirety for a full discussion of the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Austin Associates in connection with its opinion.

•	Austin Associates expressed no opinion as to the price at which Alliance or Bridge Street’s common stock would actually be trading at any time.

•	Austin Associates’ opinion does not address the relative merits of the merger and the other business strategies considered by the Bridge Street Board of Directors, nor does it address the Bridge Street’s board decision to proceed with the merger.

•	Austin Associates’ opinion to the Bridge Street Board of Directors rendered in connection with the merger does not constitute a recommendation to any Bridge Street stockholder as to how he or she should vote at the special meeting.

The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, Austin Associates performed a variety of financial analyses. Austin Associates believes that its analyses and the facts considered in its analyses, without considering all other factors and analyses could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Austin Associates’ opinion. No limitations were imposed by Bridge Street’s board or its management upon Austin Associates with respect to the investigations made or the procedures followed by Austin Associates in rendering its opinion.

In performing its analyses, Austin Associates made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Alliance and Bridge Street and may not be realized. Any estimates contained in Austin Associates’ analyses are not necessarily predictive of future results or values, and may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by Austin Associates was assigned a greater significance by Austin Associates than any other. The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

Austin Associates has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Austin Associates did not undertake any independent evaluation or appraisal of the assets and liabilities of Alliance or Bridge Street, nor was it furnished with any appraisals. Austin Associates has not reviewed any individual credit files of Alliance or Bridge Street, and has assumed that Alliance’s and Bridge Street’s allowances are, in the aggregate, adequate to cover losses. Austin Associates’ opinion is based on economic, market and other conditions existing on the date of its opinion.

In rendering its opinion, Austin Associates made the following assumptions:

•	That the merger will be accounted for as a purchase in accordance with generally accepted accounting principles;

•	That all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Bridge Street, Alliance or on the anticipated benefits of the merger;

•	That Bridge Street and Alliance have provided all of the information that might be material to Austin Associates in its review; and

•	That the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Bridge Street and Alliance as to the future operating and financial performance of Bridge Street and Alliance, respectively.

In connection with its opinion, Austin Associates reviewed:

•	The merger agreement;

•	Audited financial statements of Alliance for the five years ended December 31, 2005, and unaudited statements for the three months ended March 31, 2006;

•	Audited financial statements of Bridge Street for the five years ended December 31, 2005, and unaudited statements for the three months ended March 31, 2006;

•	Certain publicly available financial statements and other historical financial information of Alliance and Bridge Street that Austin Associates deemed relevant; and

•	Financial and operating information with respect to the business, operations and prospects of Alliance and Bridge Street.

In addition, Austin Associates:

•	Held discussions with members of the senior management of Alliance and Bridge Street regarding the historical and current business operations, financial condition and future prospects of their respective companies;

•	Reviewed the historical market prices and trading activity for the common stock of Alliance and Bridge Street, and compared the market activity of Alliance’s common stock with that of certain publicly traded companies which it deemed to be relevant;

•	Compared the results of operations of Alliance and Bridge Street with those of certain financial institutions which it deemed to be relevant;

•	Compared the financial terms of the merger with the financial terms, to the extent publicly available, of other recent business combinations of financial institutions;

•	Analyzed the pro forma equivalent financial impact of the merger to Bridge Street’s per share results; and

•	Conducted such other studies, analyses, inquiries and examinations as Austin Associates deemed appropriate.

The following is a summary of all material analyses performed by Austin Associates in connection with its opinion provided to the Board of Directors of Bridge Street as of April 23, 2006. The summary does not purport to be a complete description of the analyses performed by Austin Associates.

The Process for Soliciting Indications of Interest.  After analysis and discussions with Bridge Street, Austin Associates contacted selective banking organizations based on quality and level of overall financial performance, asset size, stock trading activity and geographic scope of operations. Twelve organizations were contacted, of which seven organizations executed confidentiality agreements and received a confidential information package that provided detailed information about the business and operations of Bridge Street. Each organization was requested to submit a specific proposal to acquire Bridge Street. Three written offers were received, and following due diligence by two of the parties, the financial terms of the Alliance proposal were higher compared to the other offers received.

Summary of Financial Terms of Agreement.  Austin Associates reviewed the financial terms of the proposed transaction, including the form of consideration, the exchange ratio for the stock portion of the merger consideration, and the resulting value per share to be received by Bridge Street common stockholders pursuant to the proposed merger. The terms of the merger agreement provide that each outstanding share of Bridge Street will elect to receive either $23.06 per share in cash or 0.7547 shares of Alliance common stock (the “merger consideration”). The merger agreement requires that 75% of Bridge Street shares will be exchanged for Alliance common stock and 25% of Bridge Street’s shares will be exchanged for cash. The merger agreement also provides for the exchange of Bridge Street stock options for cash equal to the difference between $23.06 per share and the exercise price of the option.

Based on 2,309,179 common shares of Bridge Street and stock options to acquire 145,005 common shares of Bridge Street with a weighted average exercise price of $9.15, the negotiated value of the transaction was approximately $55.2 million based on Alliance’s closing stock price on April 21, 2006. Austin Associates calculated that the value of $55.2 million represented:

•	210% of book value at March 31, 2006;

•	241% of tangible book value at March 31, 2006;

•	47.0 times core net income (adjusted to exclude security gains or losses) for the 12 months ended March 31, 2006;

•	A 20.2% premium over tangible book value as a percent of core deposits as of March 31, 2006; and

•	A 23.6% premium over the average closing stock price of Bridge Street for the 20 day period ending April 21, 2006 (the day prior to executing the Agreement).

Industry Comparative Analysis.  In connection with rendering its opinion, Austin Associates compared selected results of Bridge Street’s operating performance to those of 16 community banks and 9 community thrift organizations, in New York that were publicly traded and having total assets between $150 — $500 million. Austin Associates considered this group of financial institutions comparable to Bridge Street on the basis of asset size and geographic location. Austin Associates noted the following selected financial measures for the New York-based banks and thrifts as of March 31, 2006 as compared to Bridge Street:

		Community	Thrift
		Bank Median	Median
		New York	New York
	Bridge Street	Peer Group	Peer Group

LTM Core Return on Average Assets	0.52%	1.06%	0.84%
LTM Core Return on Average Equity	4.38%	11.21%	7.48%
LTM Efficiency Ratio	82.13%	64.68%	69.09%
Tangible Equity/Tangible Assets	10.23%	7.47%	10.16%
Nonperforming Assets/Total Assets	0.69%	0.35%	0.31%
LTM = last 12 months

This comparison indicated that Bridge Street performed below both peer groups in overall profitability. Bridge Street’s level of capital as measured by the leverage ratio is above both New York peer medians. Bridge Street’s nonperforming assets to total assets are higher than the peer medians.

Austin Associates also compared selected operating results of Alliance to those of 22 other publicly traded banking organizations headquartered in the Mid-Atlantic Region (including New York, Washington D.C., Delaware, Maryland, New Jersey and Pennsylvania) having assets between $800 million and $1.6 billion. This peer group consisted of the following companies:

Company Name	Ticker	City	State

ACNB Corporation	ACNB	Gettysburg	PA
AmeriServ Financial, Inc.	ASRV	Johnstown	PA
Arrow Financial Corporation	AROW	Glens Falls	NY
Bancorp, Inc.	TBBK	Wilmington	DE
Berkshire Bancorp Inc.	BERK	New York	NY
Canandaigua National Corporation	CNND	Canandaigua	NY
Center Bancorp, Inc.	CNBC	Union	NJ
Citizens & Northern Corporation	CZNC	Wellsboro	PA
First Chester County Corporation	FCEC	West Chester	PA
First Mariner Bancorp	FMAR	Baltimore	MD
First National Community Bancorp, Inc.	FNCB	Dunmore	PA
First of Long Island Corporation	FLIC	Glen Head	NY
First United Corporation	FUNC	Oakland	MD
Greater Community Bancorp	GFLS	Totowa	NJ
Leesport Financial Corp.	FLPB	Wyomissing	PA
Peapack-Gladstone Financial Corporation	PGC	Gladstone	NJ
Republic First Bancorp, Inc.	FRBK	Philadelphia	PA
Royal Bancshares of Pennsylvania, Inc.	RBPAA	Narberth	PA
Shore Bancshares, Inc.	SHBI	Easton	MD
Smithtown Bancorp, Inc.	SMTB	Hauppauge	NY
State Bancorp, Inc.	STBC	New Hyde Park	NY
Suffolk Bancorp	SUBK	Riverhead	NY

Austin Associates considered the following group of financial institutions comparable to Alliance as to financial characteristics and stock trading volume. Austin Associates compared selected balance sheet data, asset quality, capitalization, profitability ratios and market statistics. Selected results of this comparison are set forth below:

			Median
	Alliance		Peer Group
	LTM	Five-Year	LTM	Five-Year
	March 31,	Average	March 31,	Average
	2006	Ending 2005	2006	Ending 2005

Core Return on Average Assets	0.76%	0.82%	1.00%	0.99%
Core Return on Average Equity	10.47%	10.39%	13.11%	12.48%
Efficiency Ratio	69.42%	67.97%	60.05%	60.48%
Tangible Equity/Tangible Assets	6.07%	7.55%	7.35%	7.75%
Nonperforming Assets/Assets	0.23%	0.30%	0.29%	0.37%

This summary indicates that Alliance performed below the peer group median in financial ratios related to profitability, efficiency and capital. The following presents a summary of the stock trading levels of Alliance compared to this same peer group:

		Median
	Alliance	Peer Group

Market Price to Core LTM EPS	15.2	15.5
Market Price to Book Value	156%	191%
Market Price to Tangible Book Value	181%	221%
Dividend Yield	2.8%	2.4%

This comparison indicated that Alliance traded below the guideline group’s price to earnings and price to book value multiples. Alliance’s dividend yield is above the guideline group.

Comparable Transaction Analysis.  Austin Associates compared the financial performance of certain selling institutions and the prices paid in selected transactions to Bridge Street’s financial performance and the transaction multiples being paid by Alliance for Bridge Street. Specifically, Austin Associates reviewed certain information relating to selected New York bank and thrift sale transactions with seller’s assets less than $1 billion and return on average assets greater than zero. Austin Associates also reviewed Mid-Atlantic bank and thrift sale transactions with seller’s assets from $100 million to $1 billion, return on average assets greater than zero, and return on average equity less than 10 percent. For the New York and Mid-Atlantic transactions, Austin Associates reviewed announced transactions since January 1, 2004 through year-to-date April 21, 2006. The following highlights the guideline transaction comparison:

		Median	Median
		New York	Mid-Atlantic
	Alliance/	Comparable	Comparable
	Bridge Street(1)	Transactions(11)	Transactions(17)

Seller’s Financial Performance
Total Assets	$227,400	$212,193	$323,003
Tangible Equity/Tangible Assets	10.23%	8.10%	8.11%
Return on Average Assets	0.52%	0.82%	0.72%
Return on Average Equity	4.38%	8.41%	7.69%
Nonperforming Assets/Assets	0.69%	0.19%	0.48%

Deal Transaction Multiples
Price/Earnings Multiple	47.0	20.3	29.3
Price/Tangible Book Value Ratio	241%	187%	206%
Premium/Core Deposits	20.2%	17.6%	17.7%

(1)	Bridge Street’s financial performance and deal transaction multiples based on LTM core net income ending March 31, 2006.

Austin Associates concluded from this review that the multiples being paid by Alliance for Bridge Street are above the New York guideline transactions and the median multiples paid for the Mid-Atlantic based transactions over the time period considered.

Contribution Analysis.  Austin Associates compared the pro forma ownership interest in Alliance that Bridge Street stockholders would receive, in the aggregate, to the contribution by Bridge Street to certain balance sheet and income statement measures of Alliance on a pro forma basis. The results of this analysis have been calculated based on an all-stock exchange which simplifies the comparison. The following table compares the range of pro forma ownership of Bridge Street and Alliance stockholders in the combined company, with each company’s respective contribution of various selected measures:

	Bridge Street	Alliance

Relative Ownership(1)	32.8%	67.2%
Actual Pro Forma Ownership(2)	26.8%	73.2%

Income Statement
2005 Core Net Income	12.4%	87.6%
March 31, 2006 LTM Core Net Income	13.8%	86.2%

Balance Sheet as of March 31, 2006
Total Assets	18.5%	81.5%
Total Loans	18.4%	81.6%
Total Deposits	18.2%	81.8%
Total Stockholders’ Equity	27.4%	72.6%
Tangible Stockholders’ Equity	27.6%	72.4%

(1)	Ownership percentage shown assumes an all-stock exchange;

(2)	ownership based on actual consideration of 75% stock and 25% cash.

Pro Forma Equivalent Per Share Results.  Austin Associates also reviewed the pro forma effect of the proposed transaction to Bridge Street’s last twelve months earnings per share, tangible book value per share and dividends per share.

Bridge Street recorded core earnings per share of $0.50 during the last twelve months ending March 31, 2006, and Alliance’s core earnings per share measured $2.01 per share. Giving effect to the merger, the equivalent Bridge Street earnings would have equaled $1.18 per share, before purchase accounting adjustments, an increase of 135.5 percent from actual results.

Bridge Street’s tangible book value per share equaled $9.92 as of March 31, 2006 and Alliance’s tangible book value measured $16.83 per share. Giving effect to the merger, the equivalent Bridge Street tangible book value would have equaled $11.79, before purchase accounting adjustments, an increase of 18.8 percent from actual results.

Bridge Street’s dividends per share over the last twelve months ending March 31, 2006 equaled $0.33 per share. The last twelve months dividend paid by Alliance measured $0.85 per share. Based on the current exchange ratio, equivalent dividends per share to Bridge Street stockholders would have measured $0.64 for the twelve month period ending March 31, 2006, representing an increase of 94.4 percent from actual results.

Summary.  Based on the preceding summary discussion and analysis, as well as, all relevant supporting information, Austin Associates deemed the terms of the merger agreement to be fair, from a financial point of view, to Bridge Street stockholders.

In connection with Austin Associates’ updated opinion dated July 24, 2006 and contained as Appendix C to this joint proxy statement/prospectus, Austin Associates confirmed the appropriateness of its reliance on the analyses used to render its April 23, 2006 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions and conclusions upon which the April 23, 2006 opinion was based.

The opinion expressed by Austin Associates was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either Alliance or Bridge Street could materially affect the assumptions used in preparing this opinion.

Bridge Street has agreed to pay Austin Associates customary fees for its services as financial advisor in connection with the merger. In addition to its fees and regardless of whether the merger is consummated, Bridge Street has agreed to reimburse Austin Associates for its reasonable out-of-pocket expenses, and to indemnify Austin Associates against certain liabilities, including liabilities under securities laws.

Alliance’s Reasons for the Merger; Recommendation of the Board of Directors of Alliance

The Board of Directors of Alliance expects the merger to enhance Alliance’s banking franchise and competitive market position in Central New York. The merger also increases Alliance’s operating and marketing scale and its customer base.

The Board of Directors of Alliance consulted with Alliance’s management as well as its financial and legal advisors and determined that the merger is in the best interest of Alliance and Alliance stockholders. In reaching its conclusion to approve the merger agreement, the Board of Directors of Alliance considered the following factors as generally supporting its decision to enter into the merger agreement:

(i) The effectiveness of the merger as a method of implementing and accelerating Alliance strategies for expanding Alliance’s franchise;

(ii) Its understanding of Alliance’s business, operations, financial condition, earnings and prospects and of Bridge Street’s business, operations, financial condition, earnings and prospects, including Bridge Street’s strong franchise in the areas in which it operates;

(iii) The reports of Alliance’s management and the financial presentation by KBW to the Board of Directors of Alliance concerning the operations, financial condition and prospects of Bridge Street and the expected financial impact of the merger on the combined company;

(iv) The similarity between Alliance’s and Bridge Street’s management, philosophies, approaches and commitments to the communities and customers they serve and their respective employees; and

(v) The opinion delivered to the Board of Directors of Alliance by KBW to the effect that, as of the date of the opinion and based upon and subject to the conditions described in the opinion and other matters as KBW considered relevant, the merger consideration to be paid by Alliance was fair, from a financial point of view, to Alliance.

The Board of Directors of Alliance also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating Bridge Street’s business, operations and workforce with those of Alliance, the need to obtain stockholder and regulatory approvals in order to complete the transaction, and the risks associated with achieving the anticipated cost savings.

The Board of Directors of Alliance considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement.

The foregoing discussion of the information and factors considered by the Board of Directors of Alliance is not exhaustive, but includes the material factors considered by the Board of Directors of Alliance. In view of the wide variety of factors considered by the Board of Directors of Alliance in connection with its evaluation of the merger and the complexity of these matters, the Board of Directors of Alliance did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the Board of Directors of Alliance may have given different weights to different factors.

On the basis of these considerations, the merger agreement was unanimously approved by Board of Directors of Alliance.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
STOCKHOLDERS OF ALLIANCE APPROVE THE MERGER AGREEMENT AND THE
TRANSACTIONS CONTEMPLATED THEREIN.

Opinion of Alliance’s Financial Advisor

Keefe, Bruyette & Woods, Inc. (“KBW”) began working with Alliance in September, 2005, and on March 2, 2006, Alliance formally retained KBW to act as its financial advisor with respect to its potential acquisition of Bridge Street. KBW is a nationally recognized investment banking firm regularly engaged in the valuation of banks, bank holding companies, savings and loan associations, savings banks and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. KBW has knowledge of, and experience with, the banking market in which Alliance and Bridge Street operate and banking organizations within this market, and was selected by Alliance because of KBW’s knowledge of, experience with, and reputation in the financial services industry.

In its capacity as Alliance’s investment banker and financial advisor, KBW participated in the negotiations with respect to the pricing and other terms and conditions of the merger. However, the final decision on the amount of consideration to offer was made by the Board of Directors of Alliance. KBW rendered an oral written opinion to the Board of Directors of Alliance on April 21, 2006 and a subsequent written opinion dated as of April 23, 2006 (a copy of which is attached as Appendix B), that based on and subject to the assumptions, factors, and limitations as set forth in the attached opinion and as described below, the consideration offered to Bridge Street stockholders is fair to Alliance’s stockholders from a financial point of view. No limitations were imposed by the Board of Directors of Alliance upon KBW with respect to the investigations made or procedures followed by it in arriving at its opinion.

The full text of KBW’s opinion, which sets forth assumptions made and matters considered, is attached as Appendix B to this joint proxy statement/prospectus. Stockholders of Alliance are urged to read the attached KBW opinion in its entirety. The KBW opinion is directed only to the financial fairness of the consideration offered to Bridge Street stockholders and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the meeting. KBW did not consider, nor has it expressed any opinion with respect to the price at which Alliance common stock will trade following the consummation of the merger. The summary of the KBW opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the KBW opinion. In rendering its opinions, KBW does not admit that it is an expert within the meaning of the term “expert” as used within the Securities Act and the rules and regulations promulgated thereunder, or that its opinions constitute a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

In arriving at its opinion, KBW has reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Alliance and Bridge Street and the Merger.

In the course of its engagement as financial advisor, KBW has, among other things:

•	reviewed the merger agreement;

•	reviewed certain historical financial and other information concerning Bridge Street, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

•	reviewed certain historical financial and other information concerning Alliance, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

•	held discussions with senior management of Alliance and Bridge Street with respect to their past and current business operations, regulatory matters, financial condition and future prospects;

•	reviewed earnings per share estimates for the years ending December 31, 2006 and 2007 published by I/B/E/S for Alliance and Bridge Street and discussed those estimates with management;

•	reviewed and studied the historical stock prices and trading volumes of the common stock of Alliance and Bridge Street;

•	reviewed the pro forma financial impact of the merger on Alliance, based on assumptions relating to transaction costs, purchase accounting adjustments, synergies and financing costs determined by the senior management of Alliance and Bridge Street;

•	analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared Alliance and Bridge Street from a financial point of view with certain of those institutions;

•	reviewed the financial terms of certain recent business combinations in the banking industry that KBW deemed comparable or otherwise relevant to its inquiry; and

•	conducted such other financial studies, analyses and investigations and reviewed such other information as KBW deemed appropriate to enable it to render its opinion.

In conducting its review and arriving at its opinion, KBW has relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available. KBW has not assumed any responsibility for independently verifying the accuracy or completeness of any such information. With respect to anticipated transaction costs, purchase accounting adjustments, expected synergies, financing costs and other information prepared by and/or reviewed with the management of Alliance and Bridge Street and used by KBW in its analyses, Alliance’s and Bridge Street’s management confirmed to KBW that they reflected the best currently available estimates and judgments of the respective management with respect thereto and KBW assumed that such performances would be achieved. KBW expresses no opinion as to such matters or the assumptions on which they are based. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW has assumed, with Alliance’s consent, that the aggregate allowances for loan and lease losses for Alliance and Bridge Street are adequate to cover such losses. In rendering its opinion, KBW has not made or obtained any evaluations or appraisals of the property of Alliance or Bridge Street, nor has KBW examined any individual credit files.

In connection with rendering its opinion, KBW also has assumed that there has been no change material to its analysis in Alliance’s or Bridge Street’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to KBW. KBW also has assumed in all respects material to its analysis that Alliance and Bridge Street will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the merger agreement will perform all of the covenants required to be performed by such party under the merger agreement, that the conditions precedent in the merger agreement are not waived and that the merger will qualify as a tax-free reorganization for federal income tax purposes. KBW also has assumed that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

KBW has considered such financial and other factors as it has deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Alliance and Bridge Street; (ii) the assets and liabilities of Alliance and Bridge Street; and (iii) the nature and terms of certain other merger transactions involving financial institutions. KBW also has taken into account its assessment of general economic, market and financial conditions and our experience in other transactions, as well as its experience in securities valuation and knowledge of the financial services industry generally. KBW’s opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to KBW through the date hereof. Events occurring after the date hereof could materially affect this opinion. KBW has not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

KBW further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Alliance common stock or

Bridge Street common stock will trade following the announcement of the merger or the actual value of the Alliance common shares when issued pursuant to the merger, or the prices at which the Alliance common shares will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, Alliance and Bridge Street. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Board of Directors of Alliance in making its determination to adopt the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Board of Directors of Alliance or management of Alliance with respect to the fairness of the consideration offered in the merger.

Summary of Analyses by KBW

The following is a summary of the material analyses presented by KBW to the Board of Directors of Alliance on April 21, 2006, in connection with its opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Board of Directors of Alliance, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not complete description of the financial analyses.

Transaction Overview.  KBW presented a summary of transaction pricing information. The offer price per Bridge Street share used for these purposes was based on a blended value per share derived from 75% of Bridge Street shares being exchanged for 0.7547 Alliance shares and 25% of Bridge Street shares being exchanged for $23.06 in cash. Based on Alliance’s closing stock price of $30.22 on April 19, 2006, the blended value per share was $22.87 and aggregate deal value was $54.8 million. The earnings and cost savings estimates used for these calculations were internal Alliance management estimates. The balance sheet information used was as of December 31, 2005. The following table summarizes key pricing measures:

Acquisition Price to:

Current Stock Price (Premium) ($19.43)	17.7%
2005 EPS ($0.49)	46.7	x
2006 EPS Est. ($0.65)	35.0	x
2006 Cash EPS Est. ($0.77)	29.7	x
2006 EPS Est., Including Cost Savings ($1.78)	12.9	x
2006 Cash EPS Est., Including Cost Savings ($1.89)	12.1	x
Book Value ($11.59 per share)	1.97	x
Tangible Book Value ($10.21 per share)	2.24	x

Additionally, KBW summarized that the implied core deposit premium paid was 20.0% and aggregate price to assets was 24.0%. For a stockholder of Bridge Street receiving 0.7547 Alliance shares per Bridge Street share, the dividend accretion would be 84.5%.

Contribution Analysis.  KBW analyzed the relative contributions of Alliance and Bridge Street to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans, deposits, common equity, tangible common equity, 2005 GAAP net income, 2005 cash net income, estimated 2006 net income, estimated 2006 net income with cost savings, estimated 2006 cash net income, estimated 2006 cash net income with cost savings and market capitalization. KBW compared the relative contribution of balance sheet and income statement items with the pro forma ownership for Alliance and Bridge Street. Balance sheet data was as of December 31, 2005 and market capitalization data was based on April 19, 2006 closing prices. The results of KBW’s analysis are set forth in the following table:

Category	Alliance	Bridge Street

Total Assets	81%	19%
Gross Loans Held for Investment	81%	19%
Total Deposits	81%	19%
Common Equity	73%	27%
Tangible Common Equity	72%	28%
2005 GAAP Net Income	86%	14%
2005 Cash Net Income	84%	16%
2006 Estimated GAAP Net Income	84%	16%
2006 Estimated GAAP Net Income with Cost Savings	67%	33%
2006 Estimated Cash Net Income	83%	17%
2006 Estimated Cash Net Income with Cost Savings	66%	34%
Market Capitalization	71%	29%
Pro Forma Ownership	74%	26%

Forecasted Pro Forma Financial Analysis.  KBW analyzed the estimated financial impact of the merger on Alliance’s estimated earnings per share and estimated cash earnings per share for the fourth quarter of 2006 and the years 2007 and 2008. Cash earnings per share is determined by adding per share amortization of acquisition-related intangible assets to earnings per share. In the course of this analysis, KBW used Alliance’s management estimates of earnings for 2006 and forecasted earnings growth of 8% for both companies in 2007 and 2008, and assumed, based on management forecasts, that the merger will result in cost savings equal to 36% of Bridge Street’s estimated pre-tax non-interest expense. The analysis indicated that the transaction is expected to be accretive to Alliance’s GAAP and cash earnings per share in all examined periods. KBW also presented tables depicting the sensitivity of GAAP and cash earnings per share to varying assumptions related to cost savings.

Furthermore, the analysis indicated that Alliance’s leverage ratio and tier one risk based capital ratio would all remain above regulatory minimums for well capitalized institutions. The total risk based capital ratio would exceed well capitalized minimums by year end 2006. This analysis was based on internal projections provided by Alliance’s and Bridge Street’s senior management teams. For all of the above analysis, the actual results achieved by Alliance following the merger will vary from the projected results, and the variations may be material.

Internal Rate of Return Analysis.  KBW performed an analysis of the internal rate of return to an acquiror of Bridge Street. KBW assumed an acquisition of Bridge Street at the beginning of the fourth quarter of 2006 at an aggregate value of $54.8 million. Adjustments were made to this initial investment to account for estimated restructuring charges and excess capital available from Bridge Street. From the fourth quarter of 2006 through 2011, KBW utilized projections of Bridge Street’s estimated cash earnings, after tax cost savings and estimates regarding capital required to be retained to support asset growth in Bridge Street’s franchise. Estimates of Bridge Street cash earnings were based on internal Alliance projections through 2008 with a 8% growth rate applied from 2009 through 2011. In 2011, an estimate of a terminal value of the acquired Bridge Street franchise was calculated by applying a multiple to 2011 projected cash earnings and cost savings. A table was presented with a range of terminal value multiples from 13.0 to 19.0 times and cost savings assumptions from 20.0% to 40.0%, producing a range of internal rates of return from 6.4% to 23.7%.

Selected Transaction Analysis.  KBW reviewed publicly available information related to three sets of bank and thrift transactions.

The first two sets of comparable transactions included acquisitions of highly capitalized banks and thrifts announced in the last twelve months (after April 21, 2005), with announced transaction values between $20 million and $300 million and acquiree tangible equity / tangible assets ratios greater than 10.0%. The transactions included in the groups were:

Acquirer	Acquiree

Bank Transactions
Silver State Bancorp	Choice Bank
NBC Capital Corporation	SunCoast Bancorp, Inc.
Bancshares of Florida, Inc.	Bristol Bank
Community Bank Shares of Indiana, Inc.	Bancshares, Incorporated
First Mid-Illinois Banchsares, Incorporated	Mansfield Bancorp, Incorporated
Commercial Capital Bancorp Inc.	CalNet Business Bank, National Association
Liberty Shares, Incorporated	Peoples Banking Corporation
First State Bancorporation	New Mexico Financial Corporation
First Banks, Inc.	First National Bank of Sachse
Pacific Continental Corporation	NWB Financial Corporation
Two River Community Bank	Town Bank
North American Bancshares, Inc.	State Bank & Trust of Seguin, Texas
UCBH Holdings, Inc.	Asian American Bank & Trust Company
Sterling Bancshares, Inc.	Prestonwood Bancshares, Incorporated
Interchange Financial Services Corporation	Franklin Bank
South Georgia Bank Holding Company	Community National Bancorporation
First Community Bancorp	Pacifica Bancorp, Inc.
UCBH Holdings, Inc.	Pacific Liberty Bank
First Security Group, Inc.	Jackson Bank & Trust
First Banks Incorporated	International Bank of California
Home Banchsares, Inc.	Mountain View Bancshares, Inc.
Venture Financial Group	Washington Commercial Bancorp
Thrift Transactions
Sterling Financial Corporation	Lynnwood Financial Group
Hudson City Bancorp, Inc.	Sound Federal Bancorp, Inc.
Flushing Financial Corporation	Atlantic Liberty Financial Corp
MainSource Financial Group Inc.	Peoples Ohio Financial Corp.
MainSource Financial Group Inc.	Union Community Bancorp
Frandsen Financial Corporation	QCF Bancorp, Inc.
Peoples Community Bancorp, Inc.	PFS Bancorp, Inc.

Alliance-	Bank	Bank	Thrift	Thrift
Bridge Street	Transaction	Transaction	Transaction	Transaction
Pricing Measure	Transaction	Average	Median	Average	Median

Est. Cost Saves	36.4%	27.8%	27.5%	22.2%	22.2%
Price/LTM EPS	46.7	x	26.9	x	22.2	x	25.9	x	23.3	x
Price/Book	197%	208%	200%	166%	164%
Price/Tang. Book	224%	210%	207%	171%	166%
Core Deposits Premium	20.0%	22.0%	20.0%	18.3%	20.3%
1 Day Market Premium	17.7%	16.4%	17.4%	27.4%	39.4%
1 Month Market Premium	24.2%	20.3%	20.1%	27.5%	40.0%

The third set of comparable transactions included acquisitions of banks headquartered in the Mid-Atlantic announced in the last twelve months (after April 21, 2005), with announced transaction values between $25 million and $250 million. The transactions included in the group were:

Acquirer	Acquiree

Cathay General Bancorp, Inc.	Great Eastern Bank
F.N.B. Corporation	Legacy Bank
Orrstown Financial Services, Inc.	First National Bank of Newport
Susquehanna Bancshares, Inc.	Minotola National Bank
Tower Bancorp Incorporated	FNB Financial Corporation
Sun Bancorp, Inc.	Advantage Bank
Two River Community Bank	Town Bank
New York Community Bank, Inc.	Long Island Financial Corporation
Interchange Financial Services Corp.	Franklin Bank
NBT Bancorp Inc.	CNB Bancorp, Inc.
NewAlliance Bancshares, Inc.	Cornerstone Bancorp, Inc.
Willow Grove Bancorp, Inc.	Chester Valley Bancorp Inc.
Fulton Financial Corporation	SVB Financial Services, Inc,
Center Bancorp, Inc.	Red Oak Bank
Valley National Bancorp	Shrewsbury Bancorp
Valley National Bancorp	NorCrown Bank
F.N.B. Corporation	NSD Bancorp, Inc.
Webster Financial Corporation	First City Bank
Fulton Financial Corporation	First Washington Financial Corp
Sterling Financial Corporation	Pennsylvania State Banking Co.
F.N.B. Corporation	Slippery Rock Financial Corporation
Omega Financial Corporation	Sun Bancorp, Inc.
Leesport Financial Corp.	Madison Bancshares Group, Ltd.
Sun Bancorp, Inc.	Community Bancorp of New Jersey
Community Bank System, Inc.	First Heritage Bank

	Alliance-
	Bridge Street		Bank Transaction		Bank Transaction
Pricing Measure	Transaction		Average		Median

Est. Cost Saves	36.4%		29.2%		30.0%
Price/LTM EPS	46.7	x	25.3	x	24.2	x
Price/Est. EPS	35.0	x	25.1	x	25.2	x
Price/Book	197%		253%		245%
Price/Tang. Book	224%		265%		249%
Core Deposits Premium	20.0%		20.7%		20.3%
1 Day Market Premium	17.7%		27.4%		25.2%
1 Month Market Premium	24.2%		32.1%		34.8%

Selected Peer Group Analysis.  Using publicly available information, KBW compared the financial performance, financial condition, and market valuations of Alliance and Bridge Street to those of comparable banks and thrifts headquartered in upstate New York. KBW also compared an estimate of Alliance pro forma with Bridge Street based on assumed cost savings, purchase accounting adjustments, transaction structure and related assumptions.

Companies included in the upstate New York bank peer group were:

NBT Bancorp Inc.
Community Bank System, Inc.
U.S.B. Holding Co., Inc.
Tompkins Trustco, Inc.
Financial Institutions, Inc.
Arrow Financial Corporation
Wilber Corporation
Chemung Financial Corporation
Evans Bancorp, Inc.
Jeffersonville Bancorp

Companies included in the upstate New York thrift peer group were:

First Niagara Financial Group, Inc.
Partners Trust Financial Group, Inc.
TrustCo Bank Corp NY
Provident New York Bancorp
Oneida Financial Corp. (MHC)
Rome Bancorp, Inc.
Elmira Savings Bank, FSB
Pathfinder Bancorp, Inc. (MHC)

To perform this analysis, KBW used financial information as of and for the quarter ended December 31, 2005. Market price information was as of April 19, 2006 and earnings estimates were taken from First Call, a nationally recognized earnings estimate consolidator for peer institutions and from internal management estimates for Alliance and Bridge Street. The Alliance pro forma data for Bridge Street was based on applying transaction adjustments to both companies’ quarter ended December 31, 2005 financials and on the internal management estimates.

KBW’s analysis showed the following concerning Alliance’s and Bridge Street’s financial performance:

			Alliance/	Bank	Bank	Thrift	Thrift
			Bridge	Peer	Peer	Peer	Peer
		Bridge	Street	Group	Group	Group	Group
Performance Measure	Alliance	Street	Pro Forma	Average	Median	Average	Median

Core Return on Assets	0.72%	0.66%	0.86%	1.06%	1.10%	0.84%	0.80%
Core Return on Equity	9.96%	5.72%	9.62%	12.23%	12.87%	7.03%	5.96%
Net Interest Margin	3.20%	3.96%	3.29%	3.88%	3.76%	3.63%	3.53%
Fee Income/Total Revenue	36.3%	45.3%	39.1%	24.1%	23.5%	22.4%	18.2%
Efficiency Ratio	77.6%	78.8%	71.9%	60.5%	59.5%	67.0%	66.0%

KBW’s analysis showed the following concerning Alliance’s and Bridge Street’s financial condition:

			Alliance/	Bank	Bank	Thrift	Thrift
			Bridge	Peer	Peer	Peer	Peer
		Bridge	Street	Group	Group	Group	Group
Performance Measure	Alliance	Street	Pro Forma	Average	Median	Average	Median

Equity/Assets	7.10%	11.44%	8.83%	9.03%	8.55%	13.78%	13.12%
Tangible Equity/Tangible Assets	6.17%	10.22%	5.35%	7.60%	6.97%	10.60%	8.12%
Leverage Ratio	7.42%	10.30%	6.29%	8.78%	8.41%	NA	NA
Tier 1 Capital Ratio	10.93%	15.26%	9.12%	13.59%	12.94%	14.89%	12.78%
Total Capital Ratio	11.72%	16.18%	9.93%	14.85%	14.08%	15.90%	13.57%
Loans/Deposits	87.6%	85.4%	87.2%	77.7%	79.0%	87.7%	84.1%
Securities/Assets	27.9%	19.6%	26.1%	33.4%	32.8%	28.1%	31.9%
Loan Loss Reserve/Gross Loans	0.77%	0.92%	0.80%	1.50%	1.42%	1.40%	1.19%
Non Performing Assets/Loans + Other Real Estate Owned	0.25%	0.69%	0.33%	0.93%	0.65%	0.38%	0.32%
Net Charge Offs/Average Loans	0.24%	0.32%	0.25%	0.35%	0.31%	0.23%	0.17%

KBW’s analysis showed the following concerning Alliance’s and Bridge Street’s market valuation:

					Alliance/		Bank		Bank		Thrift		Thrift
					Bridge		Peer		Peer		Peer		Peer
			Bridge		Street		Group		Group		Group		Group
Valuation Metric	Alliance		Street		Pro Forma		Average		Median		Average		Median

One Year Stock Performance	(1.9)%		22.6%		(1.9)%		1.5%		0.8%		6.1%		6.3%
Stock Price/Book Value per Share	1.55	x	1.68	x	1.35	x	1.88	x	1.93	x	1.65	x	1.38	x
Stock Price/Tangible Book Value per Share	1.80	x	1.90	x	2.32	x	2.31	x	2.33	x	2.22	x	2.20	x
Stock Price/2006 Est. EPS	13.3	x	29.7	x	13.1	x	14.5	x	15.1	x	20.6	x	19.9	x
Stock Price/2007 Est. EPS	12.3	x	27.5	x	11.9	x	13.3	x	14.1	x	18.7	x	18.4	x
Dividend Yield	2.9%		1.9%		2.9%		2.9%		3.3%		3.2%		3.1%
2006 Dividend Payout	38.6%		55.1%		38.3%		41.9%		38.1%		56.8%		49.6%

Other Analyses.  KBW performed additional analyses regarding the pro forma loan portfolio, deposit composition and branch network of Alliance and Bridge Street.

The Board of Directors of Alliance has retained KBW as an independent contractor to act as financial advisor to Alliance regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises.

With regard to KBW’s services in connection with the merger, Alliance will pay KBW customary fees for its services as financial advisor in connection with the merger, a portion of which was due upon the signing of the merger agreement, with the remainder due upon the closing of the transaction. In addition, Alliance has agreed to reimburse KBW for its reasonable out-of-pocket expenses, including the fees and disbursements of KBW’s legal counsel. Alliance has also agreed to indemnify KBW and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services. The amount of KBW’s fee was determined by negotiation between Alliance and KBW.

KBW has had no prior investment banking relationship with Bridge Street. KBW is a market maker in Bridge Street’s common stock. KBW’s research department does not provide published investment analysis on Bridge Street.

In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Alliance and Bridge Street. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Alliance and Bridge Street for KBW’s own account and for the accounts of its customers.

Purpose and Effects of the Merger

The purpose of the merger is to enable Alliance to acquire the assets and business of Bridge Street and Oswego County National Bank. It is anticipated that Oswego County National Bank’s branch banking offices will remain open and will be operated as branches of Alliance Bank following the merger. Alliance expects to achieve reductions in the current operating expenses of Bridge Street upon the consolidation of Bridge Street’s operations into Alliance Bank.

Structure

Bridge Street will merge with and into Alliance, and promptly thereafter Oswego County National Bank will be merged with and into Alliance Bank, a wholly owned subsidiary of Alliance, with Alliance and Alliance Bank surviving. When the merger takes place, each issued and outstanding share of Bridge Street’s common stock will be converted into the right to receive cash and shares of Alliance’s common stock as described below. Cash will be paid instead of fractional shares of Alliance common stock. Shares of Bridge Street’s common stock held as treasury stock or held directly or indirectly by Bridge Street, Alliance or any of their subsidiaries, other than shares held in fiduciary capacities, will be canceled and shall cease to exist.

Alliance and Bridge Street expect that the merger will take place in the fourth quarter of 2006.

Merger Consideration

The merger agreement provides that Bridge Street stockholders will have the right, with respect to each of their shares of Bridge Street common stock, to elect to receive, subject to proration as described below, either (a) 0.7547 shares of Alliance’s common stock, (b) $23.06 in cash, or (c) a combination thereof. If the price of Alliance’s common stock falls below thresholds set forth in the merger agreement, Bridge Street may terminate the merger agreement unless Alliance decides to increase the exchange ratio, which would result in Alliance issuing more shares of its common stock to complete the merger. See “Termination and Amendment of the Merger Agreement.”

Non-Electing Shares.  Bridge Street stockholders who make no election to receive cash or Alliance common stock in the merger, and Bridge Street stockholders who do not make a valid election, will be deemed not to have made an election. Stockholders not making an election may be paid in cash, Alliance common stock or a mix of cash and shares of Alliance common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other Bridge Street stockholders using the proration adjustments described below.

Election Limitations.  The number of shares of Bridge Street common stock that will be converted into Alliance common stock in the merger is fixed at 75% of the total number of shares of Bridge Street common stock outstanding immediately before completion of the merger. The remaining 25% of the Bridge Street common shares will be converted into the cash consideration. Therefore, the cash and stock elections are subject to proration to preserve this requirement regarding the number of shares of Alliance common stock to be issued and the cash to be paid in the merger. As a result, if you elect to receive only cash or only stock, Bridge Street stockholders may nevertheless receive a mix of cash and stock.

Proration if Too Much Stock is Elected.  If Bridge Street stockholders elect to receive more Alliance common stock than Alliance has agreed to issue in the merger, then Bridge Street stockholders who elected to receive cash or who have made no election will receive cash for each share of Bridge Street common stock they own. All Bridge Street stockholders who elected to receive Alliance common stock will receive a pro rata portion of the available Alliance shares plus the cash consideration for those shares not converted into Alliance common stock.

Proration if Too Much Cash is Elected.  If Bridge Street stockholders elect to receive fewer shares of Alliance common stock than Alliance has agreed to issue in the merger, then all Bridge Street stockholders who elected to receive Alliance common stock will receive Alliance common stock and those stockholders who have elected cash or have made no election will be treated in the following manner:

•	If the number of shares held by Bridge Street stockholders who have made no election is sufficient to make up the shortfall in the number of Alliance shares that Alliance is required to issue, then all Bridge Street stockholders who elected cash will receive cash, and those stockholders who made no election will receive a pro rata portion of the available cash consideration plus Alliance shares for those Bridge Street shares not converted into cash.

•	If the number of shares held by Bridge Street stockholders who have made no election is insufficient to make up the shortfall, then all of those shares will be converted into Alliance common stock and those Bridge Street stockholders who elected to receive cash will receive a pro rata portion of the available cash consideration plus Alliance shares for those Bridge Street shares not converted into cash.

No guarantee can be made that Bridge Street stockholders will receive solely stock or solely cash, if you so elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, Bridge Street stockholders may receive Alliance common stock or cash in amounts that vary from the amounts they elect to receive.

Certificates for fractions of shares of Alliance’s common stock will not be issued. Instead of a fractional share of Alliance’s common stock, a Bridge Street stockholder will be entitled to receive an amount of cash equal to the fraction of a share of Alliance’s common stock to which the stockholder would otherwise be entitled multiplied by the average of the daily closing prices per share for Alliance’s common stock for the five consecutive trading days immediately preceding, but not including, the closing date of the merger.

The conversion of Bridge Street’s common stock into merger consideration will occur automatically upon completion of the merger. Under the merger agreement, after the effective time of the merger, Alliance will cause its exchange agent to pay the merger consideration to each Bridge Street stockholder who surrenders the appropriate documents to the exchange agent. In this document, the term merger consideration refers to the (i) shares of Alliance’s common stock, (ii) cash and (iii) any cash to be paid instead of a fraction (if any) of a share of Alliance’s common stock, payable to each holder of Bridge Street’s common stock.

Election Procedures; Surrender of Stock Certificates

An election form is being sent together with this joint proxy statement/prospectus. The election form entitles the record holder of Bridge Street common stock to indicate a preference to receive (a) $23.06 in cash, without interest, (b) 0.7547 shares of Alliance common stock or (c) a combination thereof. If no election is made, then such holder shall receive cash, stock or a combination of cash and stock in the merger as outlined above.

To make an effective election, a Bridge Street record stockholder must submit a properly completed election form to American Stock Transfer & Trust Company, which will be acting as the exchange agent, on or before 5:00 p.m. Eastern time, on the 30th calendar day following the date the election form is mailed to stockholders. An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of Bridge Street common stock covered by the election form (or an appropriate guarantee of delivery). Bridge Street stockholders may change their election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. Bridge Street stockholders may revoke their election by written notice received by the exchange agent prior to the election deadline or by withdrawal of their stock certificates prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated.

Bridge Street stockholders will not be entitled to revoke or change their elections following the election deadline. As a result, stockholders who have made elections will be unable to sell their shares of Bridge Street common stock during the interval between the election deadline and the date of completion of the merger.

If stock certificates for Bridge Street common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, Bridge Street shares may be properly exchanged provided that:

(1) Such exchanges are made by or through a member firm of the Nasdaq National Market or another registered national securities exchange, or by a commercial bank or trust company having an office, branch or agency in the United States;

(2) The exchange agent receives, prior to the election deadline, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided with this joint proxy statement/prospectus (delivered by hand, mail, telegram, telex or facsimile transmission); and

(3) The exchange agent receives, within five business days after the election deadline, the certificates for all exchanged Bridge Street shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

Bridge Street stockholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Bridge Street common stock designated as non-election shares and will receive cash, stock or a combination of stock and cash as outlined above. Bridge Street stock certificates represented by elections that have been revoked or not fulfilled will be returned without charge.

Bridge Street stockholders who hold their shares of common stock in “street name” through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the financial institution holding their shares concerning how to make the election.

Alliance will deposit with the exchange agent the cash and certificates representing Alliance’s common stock to be issued to Bridge Street stockholders in exchange for Bridge Street’s common stock. As soon as practicable after the completion of the merger, the exchange agent will mail to Bridge Street stockholders who do not submit election forms a letter of transmittal, together with instructions for the exchange of their Bridge Street stock certificates for the merger consideration. Upon surrendering their certificate(s) representing shares of Bridge Street’s common stock, together with the signed letter of transmittal, Bridge Street stockholders will be entitled to receive, as applicable (i) certificate(s) representing a number of whole shares of Alliance’s common stock determined in accordance with the exchange ratio, (ii) a check representing the amount of cash to which such holder shall have become entitled to, and (iii) a check representing the amount of cash in lieu of fractional shares. Bridge Street stockholders will not be paid dividends or other distributions declared after the merger with respect to any Alliance common stock into which their shares have been converted until they surrender their Bridge Street stock certificates for exchange. No interest will be paid or accrue to Bridge Street stockholders on the cash consideration, cash instead of fractional shares or unpaid dividends and distributions, if any. After the effective time of the merger, there will be no further transfers of the Bridge Street common stock. Bridge Street stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If Bridge Street stock certificates have been lost, stolen or destroyed, Bridge Street stockholders will have to prove their ownership of these certificates, certify that they were lost, stolen or destroyed and post a bond in such amount as Alliance may reasonably direct before they receive any consideration for their shares. Upon request, Alliance will send instructions on how to provide evidence of ownership.

If any certificate representing shares of Alliance’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	Pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered bolder of the certificate surrendered; or

•	Establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the merger consideration made available to the exchange agent that remains unclaimed by Bridge Street stockholders for six months after the effective time of the merger will be returned to Alliance. Any Bridge Street stockholder who has not exchanged shares of Bridge Street’s common stock for the merger consideration in accordance with the merger agreement before that time may look only to Alliance for payment of the merger consideration for these shares and any unpaid dividends or distributions after that time. Nonetheless, Alliance, Bridge Street, the exchange agent or any other person will not be liable to any Bridge Street stockholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Bridge Street Restricted Stock.  All shares of Bridge Street restricted stock will vest automatically upon the approval of the merger by Bridge Street stockholders. Holders of shares of Bridge Street restricted stock will be entitled to receive the same merger consideration as all other holders of Bridge Street stock.

Bridge Street Stock Options.  Immediately prior to the effective time of the merger, all outstanding options to purchase Bridge Street common stock, whether or not such options are exercisable or vested, will be terminated and the holders of those options will receive from Bridge Street a cash payment equal to $23.06 less the exercise price per share of the stock option, multiplied by the number of shares of Bridge Street common stock subject to the stock option, less any required tax withholding.

Employee Matters

The Bridge Street employee stock ownership plan will be terminated subsequent to completion of the merger. Effective upon the merger, the employee stock ownership plan loans will be paid in full and the remaining assets of the employee stock ownership plan will be allocated and distributed to the employee stock ownership plan participants who are employed by Bridge Street at or immediately prior to the effective time, in cash or shares of Alliance common stock, in accordance with their elections and the allocation and proration procedures set forth in the merger agreement. Alliance will review all other Bridge Street compensation and employee benefit plans that do not otherwise terminate (whether pursuant to the terms of any such plan or the merger agreement) to determine whether to maintain, terminate or continue such plans. Each person who is an employee of Bridge Street or any of its subsidiaries as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of Alliance or of Alliance Bank. In the event employee compensation or benefits as currently provided by Bridge Street or Oswego County National Bank are changed or terminated by Alliance, Alliance has agreed to provide compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of Alliance or Alliance Bank.

All employees of Bridge Street or its subsidiaries who become employees of Alliance or an Alliance subsidiary at the completion of the merger generally will be given credit for service at Bridge Street or its subsidiaries for eligibility to participate in and the satisfaction of vesting requirements (but not for purposes of benefit accrual or allocations of employer’s contributions under the 401(k) plan) under Alliance’s compensation and benefit plans. Alliance has also agreed to provide severance pay protection and certain outplacement services to employees of Bridge Street or Oswego County National Bank who are not covered by an employment or change of control agreement, have at least one year of service, and who are terminated by Alliance within twelve months after the consummation of the merger or not offered employment by Alliance. This severance pay protection will be equal to two weeks’ annual cash compensation (i.e., salary and bonus) for each year of service with a minimum of four weeks’ pay and a maximum of twenty-six weeks’ pay for all eligible employees.

Interests of Directors and Officers In the Merger

Employment and Change of Control Agreements.  Gregory Kreis, Bridge Street’s Chief Executive Officer, has agreed to terminate his existing employment arrangements and has entered into a new employment agreement with Alliance Bank to serve as Region Executive for a term of four months commencing on the date the merger is completed and will receive a monthly salary of $20,833. In addition, under the terms of the employment agreement Mr. Kreis has agreed not to compete with Alliance Bank for three years and in return will be paid a total of $775,000 over that period.

Prior to the effective time of the merger, Mary Lilly, Judith Percy, and Eugene Sunderhaft, executive officers of Bridge Street, will be requested to sign executive acknowledgements in connection with the execution of the merger agreement in which the executives have each agreed to the methodology to be applied by Bridge Street in calculating certain severance benefits under their respective employment agreements. Each executive acknowledgment provides that the consummation of the transactions constitutes grounds for the executives to collect the payment under his or her employment agreement, whether or not his employment is terminated by Alliance. Cash severance payments to be made to them will equal approximately $77,000, $98,000, and $126,000, respectively, and each will receive health insurance benefits continuation for one year following a termination of employment.

Supplemental Retirement Plan.  Mr. Kreis is the beneficiary of a non-qualified retirement plan sponsored by Oswego County National Bank. Under the plan, he receives additional retirement benefits that cannot be provided under a qualified defined benefit plan due to tax law limitations. Mr. Kreis will also be entitled to receive monthly payments under a supplemental retirement income agreement equal to approximately $152,000 per year over the longer of 180 months or the remainder of his life, a benefit that would otherwise have been payable upon his retirement at age 65.

Acceleration of Vesting of Option Awards.  Under the terms of the merger agreement, all Bridge Street options outstanding immediately prior to the effective time of the merger, whether or not then exercisable, will be terminated and the holders of such options will receive from Bridge Street, a cash payment for each underlying option share as shall be equal to $23.06 minus the exercise price of the Bridge Street option. The payments for all unvested stock options granted under the equity plans of Bridge Street prior to the consummation of the merger are approximately $160,000 for Mr. Kreis, $11,000 for Mr. Sunderhaft, $21,000 for all other officers as a group (2 persons) and $191,000 for all non-employee directors as a group (7 persons).

Acceleration of Vesting of Restricted Stock Awards.  Directors, officers and employees of Bridge Street received grants of restricted stock under the Bridge Street restricted stock plans with vesting to occur over a period of five years. Under the terms of the merger agreement, all unvested restricted shares of Bridge Street common stock will vest upon the approval of the merger by Bridge Street stockholders. The value of the unvested restricted stock payments for all unvested stock granted under the equity plans of Bridge Street prior to the consummation of the merger are approximately $139,000 for Mr. Kreis, $13,000 for Mr. Sunderhaft, $27,000 for all other officers as a group (2 persons) and $167,000 for all non-employee directors as a group (7 persons).

Employee Stock Ownership Plan.  The Bridge Street Financial Employee Stock Ownership Plan (“ESOP”) will be terminated upon completion of the merger. In connection with the merger, the outstanding ESOP indebtedness will be retired from the merger consideration paid on the shares held in the suspense account as collateral for the loan and the balance of the merger consideration in the suspense account after the loan is retired will be allocated to employee participants at or immediately prior to the completion of the merger. It is anticipated that approximately $634,000 in aggregate will be allocated to the accounts of participating Bridge Street employees due to the allocation of this surplus. In connection with the termination, Bridge Street or Alliance will request a determination from the Internal Revenue Service that the plan is tax-qualified at the time of termination. Subsequent to receipt of that determination, the plan assets will be distributed to participants.

Defined Benefit Retirement Plan.  The Retirement Plan of Oswego County National Bank will be frozen or terminated as of the date the merger is completed.

Oswego County National Bank 401(k) Savings Plan.  Subsequent to the completion of the merger the Bridge Street 401(k) Savings Plan will be merged into the Alliance 401(k) Plan.

Indemnification.  Pursuant to the merger agreement, Alliance has agreed that, for a period of six years after the effective date of the merger, it will indemnify, defend and hold harmless each present and former officer, director or employee of Bridge Street or any of its subsidiaries against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments and amounts that are paid in settlement (with the approval of Alliance, which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer or employee of Bridge Street or any of its subsidiaries if such action or proceeding pertains to any matter of fact arising, existing or occurring before the closing date of the merger to the fullest extent permitted under applicable law, Bridge Street’s certificate of incorporation and bylaws, and Alliance’s certificate of incorporation and bylaws. Alliance will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted under applicable law, provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.

Directors’ and Officers’ Insurance.  Alliance has further agreed, for a period of six years after the effective date of the merger, to cause the persons serving as officers and directors of Bridge Street immediately prior to the effective date to continue to be covered by Bridge Street’s current directors’ and officers’ liability insurance policies (provided that Alliance may substitute policies of at least the same coverage and amounts containing terms and conditions which are not materially less favorable than Bridge Street’s current policies) with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. Alliance is not required to spend more than 150% of the annual cost currently incurred by Bridge Street for this insurance coverage.

Appointment of Two Bridge Street Board Members to the Boards of Directors of Alliance and Alliance Bank.  As of the completion of the merger, the number of persons constituting the boards of directors of Alliance and Alliance Bank will be increased by two persons who are directors of Bridge Street and who have been designated by Bridge Street and approved by the board of directors of Alliance, shall be appointed and elected to the Alliance and Alliance Bank boards, to serve for terms of office expiring at the 2007 annual meeting of stockholders. One of those persons will be Deborah Stanley, Chair of the Board of Directors of Bridge Street.

Oswego County National Bank Voluntary Deferred Compensation Plan for Directors.  Each non-employee director will also receive an accelerated payout of his or her account balance under the Oswego County National Bank Voluntary Deferred Compensation Plan for Directors under which directors have deferred all or part of their directors’ fees to defer taxation on such amounts. Approximately $1,214,000 was credited to this plan as of June 30, 2006.

Directors’ Retirement Plan.  Oswego County National Bank maintains a Director’s Retirement Plan under which directors, upon reaching benefit eligibility, or upon a change in control, are vested in the right to receive fixed payments over 120 months. As of December 31, 2005 the gross total payment obligation was approximately $1,461,710.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of Bridge Street and Alliance before the completion of the merger. In general, the merger agreement obligates Bridge Street and Alliance to conduct their businesses in the usual, regular and ordinary course of business and to use commercially reasonable efforts to preserve intact their business organizations and assets and maintain their rights and franchises. In addition, Bridge Street has agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of Alliance, it will not, among other things:

•	Change or waive any provision of its certificate of incorporation or bylaws, except as required by law;

•	Enter into, amend in any material respect or terminate any material contract or agreement except in the ordinary course of business or as contemplated by the merger agreement;

•	Apply for the opening or closing of any, or open or close any, branch or automated banking facility;

•	Change compensation or benefits, except as contemplated by the merger agreement and except for salary adjustments consistent with past practice in the ordinary course of business;

•	Hire any new employees, except as contemplated by the merger agreement;

•	Merger or consolidate with or into another entity;

•	Purchase or acquire, or sell or dispose of, any assets or incur liabilities other than in the ordinary course of business;

•	Incur any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate other than pursuant to binding commitments;

•	Change any accounting method, practice or principle, except as required by generally accepted accounting principles in the United States, regulatory accounting principles or any bank regulator;

•	Issue any additional shares of capital stock except under outstanding options or in connection with the vesting of outstanding restricted stock awards, grant any options, or declare or pay any dividend other than its regular quarterly dividend;

•	Purchase any securities, except as contemplated by the merger agreement;

•	Except for prior commitments previously disclosed to Alliance, make or acquire any new loan or other credit facility commitment, except as contemplated in the merger agreement;

•	Enter into, renew, extend or modify a transaction with any of its affiliates; or

•	Make or change any existing banking policies, except for changes required by law, regulation, regulatory accounting principles, generally accepted accounting principles in the United States or any bank regulator.

Alliance has also agreed that, without the prior written consent of Bridge Street, it will not, among other things:

•	Change or waive any provision of its certificate of incorporation or bylaws, except as required by law;

•	Change the number of its authorized or issued shares of capital stock, except as contemplated by the merger agreement;

•	Redeem or otherwise acquire any shares of capital stock;

•	Merge or consolidate with or into another entity;

•	Purchase or acquire, or sell or dispose of, any assets or incur liabilities other than in the ordinary course of business; or

•	Change any accounting method, practice, or principle, except as required by generally accepted accounting principles in the United States, regulatory accounting principles or any bank regulator.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information, maintenance of insurance, each party’s efforts to cause its representations and warranties to be true and correct on the closing date; and each party’s agreement to use its commercially reasonable efforts to cause the transactions consummated by the merger agreement to be consummated.

Representations and Warranties

The merger agreement contains a number of representations and warranties by Alliance and Bridge Street regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:

•	The organization, existence, corporate power and authority and capitalization of each of the parties to the merger agreement;

•	The absence of conflicts with and violations of law and various documents, contracts and agreements;

•	The absence of any event or circumstance which is reasonably likely to be materially adverse to the parties to the merger agreement;

•	The absence of materially adverse litigation;

•	The accuracy of financial statements and reports filed with the Securities and Exchange Commission;

•	Required consents and filings with governmental entities and other approvals required for the merger;

•	The existence, performance and legal effect of certain contracts;

•	Compliance with applicable laws;

•	The filing of tax returns, payment of taxes and other tax matters;

•	In the case of Bridge Street only, loan portfolio matters;

•	Labor and employee benefit matters; and

•	Compliance with applicable environmental laws.

All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, terminate upon the closing of the merger.

Conditions to the Merger

The respective obligations of Alliance and Bridge Street to complete the merger are subject to the fulfillment of various conditions prior to the merger. The conditions include the following:

•	Approval of the merger agreement by the required votes of the stockholders of Bridge Street and the stockholders of Alliance;

•	The absence of any order, decree, injunction, statute, rule or regulation which would enjoin or prohibit the merger;

•	The accuracy of the representations and warranties of the parties, and the material compliance by the parties of all agreements and covenants, set forth in the merger agreement;

•	The receipt of a tax opinion delivered by counsel to Bridge Street to the effect that the merger will qualify as a partially tax-free reorganization under United States federal income tax laws;

•	Obtaining any necessary regulatory approvals, including approvals of bank regulators as described below in “Regulatory Approvals Required for the Merger” and any required third party consents and authorizations;

•	Listing with the Nasdaq National Market of the additional shares of Alliance common stock to be issued to Bridge Street stockholders; and

•	No stop order being issued suspending the effectiveness of the Registration Statement of which this joint proxy statement/prospectus is a part and no proceeding having been initiated or threatened by the SEC for that purpose.

The parties may waive certain conditions to their obligations unless they are prohibited from doing so under the merger agreement or by applicable law. Stockholder and regulatory approvals may not be legally waived.

Regulatory Approvals Required for the Merger

General.  Alliance and Bridge Street have agreed to use reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger. This includes the approval or non-objection of the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency. Alliance has filed the application or notice materials necessary to obtain these regulatory approvals, which are required for the merger to be completed. Although we do not know of any reason why Alliance would not obtain all regulatory approvals from these regulators in a timely manner, we cannot assure you that Alliance will obtain the required regulatory approvals and non-objections, when they will be received, or whether there will be non-standard conditions in the approvals or any litigation challenging the approvals.

We are not aware of any material governmental approvals or actions that are required prior to the merger other than those described below. We presently contemplate that we will seek any additional governmental approvals or actions that may be required in addition to those requests for approval currently pending; however, we cannot assure that we will obtain any such additional approvals or actions.

Office of the Comptroller of the Currency.  The merger is subject to approval by the Office of the Comptroller of the Currency. Alliance and Alliance Bank have filed the required applications and notifications with the Office of the Comptroller of the Currency. Alliance received conditional approval for the merger in June, 2006.

The Office of the Comptroller of the Currency may not approve any transaction that would result in a monopoly or otherwise substantially lessen competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Office of the Comptroller of the Currency considers the financial and managerial resources of the companies and their subsidiary institutions and the convenience and needs of the communities to be served. Under the Community Reinvestment Act, the Office of the Comptroller of the Currency must take into account the record of performance of each company in meeting the credit needs of its entire communities, including low and moderate income neighborhoods, served by each company. Based upon the most recent examinations, Alliance Bank has satisfactory CRA ratings and Oswego County National Bank has a “needs to improve” rating.

Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by Alliance and Alliance Bank for approval of the merger and authorizes the Office of the Comptroller of the Currency to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Office of the Comptroller of the Currency within which period the Department of Justice may file objections to the merger under the federal antitrust laws. This waiting period may be reduced to 15 days if the Department of Justice has not provided any adverse comments relating to the competitive factors of the transaction. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of Office of the Comptroller of the Currency approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the Office of the Comptroller of the Currency, and thus it is possible that the Department of Justice could reach a different conclusion than the Office of the Comptroller of the Currency regarding the merger’s competitive effects.

Federal Reserve Board.  Alliance is required to provide the Federal Reserve Board with written notice of the transaction. Alliance has provided the required notice and has requested a waiver of the requirement to obtain this approval based on the fact that the OCC is reviewing and has provided conditional approval of the bank merger and that the bank holding company mergers will occur together.

No Solicitation

Until the merger is completed or the merger agreement is terminated, Bridge Street has agreed that it, its subsidiaries, its officers and its directors will not, directly or indirectly:

•	Initiate, solicit or knowingly encourage any inquiries or the making of any proposal to acquire Bridge Street, whether by merger, acquisition of 25% or more of Bridge Street’s outstanding common stock or assets or otherwise (an “acquisition proposal”);

•	Enter into, maintain or continue any discussions or negotiations regarding any such acquisition proposal; or

•	Agree to or endorse any such other acquisition proposal.

Bridge Street may, however, furnish information regarding Bridge Street, or enter into discussions or negotiations with, any person or entity in response to an unsolicited acquisition proposal by such person or entity if:

•	Bridge Street’s board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to Bridge Street’s stockholders from a financial point of view than the merger with Alliance;

•	Bridge Street’s board of directors determines in good faith, after consultation with its financial and legal advisors, that the failure to take such actions may cause Bridge Street’s directors to breach their fiduciary obligations under applicable law;

•	Bridge Street promptly notifies Alliance of such inquiries, proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer;

•	The party making the acquisition proposal signs a confidentiality agreement; and

•	The Bridge Street annual meeting of stockholders has not yet occurred.

Termination; Amendment; Waiver

The merger agreement may be terminated prior to the closing, before or after approval by Bridge Street’s stockholders, as follows:

•	By mutual written agreement of Alliance and Bridge Street;

•	By either Alliance or Bridge Street if the closing of the merger has not occurred on or before January 31, 2007, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	By Alliance or Bridge Street if the stockholders of Alliance or Bridge Street do not approve the merger agreement;

•	By a non-breaching party if the other party breaches any representations, warranties, or covenants contained in the merger agreement, if such breach has not been cured within thirty days after notice from the terminating party or is not curable prior to the closing date;

•	By either party if any required regulatory approvals for consummation of the merger are not obtained or any court or other governmental authority issues a final order or other action prohibiting the merger;

•	By Alliance if Bridge Street shall have received a “superior proposal,” as defined in the merger agreement, and the Board of Directors of Bridge Street shall have entered into an acquisition agreement with respect to the superior proposal, or fails to recommend that the stockholders of Bridge Street Approve the merger agreement, or withdraws, modifies or qualifies such recommendation in a manner which is adverse to Alliance; or

•	By Bridge Street in order to accept a superior proposal, as defined in the merger agreement, which has been received and considered by Bridge Street, provided that Bridge Street has notified Alliance at least five business days in advance of any such action and has given Alliance the opportunity during such period, to negotiate amendments to the merger agreement which would permit Bridge Street to proceed with the proposed merger with Alliance.

If the merger agreement is terminated under either of the latter two scenarios described above, Bridge Street must pay to Alliance a fee of $2,200,000. The fee would also be payable to Alliance if Bridge Street enters into a merger agreement with a third party within twelve months of the termination of the merger agreement by Alliance due to a material breach of a representation, warranty, covenant or agreement by Bridge Street after the receipt of a third party acquisition proposal has been publicly announced to the stockholders of Bridge Street or the failure of the stockholders of Bridge Street to approve the merger agreement after Bridge Street’s receipt of a third party acquisition proposal.

Additionally, Bridge Street may terminate the merger agreement at any time during the five business-day period commencing on the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of this merger and the merger of Oswego County National Bank into Alliance Bank have been received (disregarding any waiting period) (the “determination date”) if both of the following conditions are satisfied:

•	The average of the daily closing sales prices of Alliance common stock for the ten consecutive trading days immediately preceding the determination date (the “Alliance market value”) is less than $25.92; and

•	The number obtained by dividing the Alliance market value on the determination date by $30.49 is less than the quotient (the “index ratio”) obtained by dividing (i) the sum of the average of the daily closing sales prices for the ten consecutive trading days immediately preceding the determination date of the common stock of a group of financial institution holding companies listed in the merger agreement (the “index group”) multiplied by the appropriate weighting included in the merger agreement, by (ii) the sum of the daily closing sales prices of the common stock of those financial institution holding companies in the index group multiplied by the appropriate weighting included in the merger agreement on the trading day immediately preceding the public announcement of the merger agreement, minus 0.15.

If Bridge Street elects to exercise its termination right as described above, it must give prompt written notice to Alliance. During the five business-day period commencing with its receipt of such notice, Alliance will have the option to increase by the amount set forth in the merger agreement the amount of Alliance common stock to be received by the holders of Bridge Street Common stock in exchange for their Bridge Street shares. If Alliance so elects, it shall give, within such five business-day period, written notice to Bridge Street of such election and the revised exchange ratio, whereupon no termination shall be deemed to have occurred and the merger agreement shall remain in full force and effect in accordance with its terms (except for the revised exchange ratio).

Because the formula is dependent on the future price of Alliance’s common stock and that of the index group, it is not possible to determine what the adjusted merger consideration would be at this time, but, in general, the merger consideration would be increased and, consequently, more shares of Alliance common stock issued, to take into account the extent of the decline in the value of Alliance’s common stock as compared to the changes in the value of the common stock of the index group.

The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the Bridge Street stockholders and the Alliance stockholders, provided that after the approval by the Bridge Street stockholders of the transactions contemplated by the merger agreement, there may not be, without further approval of the Bridge Street stockholders, any amendment to the merger agreement that reduces the amount or value, or changes the form of, the merger consideration to be delivered to the Bridge Street stockholders.

Management and Operations After the Merger

Upon closing of the merger between Bridge Street and Alliance, Oswego County National Bank will be merged into Alliance Bank and the separate existence of Oswego County National Bank will cease. The directors and officers of Alliance and Alliance Bank immediately prior to the merger will continue as directors and officers of Alliance and Alliance Bank after the merger. Upon the closing of the merger, Mr. Kreis will become Region Executive of Alliance Bank and Deborah Stanley and one other current director of Bridge Street or Oswego County National Bank will be added to the boards of Alliance and Alliance Bank.

Effective Date of Merger

The parties expect that the merger will be effective in the fourth quarter of 2006. The merger will be legally completed by the filing of certificates of merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York.

Under the terms of the merger agreement, the certificate of incorporation and bylaws of Alliance will be the certificate of incorporation and bylaws of the combined entity, which will retain the name of Alliance Financial Corporation. All assets and property owned by Bridge Street will immediately become the property of Alliance Financial. Pursuant to the Plan of Bank Merger entered into by Alliance Bank and Oswego County National Bank, immediately following consummation of the merger, Oswego County National Bank will merge with and into Alliance Bank, with Alliance Bank surviving the bank merger.

Public Trading Markets

Alliance common stock is currently traded on the Nasdaq National Market under the symbol “ALNC.” Bridge Street common stock is currently traded on the Nasdaq Capital Market under the symbol “OCNB.” Upon completion of the merger, Bridge Street common stock will be delisted from the Nasdaq Capital Market and deregistered under the Securities Exchange Act of 1934, as amended. The shares of Alliance common stock issued pursuant to the merger agreement will be traded on the Nasdaq National Market.

The shares of Alliance common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any stockholder who may be deemed to be an affiliate of Bridge Street.

Alliance Dividends

Alliance currently pays a quarterly dividend of $0.22 per share, which is expected to continue, although the Board of Directors of Alliance may change this dividend policy at any time. Bridge Street currently pays a quarterly dividend of $0.09 per share, which is expected to continue until the consummation of the merger. During calendar year 2005, Bridge Street paid cash dividends totaling $0.29 per share, and Alliance paid cash dividends totaling $0.84 per share.

Alliance stockholders will be entitled to receive dividends when and if declared by the Board of Directors of Alliance out of funds legally available for dividends. The Board of Directors of Alliance will periodically consider the payment of dividends, taking into account Alliance’s financial condition and level of net income, Alliance’s future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations.

Fees and Expenses

Alliance and Bridge Street will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated by the merger agreement except for the payment by Bridge Street or Alliance of a termination fee to the other in certain circumstances, as described above.

In addition, if the merger agreement is terminated because a party has breached the merger agreement, the breaching party will be liable for all damages, costs and expenses sustained by the other party as a result of such breach.

Material United States Federal Income Tax Consequences of the Merger

General.  The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Bridge Street common stock. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	A citizen or resident of the United States;

•	A corporation created or organized under the laws of the United States or any of its political subdivisions;

•	A trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	An estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that you hold your shares of Bridge Street common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	A financial institution;

•	A tax-exempt organization;

•	An S-corporation or other pass-through entity;

•	An insurance company;

•	A mutual fund;

•	A dealer in securities or foreign currencies;

•	A trader in securities who elects the mark-to-market method of accounting for your securities;

•	A Bridge Street stockholder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	A Bridge Street stockholder who received Bridge Street common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	A person that has a functional currency other than the U.S. dollar;

•	A holder of options granted under any Bridge Street benefit plan; or

•	A Bridge Street stockholder who holds Bridge Street common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Bridge Street common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Based on representations contained in letters provided by Alliance and Bridge Street and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Thacher, Proffitt & Wood LLP, counsel to Bridge Street, that the material United States federal income tax consequences of the merger are as follows:

•	The merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	The merger of Oswego County National Bank and Alliance Bank will not adversely affect the merger of Bridge Street and Alliance qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

If you acquired different blocks of Bridge Street common stock at different times and at different prices, any gain or loss you recognize will be determined separately with respect to each block of Bridge Street common stock, and the cash and Alliance common stock you receive will be allocated pro rata to each such block of common stock. In addition, your basis and holding period in your Alliance common stock may be determined with reference to each block of Bridge Street common stock exchanged.

Additional Considerations — Recharacterization of Gain as a Dividend.  All or part of the gain you recognize could be treated as ordinary dividend income rather than capital gain if (i) you are a significant stockholder of Alliance or (ii) if taking into account constructive ownership rules, your percentage ownership in Alliance after the merger is not less than 80% of what your percentage ownership would have been if you had received Alliance common stock rather than cash in the merger. This could happen, for example, because of your purchase of additional Alliance common stock, a purchase of Alliance common stock by a person related to you or a share repurchase by Alliance from other Alliance stockholders. The test for dividend treatment is made as though you received solely Alliance common stock in the exchange, and subsequently had a portion of such stock redeemed for cash. If this redemption (i) does not result in a “meaningful reduction” in your interest in the company (which should not be the case as long as you are a minority stockholder, taking into account the attribution rules under Section 318 of the Internal Revenue Code) or (ii) decreases your stock ownership in Alliance by 20% or less, dividend treatment could apply. Because the possibility of dividend treatment depends upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you.

Cash in Lieu of Fractional Shares.  You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of Alliance common stock equal to the difference between the amount of cash received and the basis allocated to such fractional share.

Dissenting Stockholders.  Holders of Bridge Street common stock who dissent with respect to the merger as discussed in “— Dissenters’ Rights of Appraisal” beginning on page 78, and who receive cash in respect of their shares of Bridge Street common stock will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

Taxation of Capital Gain.  Any gain or loss that you recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period in your Bridge Street common stock is greater than one year as of the date of the merger. For the rate of tax on capital gains, see below under “— Tax Rate Changes.” The deductibility of capital losses is subject to limitations.

Holding Alliance Common Stock.  The following discussion describes the U.S. federal income tax consequences to a holder of Alliance common stock after the merger. Any cash distribution paid by Alliance out of earnings and profits, as determined under U.S. federal income tax law, will be subject to tax as ordinary dividend income and will be includible in your gross income in accordance with your method of accounting. See below under “— Tax Rate Changes” for information regarding the rate of tax on dividends. Cash distributions paid by Alliance in excess of its earnings and profits will be treated as (i) a tax-free return of capital to the extent of your adjusted basis in your Alliance common stock (reducing such adjusted basis, but not below zero), and (ii) thereafter as gain from the sale or exchange of a capital asset.

Upon the sale, exchange or other disposition of Alliance common stock, you will generally recognize gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the shares of Alliance common stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if your holding period with respect to the Alliance common stock surrendered is more than one year at the time of the disposition. For the rate of tax on capital gains, see below under “— Tax Rate Changes.”

Tax Rate Changes.  Under the recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003, the individual tax rates on long-term capital gains and dividend income have been reduced. The top individual rate for long-term capital gains from sales or exchanges on or after May 6, 2003 is 15%. The top individual rate for “qualified dividend income” received after December 31, 2002 is also 15%. To be considered “qualified dividend income” to a particular holder, the holder must have held the common stock for more than 60 days during the 120 day period beginning 60 days before the ex-dividend period as measured under Section 246(a) of the Internal Revenue Code. Dividend income that is not qualified dividend income will be taxed at ordinary income rates. You are urged to consult your tax advisor to determine whether a dividend, if any, would be treated as qualified dividend income.

Information Reporting and Backup Withholding.  Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a holder of Bridge Street common stock or other payee is entitled pursuant to the merger, unless the stockholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that the number is correct. Each Bridge Street stockholder and, if applicable, each other payee, is required to complete and sign the Substitute Form W-9 that will be included as part of the election form to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Alliance and the exchange agent.

Limitations on Tax Opinion and Discussion.  As noted earlier, each tax opinion is subject to certain assumptions, relating to, among other things, the truth and accuracy of certain representations made by Alliance and Bridge Street, the consummation of the merger in accordance with the terms of the merger agreement and applicable state law. Furthermore, each tax opinion will not bind the Internal Revenue Service and, therefore, the IRS is not precluded from asserting a contrary position. Each tax opinion and this discussion are based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the tax opinion or the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, we urge Bridge Street stockholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Resale of Alliance Common Stock

All shares of Alliance common stock received by Bridge Street stockholders in the merger will be registered under the Securities Act of 1933 and will be freely transferable, except that shares of Alliance common stock received by persons who are deemed to be “affiliates,” as the term is defined under the Securities Act of 1933, may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Alliance or Bridge Street generally include individuals or entities that control, are controlled by, or are under common control with, the party and may include certain officers and directors of such party as well as principal stockholders of such party. Affiliates of both parties have previously been notified of their status. The merger agreement requires Bridge Street to use reasonable efforts to receive a letter agreement from each person who is an affiliate of Bridge Street restricting the transferability of any shares of Alliance common stock received in the merger.

This joint proxy statement/prospectus does not cover resales of Alliance common stock received by any person who may be deemed to be an affiliate of Bridge Street or Alliance.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States of America, the merger will be accounted for using the purchase method. As a result, the recorded assets and liabilities of Alliance will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities from the acquisition of Bridge Street will be adjusted to fair value at the date of completion of the merger. In addition, all identified intangibles, which presently consists of a core deposit intangible, covenant to not compete intangible, and customer list intangible related to insurance agency, will be recorded at fair value and included as part of the net assets acquired. To the extent that the merger consideration, consisting of cash plus the number of shares of Alliance common stock to be issued to former Bridge Street stockholders at fair value and amounts paid for merger and closing costs, exceeds the fair value of the net assets including identifiable intangibles of Bridge Street at the merger date, that amount will be reported as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but will be evaluated for impairment annually or more frequently if events or changes in circumstances indicate that the assets might be impaired. Identified intangibles will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of Bridge Street being included in the consolidated income of Alliance beginning from the date of consummation of the merger.

Dissenters’ Rights of Appraisal

Under Delaware law, Bridge Street stockholders, including ESOP participants with respect to the shares allocated to their accounts, have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Bridge Street common stock instead of the merger consideration. Bridge Street stockholders electing to do so must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights of appraisal. A copy of the applicable Delaware statute is attached as Appendix D of this joint proxy statement/prospectus.

Ensuring perfection of appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. A Bridge Street stockholder’s failure to comply with these procedural rules may result in such stockholder becoming ineligible to pursue appraisal rights.

Dissenting stockholders who withdraw or lose their appraisal rights after the deadline for submitting election forms to the exchange agent, but before the merger is completed, will be allocated merger consideration depending on the elections made by other Bridge Street stockholders. Dissenting stockholders who withdraw or lose their appraisal rights after the merger has been completed will be allocated merger consideration in the form of cash.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures that a Bridge Street stockholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of Bridge Street common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix D of this joint proxy statement/prospectus. Under Section 262 of the Delaware General Corporation Law, not less than 20 days before Bridge Street’s annual meeting of stockholders, Bridge Street must notify each of the holders of record of its capital stock that appraisal rights are available and include in the notice a copy of Section 262 of the Delaware General Corporation Law. Bridge Street intends that this joint proxy statement/prospectus constitutes this notice.

If you are a Bridge Street stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

You must make a written demand for appraisal:  You must deliver a written demand for appraisal to Bridge Street before the vote on the merger agreement is taken at the Bridge Street annual meeting of stockholders. This written demand for appraisal must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for appraisal.

You must refrain from voting for adoption of the merger agreement:  You must not vote for adoption of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy card and:

•	Fail to vote against adoption of the merger agreement; or

•	Fail to note that you are abstaining from voting.

If you do either of these two things, your appraisal rights will terminate even if you previously filed a written demand for appraisal.

You must continuously hold your Bridge Street common stock:  You must continuously hold your shares of Bridge Street common stock from the date you make the demand for appraisal through the effective date of the merger. If you are the record holder of Bridge Street common stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger, you will lose any right to appraisal for those shares.

A written demand for appraisal of Bridge Street common stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must also be signed precisely as the stockholder’s name appears on his or her stock certificate. If you are the beneficial owner of Bridge Street common stock, but not the stockholder of record, you must have the stockholder of record sign any demand for appraisal.

If you own Bridge Street common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

If you own Bridge Street common stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, including an agent for one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder’s agent.

If you are a record owner, such as a broker, who holds Bridge Street common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares of Bridge Street common stock held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares of Bridge Street common stock as to which you wish to demand appraisal. If you do not expressly specify the number of shares, the demand will be presumed to cover all the shares of Bridge Street common stock that are in your name.

If you are a Bridge Street stockholder who wishes to exercise appraisal rights, you should mail or deliver a written demand to: Bridge Street Financial, Inc., 300 State Road 104, Oswego, NY 13126, Attention: Gregory J. Kreis.

It is important that Bridge Street receive all written demands for appraisal before the vote concerning the merger agreement is taken at the Bridge Street annual meeting of stockholders. As explained above, this written demand would be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of common stock owned, and that the stockholder is demanding appraisal of such stockholder’s shares.

If the merger is completed, each holder of Bridge Street common stock who has perfected appraisal rights in accordance with Section 262 of the Delaware General Corporation Law will be entitled to be paid by Alliance for such stockholder’s shares of Bridge Street common stock the fair value in cash of those shares. The Delaware Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the completion or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court may take into account all relevant factors and upon such determination will then direct the payment of the fair value of the shares, together with any interest, to the holders of Bridge Street common stock who have perfected their appraisal rights. The shares of Bridge Street common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this joint proxy statement/prospectus as the dissenting shares.

Stockholders considering seeking appraisal for their shares should note that the fair value of their shares determined under Section 262 of Delaware law could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.  The Delaware Court of Chancery may determine the costs of the appraisal proceeding and allocate them among the parties as the court deems equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such determination or assessment, each stockholder bears its own expenses.

If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares.

Within ten days after the effective date of the merger, Alliance must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262 of the Delaware General Corporation Law.

Within 120 days after the effective date of the merger, either Alliance or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Delaware Court of Chancery determine the value of the shares of Bridge Street common stock held by all the stockholders who are entitled to appraisal rights. If you intend to exercise your appraisal rights, you should file this petition in the Delaware Court of Chancery. Alliance has no obligation to file this petition, and if you do not file this petition within 120 days after the effective date of the merger, you will lose your rights of appraisal. A dissenting stockholder must also serve a copy of the petition on Alliance.

If you change your mind and decide you no longer wish to exercise your appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the effective date of the merger. A withdrawal request received more than 60 days after the effective date of the merger is effective only with the written consent of Alliance. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

If you have complied with the conditions of Section 262, you are entitled to receive a statement from Alliance. This statement will set forth the number of shares not voted in favor of the merger agreement and that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement you must send a written request to Alliance within 120 days after the effective date of the merger. Alliance must mail this statement within ten days after it receives the written request or within ten days after the expiration of the period for the delivery of demands, whichever is later.

If you properly file a petition for appraisal in the Chancery Court and deliver a copy to Alliance, Alliance will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with Alliance as to the value of their shares. The Registry in the Court of Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of such petition to the stockholders on the list. At the hearing, the Chancery Court will determine the stockholders who have complied with Section 262 and are entitled to appraisal rights. The Chancery Court may also require you to submit your stock certificates to the Registry in the Court of Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court’s directions, you may be dismissed from the proceeding.

After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock that are the subject of the demand for appraisal. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares, it will direct Alliance to pay that value to the stockholders who have successfully sought appraisal rights. The Chancery Court can also direct Alliance to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive payment for your shares under an appraisal procedure, you must surrender your stock certificates to Alliance.

If you demand appraisal rights, after the effective date of the merger you will not be entitled:

•	To vote the shares of common stock for which you have demanded appraisal rights for any purpose;

•	To receive payment of dividends or any other distribution with respect to the shares of common stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective date of the merger; or

•	To receive the payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand for appraisal).

If you do not file a petition for an appraisal within 120 days after the effective date of the merger, your right to an appraisal will terminate. You may withdraw your demand for appraisal and accept the merger consideration by delivering to Alliance a written withdrawal of your demand, except that:

•	Any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of Alliance; and

•	An appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves.

IF YOU FAIL TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL

RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO DO SO.

Bridge Street Stock Trading and Dividend Information

Bridge Street common stock is currently listed on the Nasdaq Capital Market under the symbol “OCNB.” The following table sets forth the high and low prices for a share of Bridge Street common stock and cash dividends paid per share for the periods indicated. As of July 24, 2006, there were 2,315,834 shares of Bridge Street common stock issued and outstanding, and approximately 1,016 stockholders of record.

			Dividend Paid
Year Ending December 31, 2006	High	Low	per Share

Third Quarter (through July 25, 2006)	$21.95	$18.10	$
Second Quarter	$22.00	$18.10	$0.09
First Quarter	$19.23	$17.50	$0.09

			Dividend Paid
Year Ended December 31, 2005	High	Low	per Share

Fourth Quarter	$18.89	$17.73	$0.08
Third Quarter	18.37	17.50	0.07
Second Quarter	17.60	15.85	0.07
First Quarter	18.70	17.50	0.07

			Dividend Paid
Year Ended December 31, 2004	High	Low	per Share

Fourth Quarter	$19.01	$14.91	$0.05
Third Quarter	15.90	13.55	0.05
Second Quarter	15.45	13.65	0.05
First Quarter	16.20	14.50	0.04

On April 21, 2006, the business day immediately preceding the public announcement of the merger, the closing price of Bridge Street common stock as reported on the Nasdaq Capital Market was $20.00 per share. Based on the closing price of $30.49 per share of Alliance common stock on that date, the equivalent per share market value of each share of Bridge Street common stock to be exchanged for cash, Alliance common stock or a combination thereof would be $23.01.

Alliance Stock Trading and Dividend Information

Alliance common stock is currently listed on the Nasdaq National Market under the symbol “ALNC.” The following table sets forth the high and low sales prices for a share of Alliance common stock and cash dividends paid per share for the periods indicated. As of July 24, 2006, there were           shares of Alliance common stock issued and outstanding, and approximately     stockholders of record.

					Dividend Paid
Year Ending December 31, 2006	High		Low		per Share

Third Quarter (through July 25, 2006)		$32.82		$30.74	$
Second Quarter	$		$		$0.22
First Quarter		$32.48		$30.01	$0.22

			Dividend Paid
Year Ended December 31, 2005	High	Low	per Share

Fourth Quarter	$32.35	$29.81	$0.21
Third Quarter	32.14	29.01	0.21
Second Quarter	31.84	29.55	0.21
First Quarter	32.00	29.50	0.21

			Dividend Paid
Year Ended December 31, 2004	High	Low	per Share

Fourth Quarter	$30.50	$27.57	$0.21
Third Quarter	30.25	27.16	0.21
Second Quarter	32.60	27.21	0.21
First Quarter	30.50	27.57	0.21

On April 21, 2006, the business day immediately preceding the public announcement of the merger, the closing price of Alliance common stock as reported on the Nasdaq National Market was $30.49 per share. On July 25, 2006, the closing price was $      per share.

Comparison of Stockholders’ Rights

COMPARISON OF STOCKHOLDER RIGHTS

Upon completion of the merger, stockholders of Bridge Street who receive Alliance stock in exchange for their Bridge Street stock will become stockholders of Alliance. The rights of Bridge Street stockholders are presently governed by Delaware law and the Bridge Street certificate of incorporation and bylaws. After the merger the rights of former Bridge Street stockholders will be governed by New York law and the Alliance certificate of incorporation and bylaws. The following chart summarizes the material differences between the rights of holders of Bridge Street common stock prior to the merger and after completion of the merger, when the former Bridge Street stockholders will be Alliance stockholders. There are a number of such differences which are not material, this summary does not purport to be complete and is qualified in its entirety by reference to the Bridge Street certificate of incorporation and bylaws, the Alliance certificate of incorporation and bylaws, and the relevant provisions of Delaware and New York law. You can obtain copies of the governing corporate instruments of Alliance and Bridge Street, without charge, by following the instructions listed under “Where You Can Find More Information.”

	Bridge Street Stockholders’ Rights	Alliance Stockholders’ Rights

Extraordinary transactions	Under Delaware law the affirmative votes of a majority of shares entitled to vote are required to approve mergers, dissolution and transfer of substantially all corporate assets.	Under New York law the affirmative votes of two-thirds of shares entitled to vote are required to approve mergers, dissolution and transfer of substantially all corporate assets.
Special meetings of stockholders	Stockholders are not entitled to call special meetings of stockholders.	Special meetings may be called by stockholders entitled to cast 25% of the votes entitled to be cast.
Removal of Directors	Directors may be removed only for cause by a vote of 80% of the shares entitled to be voted.	Directors may be removed only for cause by the vote of a majority of shares entitled to be voted.

	Bridge Street Stockholders’ Rights	Alliance Stockholders’ Rights

Restrictions upon certain business transactions	Under certain circumstances business combinations, such as mergers, must be approved by vote of 80% of shares entitled to be voted and at least 50% of the votes entitled to be cast other than by an interested stockholder. An ‘‘interested stockholder” is any person who beneficially owns 10% or more of Bridge Street’s voting stock. However, this voting requirement does not apply to a business combination which is approved by a majority of disinterested directors and the transaction meets other requirements specified in the certificate of incorporation.	Under certain circumstances, business combinations, such as mergers, must be approved by vote of 80% of shares entitled to be voted. However, this voting requirement does not apply to a business combination which is (i) approved by two-thirds of the directors who are not affiliated with a major stockholder and were directors prior to the time when the major stockholder became a major stockholder, and (ii) meets other requirements specified in the certificate of incorporation. A ‘‘major stockholder” is any person who beneficially owns 3% or more of Alliance’s voting stock.
Stockholder Rights Plan	None.	Alliance has a stockholder rights plan, which is designed to ensure that a potential acquirer of Alliance will negotiate with the Board of Directors of Alliance and that all Alliance stockholders will be treated equitably in the event of a takeover attempt. The rights issued under the plan have certain anti-takeover effects.
Amendments to certificate of incorporation	Amendments generally require the votes of a majority of shares entitled to vote. However, the vote of 80% of shares entitled to vote is required to amend provisions that relate to certain business combinations, or 50% of shares held other than by an ‘‘interested stockholder.”	Amendments generally require the votes of a majority of shares entitled to vote. Any amendment to provisions that relate to certain business combinations requires the votes of at least 80% of shares entitled to vote unless approved by 2/3 of the board of directors if all the directors satisfy the definition of ‘‘continuing directors.”

Description of Alliance Capital Stock

Common Stock.  The authorized capital stock of Alliance Financial Corporation consists of 11,000,000 shares of capital stock, 10,000,000 of which are common stock, par value $1.00 per share, 3,571,154 shares of which are outstanding, and 1,000,000 of which are preferred stock, par value $25.00 per share, none of which are outstanding.

Each share of Alliance common stock entitles the holder to the same rights, and is the same in all respects with, each other share of Alliance common stock. Alliance stockholders are entitled to one vote per share on all matters requiring a stockholder vote and do not have cumulative voting rights with respect to the election of directors. Alliance stockholders are entitled to a ratable distribution of dividends declared by the Board of Directors. In the event of a liquidation, dissolution or winding up of the company, Alliance stockholders are entitled to share ratably in all assets remaining after payment of liabilities. Alliance stockholders have no preemptive, redemption or conversion rights. The shares of Alliance common stock, when issued in the manner described in this Proxy Statement/Prospectus, will be fully paid and nonassessable.

Alliance pays dividends as determined by its Board of Directors. Future dividend payments will depend upon Alliance’s operating results, capital and reserve requirements and the consideration by Alliance’s Board of Directors of other relevant factors, and there can be no assurance that Alliance’s dividend policy will continue.

Shares of Alliance’s preferred stock may be issued from time to time in one or more series without further action by Alliance’s stockholders. The designation, number, preferences and other rights and limitations or restrictions of each series of preferred stock may be fixed by the Board of Directors.

Preferred Stock.  None of the shares of Alliance’s authorized preferred stock are outstanding. Preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. Alliance’s board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Certain Provisions of Alliance’s Certificate of Incorporation and Bylaws

The following discussion is a general summary of the material provisions of Alliance’s certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Alliance’s certificate of incorporation and bylaws, reference should be made in each case to the document in question.

Alliance’s certificate of incorporation and bylaws contain a number of provisions, relating to corporate governance and rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Alliance more difficult.

The following description is a summary of the provisions of the certificate of incorporation and bylaws. See “Where You Can Find More Information” on page 88 as to how to review a copy of these documents.

Directors.  The board of directors is divided into three classes. The members of each class are elected for a term of three years and only one class of directors is elected annually. Thus, it would take at least two annual elections to replace a majority of Alliance’s board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or a proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

Restrictions on Call of Special Meetings.  The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Stockholders are not authorized to call a special meeting of stockholders.

Prohibition of Cumulative Voting.  The certificate of incorporation does not authorize cumulative voting for the election of directors.

Restrictions on Removing Directors from Office.  The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of Alliance’s common stock entitled to vote.

Authorized but Unissued Shares.  Alliance has authorized but unissued shares of common and preferred stock. See “— Description of Capital Stock of Alliance.” The certificate of incorporation authorizes 50,000,000 shares of series preferred stock. Alliance is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Alliance that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future attempt to gain control of Alliance. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Certificate of Incorporation and Bylaws.  Amendments to the certificate of incorporation must be approved by Alliance’s board of directors and also by a majority of the outstanding shares of Alliance’s voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i) The limitation on voting rights of persons who directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Alliance;

(ii) The inability of stockholders to act by written consent;

(iii) The inability of stockholders to call special meetings of stockholders;

(iv) The division of the board of directors into three staggered classes;

(v) The ability of the board of directors to fill vacancies on the board;

(vi) The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

(vii) The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(viii) The ability of the board of directors to amend and repeal the bylaws; and

(ix) The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Alliance.

The bylaws may be amended by the affirmative vote of a majority of the total number of directors which Alliance would have if there were no vacancies on the board of directors of Alliance or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders (after giving effect to the limitation on voting rights referenced in (i) above).

Business Combinations with Interested Stockholders

Alliance’s certificate of incorporation provides that any “business combination” (as defined below) involving Alliance and an interested stockholder, unless approved by a two-thirds vote of the Board of Directors, must be approved by the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote, unless either a majority of the “disinterested directors” (as defined in the certificate of incorporation) of Alliance has approved the business combination or the terms of the proposed business combination satisfy certain minimum price and other standards. For purposes of these provisions, an “interested stockholder” includes:

•	Any person (with certain exceptions) who is the “beneficial owner” (as defined in the certificate of incorporation) of more than 3% of Alliance’s outstanding common stock;

•	Any affiliate of Alliance which has been the beneficial owner of more than 3% of Alliance’s outstanding common stock during the prior two years; or

•	Any transferee of any shares of Alliance common stock that were beneficially owned by an “interested stockholder” during the prior two years.

For purposes of these provisions, a “business combination” is defined to include:

•	Any merger or consolidation of Alliance or any subsidiary with or into an interested stockholder or affiliate of an interested stockholder;

•	The disposition of the assets of Alliance or any subsidiary having an aggregate value of 25% or more of the combined assets of Alliance and its subsidiaries to or with any interested stockholder or affiliate of an interested stockholder;

•	The issuance or transfer by Alliance or any subsidiary of any of its securities to any interested stockholder or affiliate of an interested stockholder in exchange for cash, securities or other property having an aggregate value of 25% or more of the outstanding common stock of Alliance and its subsidiaries;

•	Any reclassification of securities or recapitalization that would increase the proportionate share of any class of equity or convertible securities owned by an interested stockholder or affiliate of an interested stockholder; and

•	The adoption of any plan for the liquidation or dissolution of Alliance proposed by, or on behalf of, an interested stockholder or an affiliate of an interested stockholder.

This provision is intended to deter an acquiring party from utilizing two-tier pricing and similar coercive tactics in an attempt to acquire control of Alliance. However, it is not intended to, and will not, prevent or deter all tender offers for shares of Alliance.

Business Combination Statutes and Provisions

Section 203 of the Delaware General Corporation Law prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is someone who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•	The transaction that caused the person to become an interested stockholder was approved by the board of directors of the target prior to the transaction;

•	After the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans;

•	The business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder; or

•	The transaction is one of certain business combinations that are proposed after the corporation had received other acquisition proposals and that are approved or not opposed by a majority of certain continuing members of the board of directors, as specified in the Delaware General Corporation Law.

Neither of Alliance’s certificate of incorporation or bylaws contains an election, as permitted by Delaware law, to be exempt from the requirements of Section 203.

Stockholder Rights Plan

In October 2001, Alliance adopted a stockholder rights plan designed to ensure that any potential acquirer of Alliance would negotiate with the Board of Directors of Alliance and that all Alliance stockholders would be treated equitably in the event of a takeover attempt. At that time, Alliance paid a dividend of one preferred share purchase right for each outstanding share of Alliance common stock. Similar rights are attached to each share of Alliance common stock issuable in the merger. Under the rights plan, the rights will not be exercisable until a person or group acquires beneficial ownership of 20% or more of the Alliance outstanding common stock, or begins a tender or exchange offer for 20% or more of the Alliance common stock. Until the occurrence of such an event, the rights are not severable from the Alliance common stock and therefore the rights are transferred upon the transfer of shares of Alliance common stock. Upon the occurrence of such event, each right entitles the holder to purchase one one-thousandth of a share of Alliance preferred stock at a price of $82. The rights plan also provides that upon the occurrence of certain specified events the holders of rights will be entitled to acquire additional equity interests in Alliance or in the acquiring entity, such interests having a market value of two times the purchase price. The rights expire October 29, 2011 and are redeemable in whole, but not in part, at Alliance’s option prior to the time they become exercisable, for a price of $.001 per right. The rights have certain anti-takeover effects because they could cause substantial dilution to someone that attempts to acquire Alliance on the terms not approved by the Board of

Directors of Alliance. The rights should not interfere with any merger or other business combination approved by the Board of Directors of Alliance.

Under the Change in Bank Control Act, no person may acquire control of an insured depository institution or its parent holding company unless the appropriate federal banking agency (the Office of the Comptroller of the Currency, in Alliance’s case) has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, the Office of the Comptroller of the Currency regulations provides that no company may acquire control of a national bank without the prior approval of the Comptroller of the Currency. Control, as defined under federal law, the power, directly or indirectly, the direct management or policies of an insured depository institution or the vote more than 25% of any class of voting stock of an insured depository institution.

Federal law also provides that, subject to some exceptions, a bank holding company may not acquire more than five percent of the voting stock of a bank or bank holding company, and a new holding company may not be formed to acquire control of a bank or bank holding company, without the prior approval of the Board of Governors of the Federal Reserve System. Control is defined for this purpose in a similar manner as discussed in the preceding paragraph. The Board of Governors of the Federal Reserve System may not approve the acquisition of control if it finds that the acquisition of control would result in a monopoly or would further an attempt to monopolize the business of banking in any part of the United States or if the acquisition of control would substantially lessen competition or tend to create a monopoly and the anticompetitive effects are not clearly outweighed by the public benefits of the proposed transaction. The Board of Governors of the Federal Reserve System also may not approve the acquisition of control if the company fails to provide the Board of Governors of the Federal Reserve System with adequate assurances regarding the availability of information concerning the operations or activities of the company and any affiliate of the company that the Board of Governors of the Federal Reserve System determines to be appropriate. The Board of Governors of the Federal Reserve System also must take into consideration:

•	The financial resources and future prospects of the companies and banks concerned, and the convenience and needs of the community to be served;

•	The managerial resources of a company or bank, including the competence, experience, and integrity of officers, directors, and principal stockholders;

•	The company’s record of meeting the credit needs of its entire community, including low-and moderate-income neighborhoods; and

•	The effectiveness of the company in combating money laundering activities.

Registrar and Transfer Agent

Alliance’s registrar and transfer agent is American Stock Transfer & Trust Company.

PROPOSAL II — AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS

As of the date of this document, neither the Alliance nor Bridge Street boards of directors know of any matters that will be presented for consideration at their respective stockholder meeting other than as described in this joint proxy statement/prospectus. However, if any other matter shall properly come before their respective stockholder meeting or any adjournment or postponement thereof and shall be voted upon, the Bridge Street and Alliance boards of directors intend that properly completed proxies will confer authority to the individuals names as authorized therein to vote the shares represented by the proxy on any matters that fall within the purposes set forth in their respective notice of stockholder meeting. In particular, in the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of either the Bridge Street or Alliance stockholders meeting, the merger agreement may not be approved unless such stockholder meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Alliance or Bridge Street at the time of their respective stockholder meetings to be voted for an adjournment, if necessary, Alliance and Bridge Street have each submitted the question of adjournment to its stockholders as a separate matter for their consideration. If it is necessary to adjourn either the Bridge Street or Alliance stockholder meeting, no notice of the adjourned stockholder meeting is required to be given to that company’s stockholders, other than an announcement at the stockholder meeting of the hour, date and place to which the stockholder meeting is adjourned. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement.

THE BOARDS OF DIRECTORS OF ALLIANCE AND BRIDGE STREET UNANIMOUSLY
RECOMMEND THAT THEIR RESPECTIVE STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Alliance Financial Corporation for the year ended December 31, 2005 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Bridge Street as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, incorporated by reference into this joint proxy statement/prospectus, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, which is incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

Alliance expects representatives of PricewaterhouseCoopers LLP to attend Alliance’s special meeting, and Bridge Street expects representatives of KPMG LLP to attend Bridge Street’s special meeting. These representatives will have an opportunity to make a statement if they desire to do so, and Alliance and Bridge Street expect that they will be available to respond to any appropriate questions you may have.

LEGAL OPINIONS

The validity of the common stock to be issued in the merger will be passed upon by Nixon Peabody LLP, counsel to Alliance. Thacher Profitt & Wood llp, counsel to Bridge Street, will deliver its opinion to Bridge Street as to the U.S. federal income tax consequences of the merger.

WHERE YOU CAN FIND MORE INFORMATION

Alliance has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to Bridge Street stockholders of the shares of Alliance common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Alliance and Bridge Street. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this document.

In addition, Alliance and Bridge Street file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet website that contains reports, proxy and information statements and other information about issuers, like Alliance and Bridge Street, that file electronically with the Securities and Exchange Commission. The address of the site is www.sec.gov. The reports and other information filed by Alliance with the Securities and Exchange Commission are also available at Alliance’s internet worldwide web site. The address is www.alliancebankna.com. The reports and other information filed by Bridge Street with the Securities and Exchange Commission are also available at Bridge Street’s internet website. The address is www.ocnb.com.

You should also be able to inspect reports, proxy statements and other information about Alliance and Bridge Street at the offices of the Nasdaq Stock Market, Inc., 33 Whitehall Street, New York, New York 10004.

The Securities and Exchange Commission allows Alliance and Bridge Street to incorporate certain information into this document by reference to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by Alliance (File No. 000-15366):

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	Current Reports on Form 8-K dated April 24, April 26, May 4, June 16, July 7, and July 20, 2006; and

•	The description of Alliance common stock set forth in the registration statement on Form 8-A, filed on October 25, 2001 pursuant to Section 12 of the Securities Exchange Act of 1934.

This document also incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by Bridge Street (File No. 000-50105):

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Report for the quarter ended March 31, 2006; and

•	Current Reports on Form 8-K dated April 25, April 28, and July 21, 2006.

In addition, Alliance and Bridge Street are incorporating by reference any documents they may file under Sections 13(a), 13(c) or 14 of the Securities Exchange Act of 1934 after the date of this document and prior to the date of the Bridge Street annual meeting.

Neither Alliance nor Bridge Street has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
ALLIANCE FINANCIAL CORPORATION
AND
BRIDGE STREET FINANCIAL, INC.

April 23, 2006

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 23, 2006 by and between Alliance Financial Corporation, a New York corporation (“AFC”), and Bridge Street Financial, Inc., a Delaware corporation (“BSFI”).

Recitals

1. The Board of Directors of each of AFC and BSFI (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement.

2. In accordance with the terms of this Agreement, BSFI will merge with and into AFC (the “Merger”), and it is anticipated that immediately thereafter Oswego County National Bank, which is a wholly owned subsidiary of BSFI, will be merged with and into Alliance Bank, a wholly owned subsidiary of AFC.

3. As a condition to the willingness of AFC to enter into this Agreement, each of the directors and executive officers of BSFI has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with AFC (the “Voting Agreement”), pursuant to which each such director has agreed, among other things, to vote all shares of BSFI Common Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

4. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

5. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

6. In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1  Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acquisition Proposal” shall have the meaning set forth in Section 6.10.

“AFC” shall mean Alliance Financial Corporation, a New York corporation, with its principal executive offices located at 120 Madison Street, Tower II, 18th Floor, Syracuse, New York 13202.

“AFC Benefit Plans” shall mean those plans described on AFC Disclosure Schedule 5.13.1.

“AFC Common Stock” shall mean the common stock, par value $1.00 per share, of AFC.

“AFC Disclosure Schedule” shall mean a written disclosure schedule delivered by AFC to BSFI specifically referring to the appropriate section of this Agreement.

“AFC Financial Statements” shall mean the (i) the audited consolidated statements of condition (including related notes and schedules) of AFC as of December 31, 2005 and 2004 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of AFC for each of the three years ended December 31, 2005, as set forth in AFC’s annual report on Form 10-K for the year ended December 31, 2005, and (ii) the unaudited interim consolidated financial statements of AFC as of the end of each calendar quarter following December 31, 2005, and for the periods then ended, as filed by AFC in its Securities Documents.

“AFC Loan Participation” shall have the meaning set forth in Section 5.15.2.

“AFC Loan Property” shall have the meaning set forth in 5.15.2.

“AFC Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“AFC Regulatory Reports” means the Call Reports of Alliance Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended March 31, 2006, through the Closing Date, and all Annual Reports on Form FR Y-6 and any Current Report on Form FR Y-6 filed with the FRB by BSFI from December 31, 2005 through the Closing Date.

“AFC SEC Reports” shall have the meaning set forth in Section 5.20.

“AFC Stockholder Rights Plan” means that certain Rights Agreement dated October 19, 2001 between AFC and American Stock Transfer & Trust Company, including the exhibits thereto.

“AFC Stockholders Meeting” shall have the meaning set forth in Section 8.1.2.

“AFC Subsidiary” means any corporation, 20% or more of the capital stock of which is owned, either directly or indirectly, by AFC or Alliance Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Alliance Bank.

“AFC Stock” shall have the meaning set forth in Section 5.3.1.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, the exhibits and schedules hereto and any amendment hereto.

“Alliance Bank” shall mean Alliance Bank, N.A. a national banking association with its principal offices located at 120 Madison Street, Tower II, 18th Floor, Syracuse, New York 13202, which is a wholly owned subsidiary of AFC.

“Bank Merger” shall mean the merger of Oswego County National Bank with and into Alliance Bank, with Alliance Bank as the surviving institution.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the OCC, FDIC and the FRB, which regulates or has the statutory authority to regulate, even if only for a moment in time, Alliance Bank, Oswego County National Bank, and their respective holding companies and subsidiaries, as the case may be.

“Benefit Plan Determination Date” shall have the meaning set forth in Section 7.9.1.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“BSFI” shall mean Bridge Street Financial, Inc., a Delaware corporation with its principal office located at 300 State Route 104, Oswego, New York 13126.

“BSFI Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“BSFI Common Stock” shall mean the common shares, par value $0.01 per share, of BSFI.

“BSFI Disclosure Schedule” shall mean the collective written disclosure schedules delivered by BSFI to AFC pursuant hereto, and specifically referring to the appropriate section of this Agreement to which such schedule relates.

“BSFI ESOP” shall mean the Employee Stock Ownership Plan of Oswego County Bancorp, Inc. or any successor thereto.

“BSFI Expenses” shall have the meaning set forth in Section 6.13.

“BSFI Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules) of BSFI as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of BSFI for each of the three years ended December 31, 2005, as incorporated by reference in BSFI’s annual report on Form 10-K for the year ended December 31, 2005 from BSFI’s annual report to stockholders for such year and (ii) the unaudited interim consolidated financial statements of BSFI as of the end of each calendar quarter following December 31, 2005, and for the periods then ended, as filed by BSFI in its Securities Documents.

“BSFI Loan Participation” shall have the meaning set forth in Section 4.15.2.

“BSFI Loan Property” shall have the meaning set forth in Section 4.15.2.

“BSFI Option” shall mean an option to purchase shares of BSFI Common Stock granted pursuant to the BSFI Stock Option Plans and the outstanding option agreements, and outstanding as of the date hereof, as set forth in BSFI Disclosure Schedule 3.4.

“BSFI Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“BSFI Regulatory Reports” means the Call Reports of Oswego County National Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended March 31, 2006, through the Closing Date, and all Annual Reports on Form FR Y-6 and any Current Report on Form FR Y-6 filed with the FRB by BSFI from December 31, 2005 through the Closing Date.

“BSFI Restricted Stock” means the shares of restricted stock of BSFI issued pursuant to the Bridge Street Financial, Inc. 2003 Recognition and Retention Plan and the Oswego County Bancorp, Inc. Restricted Stock Plan.

“BSFI Restricted Stock Plans” shall mean the restricted stock plans maintained by BSFI for the benefit of the employees of Oswego County National Bank pursuant to which shares of BSFI Restricted Stock may be issued.

“BSFI Stock” shall have the meaning set forth in Section 4.3.1.

“BSFI Stockholders Meeting” shall have the meaning set forth in Section 8.1.1.

“BSFI Stock Option Plans” shall mean the Bridge Street Financial, Inc. 2003 Stock Option Plan and the Oswego County Bancorp, Inc. Stock Option Plan.

“BSFI Subsidiary” means any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by BSFI, Oswego County National Bank or Ladd’s Agency, Inc., a New York corporation, except any corporation the stock of which is held in the ordinary course of the lending activities of Oswego County National Bank.

“Certificate” shall mean a certificate or book entry evidencing shares of BSFI Common Stock.

“Claim” shall have the meaning set forth in Section 7.10.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall mean those confidentiality agreements dated as of January 27, 2006 and April 10, 2006 between AFC and BSFI.

“CRA” shall have the meaning set forth in Section 4.12.1.

“Current BSFI Employees” shall have the meaning set forth in Section 7.9.2.

“Determination Date” shall have the meaning set forth in Section 11.1.9.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.6.

“Dissenting Stockholder” shall have the meaning set forth in Section 3.1.6.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Merger.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean American Stock Transfer and Trust Company, or such other bank or trust company or other agent as mutually agreed upon by AFC and BSFI, which shall act as agent for AFC in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York or any successor thereto.

“FRB” shall mean the Board of Governors of the Federal Reserve System, or any designee thereof or successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America applied on a consistent basis.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Indemnified Liabilities” shall have the meaning set forth in Section 7.10.2.

“Indemnified Parties” shall have the meaning set forth in Section 7.10.2.

“Insurance Regulator” shall mean the New York State Insurance Department and any other Governmental Entity which has authority to regulate a New York insurance agency.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the officers and directors of such Person after reasonable inquiry, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other written notice received by an officer or director of that Person.

“Ladd’s” shall have the meaning set forth in Section 4.31.1.

“Material Adverse Effect” shall mean, with respect to AFC or BSFI, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of AFC and its Subsidiaries taken as a whole, or BSFI and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either BSFI, on the one hand, or AFC, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect the cause of which is (i) any change after the date of this Agreement in (x) laws, rules or regulations of general applicability or published interpretations thereof by courts or governmental authorities, (y) GAAP or (z) regulatory accounting requirements, in any such case applicable to banks or their holding companies generally and not specifically relating to BSFI or any of its Subsidiaries, on the one hand, or AFC or any of its Subsidiaries, on the other hand, (ii) the announcement of this Agreement or any action or omission of BSFI or any BSFI Subsidiary on the one hand, or AFC or any of its Subsidiaries, on the other hand, required under this Agreement or taken or omitted to be taken with the express written permission of AFC or BSFI, respectively, (iii) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, or (iv) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to BSFI or its Subsidiaries, on the one hand, or AFC or any of its Subsidiaries, on the other hand, provided that a decrease in the trading or market prices of the BSFI Common Stock or AFC Common Stock shall not be considered, by itself, to constitute a Material Adverse Effect.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.10.1.

“Merger” shall mean the merger of BSFI with and into AFC pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or AFC Common Stock, or combination thereof, in an aggregate per share amount to be paid by AFC for each share of BSFI Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offer of shares of AFC Common Stock to be offered to holders of BSFI Common Stock in connection with the Merger.

“Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 4.13.1.

“NYBCL” shall mean the New York Business Corporation Law.

“Observer” shall have the meaning set forth in Section 6.12.

“OCC” shall mean the Office of the Comptroller of the Currency, any district office thereof, or any successor thereto.

“Oswego County National Bank” shall mean Oswego County National Bank, a national banking association, with its principal office located at 300 State Route 104, Oswego, New York 13126, and which is a wholly owned subsidiary of BSFI.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approvals” means the approval of any Bank Regulator or Insurance Regulator that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.6.

“Stock Election Number” shall have the meaning set forth in Section 3.2.5.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Subsidiary” means any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities, of either Alliance Bank or Oswego County National Bank, as applicable.

“Superior Proposal” shall have the meaning set forth in Section 6.10.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Termination Date” shall mean January 31, 2007.

“Termination Fee” shall have the meaning set forth in Section 11.2.2(C).

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Voting Agreement” shall have the meaning set forth in the recitals.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1  Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) BSFI shall merge with and into AFC, with AFC as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of BSFI shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of BSFI shall be vested in and assumed by AFC. As part of the Merger, each outstanding share of BSFI

Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2  Closing; Effective Time.

The Merger shall be effected by the filing of a certificate of merger with the New York Department of State and the Delaware Department of State on the day of the Closing (the “Closing Date”), in accordance with the NYBCL and DGCL, respectively. The “Effective Time” means the date and time upon which the certificate of merger is filed with the New York Department of State and the Delaware Department of State, or as otherwise stated in the certificate of merger, in accordance with the NYBCL and DGCL, respectively.

2.3  Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of AFC as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4  Directors and Officers of Surviving Corporation.

Until changed in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, the officers and directors of AFC immediately prior to the Effective Time shall be the officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. At the Effective Time, the number of persons constituting the Board of Directors of AFC and Alliance Bank shall be increased by two members, and Deborah Stanley and a second individual to be selected by AFC in accordance with the procedure set forth in the letter of intent dated as of April 4, 2006 (each a “New Member” and collectively, the “New Members”) shall be appointed to the AFC Board and Alliance Bank Board in each case with a term of office expiring at the next annual meeting of stockholders of AFC to be held following the Effective Time; provided, however, that AFC and Alliance Bank shall not have any obligation to appoint any New Member to serve on AFC’s or Alliance Bank’s Board if such person is not a member of either the BSFI or the Oswego County National Bank Board of Directors immediately prior to the Effective Time. BSFI will submit a list of proposed directors for consideration by the Governance Committee of AFC. It is intended that this individual will qualify as an “independent director” under applicable Securities Laws and NASDAQ listing standards and will be a resident and business leader in Oswego County.

2.5  Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the NYBCL.

2.6  Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither AFC nor any of its Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Each of AFC and BSFI hereby agrees to deliver a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable BSFI’s counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificate shall be dated as of the date of such opinion and shall be true and correct as of such date.

2.7  Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX and the prior written consent of BSFI, which consent shall not be unreasonably withheld or delayed, prior to the Effective Time AFC may revise the structure for effecting the Merger described in

Section 2.1 or the Bank Merger including, without limitation, by substituting a wholly owned subsidiary for AFC or Alliance Bank, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse Federal or state income tax consequences to BSFI stockholders, and nothing would prevent the rendering of the opinion contemplated in Section 9.1.6, as a result of the modification; (iii) the consideration to be paid to the holders of BSFI Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not delay materially or jeopardize receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8  Additional Actions.

If, at any time after the Effective Time, AFC shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in AFC its right, title or interest in, to or under any of the rights, properties or assets of BSFI or any BSFI Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, BSFI and its officers and directors shall be deemed to have granted to AFC an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in AFC its right, title or interest in, to or under any of the rights, properties or assets of BSFI or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the AFC are authorized in the name of BSFI or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1  Conversion of BSFI Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of AFC, BSFI or the holders of any of the shares of BSFI Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1  Each share of AFC Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2  All shares of BSFI Common Stock held in the treasury of BSFI and each share of BSFI Common Stock owned by AFC prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) and each share of BSFI Common Stock held in a trust under the BSFI Restricted Stock Plans but not subject to an award of BSFI Restricted Stock (“Treasury Stock”), shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3  Each outstanding share of BSFI Common Stock with respect to which an election to receive AFC Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Stock Election”), shall be converted into the right to receive 0.7547 (the “Exchange Ratio”) shares of AFC Common Stock, subject to adjustment as provided in Section 3.1.9 (the “Stock Consideration”) (collectively, the “Stock Election Shares”).

3.1.4  Each outstanding share of BSFI Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Cash Election”), shall be converted into the right to receive a cash payment, without interest, equal to $23.06 (the “Cash Consideration”) (collectively, the “Cash Election Shares”).

3.1.5  For each outstanding share of BSFI Common Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (collectively,

“Non-Election Shares”), the right to receive from AFC such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 3.2.

3.1.6  Each outstanding share of BSFI Common Stock, the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. BSFI shall give AFC immediate notice upon receipt by BSFI of any such demands for payment of the fair value of such shares of BSFI Common Stock and of withdrawals of such notice and any other related communications (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and AFC shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. BSFI shall not, except with the prior written consent of AFC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

3.1.7  If any Dissenting Stockholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of BSFI Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of BSFI Common Stock of such holder shall be entitled to receive the Merger Consideration.

3.1.8  Upon the Effective Time, outstanding shares of BSFI Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by BSFI on such shares of BSFI Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.9  No Fractional Shares.  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of AFC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to AFC Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of AFC. In lieu of the issuance of any such fractional share, AFC shall pay to each former holder of BSFI Common Stock who otherwise would be entitled to receive a fractional share of AFC Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of AFC Common Stock as reported on the NASDAQ National Market for the five consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of BSFI Common Stock owned by a BSFI stockholder shall be combined so as to calculate the maximum number of whole shares of AFC Common Stock issuable to such BSFI stockholder.

3.2  Election Procedures.

3.2.1  Holders of BSFI Common Stock may elect to receive shares of AFC Common Stock or cash in exchange for their shares of BSFI Common Stock. The total number of shares of BSFI Common Stock to be converted into Stock Consideration pursuant to this Section 3.2.1 shall be equal to the product obtained by multiplying (x) the number of shares of BSFI Common Stock outstanding immediately prior to the Effective Time by (y) 0.75 (the “Stock Conversion Number”). All other shares of BSFI Common Stock shall be converted into Cash Consideration.

3.2.2  An election form and other appropriate customary transmittal material in such form as AFC and BSFI shall mutually agree (“Election Form”), will be mailed no more than forty (40) business days and no less than twenty (20) business days prior to the anticipated Effective Time or on such earlier date as AFC and BSFI shall mutually agree (the “Mailing Date”) or if a later date is agreed upon by AFC and BSFI no later than five (5) business days prior to the Mailing Date, to each holder of record of BSFI Common Stock entitled to vote at the BSFI Stockholders Meeting (as defined in Section 8.1.1) permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of BSFI Common Stock owned by such holder with respect to which such holder desires to make a Cash Election in accordance with the provision of Section 3.1.4, (ii) to specify the number of shares of BSFI Common Stock owned by such holder with respect to which such holder desires to make a Stock Election, in accordance with the provision of Section 3.1.3, or (iii) to indicate that such record holder has no preference as to the receipt of cash or AFC Common Stock for such shares (a “Non-Election”). Holders of record of shares of BSFI Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of BSFI Common Stock held by each Representative for a particular beneficial owner. Any shares of BSFI Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 3.2.3), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. Any Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of AFC Common Stock. AFC shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all persons who become holders (or beneficial owners) of BSFI Common Stock between the BSFI Stockholders Meeting record date and the close of business on the business day prior to the Election Deadline (as defined in Section 3.2.3), and BSFI shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

3.2.3  The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the 30th calendar day following the date the Election Form is first mailed. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither AFC or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

3.2.4  No later than three (3) business days after the Effective Time, AFC shall cause the Exchange Agent to effect the allocation among holders of BSFI Common Stock of rights to receive the Cash Consideration and the Stock Consideration as set forth in Sections 3.2.5 and 3.2.6.

3.2.5  If the aggregate number of shares of BSFI Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holders’ Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.6  If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election

Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.3  Procedures for Exchange of BSFI Common Stock.

3.3.1  AFC to Make Merger Consideration Available.  Promptly after the Effective Time, AFC shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of BSFI Common Stock, for exchange in accordance with this Section 3.3, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of BSFI Common Stock) and shall instruct the Exchange Agent to issue such cash and shares of AFC Common Stock for exchange in accordance with this Section 3.3 (such cash and shares of AFC Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2  Exchange of Certificates.  AFC shall take all steps necessary to cause the Exchange Agent, not later than five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the BSFI Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the certificate so surrendered shall be cancelled. No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3  Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding BSFI Common Stock shall have no rights, after the Effective Time, with respect to such BSFI Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to AFC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of AFC Common Stock represented by such Certificate.

3.3.4  Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5  Closing of Transfer Books.  From and after the Closing Date, there shall be no transfers on the stock transfer books of BSFI of the BSFI Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6  Return of Exchange Fund.  At any time following the six (6) month period after the Effective Time, AFC shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to AFC (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither AFC nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8  Withholding.  AFC or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of BSFI Common Stock such amounts as AFC (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by AFC or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the BSFI Common Stock in respect of whom such deduction and withholding were made by AFC or the Exchange Agent.

3.4  Treatment of BSFI Options.

BSFI Disclosure Schedule 3.4 sets forth all of the outstanding BSFI Options as of the date hereof. Immediately prior to the Effective Time, each BSFI Option, whether or not vested or exercisable, shall be terminated and the holder thereof shall be paid by BSFI immediately prior to the Effective Time an amount in cash determined by multiplying (i) the excess, if any, of the Cash Consideration over the applicable per share exercise price of that option by (ii) the number of shares of BSFI Common Stock that the holder could have purchased (assuming full vesting of that option) had that holder exercised that option immediately before the Effective Time, less applicable tax withholding; provided, however, that in no event shall the foregoing treatment of the BSFI Options affect the Stock Conversion Number or the provisions of Sections 3.2.5 and 3.2.6 hereof. Subject to the foregoing, the BSFI Stock Option Plans and all BSFI Options issued thereunder shall terminate at the Effective Time. Prior to the Effective Time, BSFI shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 3.4, including, without limitation, the provision of any notices to holders of BSFI Options as may be provided for in the BSFI Stock Option Plans and the adoption of any necessary amendments to such plans. BSFI also shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding BSFI Option with respect to the termination of such BSFI Option and the payment therefor in accordance with the terms of this Agreement.

3.5  Bank Merger.

BSFI and AFC shall use their reasonable best efforts to cause the merger of Oswego County National Bank with and into Alliance Bank, with Alliance Bank as the surviving institution. In addition, following the execution and delivery of this Agreement, AFC will cause Alliance Bank, and BSFI will cause Oswego County National Bank, to execute and deliver an agreement and plan of merger in respect of the Bank Merger.

3.6  Reservation of Shares.

AFC shall reserve for issuance a sufficient number of shares of the AFC Common Stock for the purpose of issuing shares of AFC Common Stock to the BSFI stockholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BSFI

BSFI represents and warrants to AFC that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the BSFI Disclosure Schedule delivered by BSFI to AFC on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date. References to the Knowledge of BSFI shall include the Knowledge of Oswego County National Bank.

4.1  Standard.

Except as set forth in the following sentence, no representation or warranty of BSFI contained in this Article IV shall be deemed untrue or incorrect, and BSFI shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or is reasonably could be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than the last sentence of Sections 4.2.1 and 4.2.2), 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9. 4.10. 4.11, 4.13, 4.15, 4.16, 4.27 and 4.28, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects.

4.2  Organization.

4.2.1  BSFI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. BSFI has full corporate power and authority to carry on its business as now conducted. BSFI is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2  Oswego County National Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The deposits in Oswego County National Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Oswego County National Bank when due. Oswego County National Bank is a member in good standing of each of the Federal Reserve System and the FHLB and owns the requisite amount of stock of each as set forth on BSFI Disclosure Schedule 4.2.2.

4.2.3  BSFI Disclosure Schedule 4.2.3 sets forth each BSFI Subsidiary and its jurisdiction of incorporation or organization. Each BSFI Subsidiary is a corporation, limited liability company or other legal entity as set forth on BSFI Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each BSFI Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

4.2.4  The respective minute books of BSFI, Oswego County National Bank and each other BSFI Subsidiary accurately records all corporate actions of their respective stockholders and boards of directors (including committees).

4.2.5  Prior to the date of this Agreement, BSFI has made available to AFC true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of BSFI, Oswego County National Bank and each other BSFI Subsidiary.

4.3  Capitalization.

4.3.1  The authorized capital stock of BSFI consists of (i) 5,000,000 shares of BSFI Common Stock and (ii) 1,000,000 shares of preferred stock, $.01 par value per share (“BSFI Preferred Stock” and collectively with the BSFI Common Stock, “BSFI Stock”). There are 2,309,179 shares of BSFI Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) 527,314 shares of BSFI Common Stock held by BSFI as Treasury Stock, but not including 27,196 shares of BSFI Common Stock held in trust under the BSFI Restricted Stock Plans but not subject to an award of BSFI Restricted Stock, and (iii) no shares of BSFI Preferred Stock issued or outstanding. BSFI does not own, of record or beneficially, any shares of BSFI Stock which are not Treasury Stock. Oswego County National Bank does not own, of record or beneficially, any shares of BSFI Stock. Neither BSFI nor any BSFI Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of BSFI, or any other security of BSFI or a BSFI Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of BSFI or a BSFI Subsidiary or any other security of BSFI or any BSFI Subsidiary, other than shares of BSFI Common Stock underlying the BSFI Options and BSFI Restricted Stock. BSFI has granted options to acquire 145,005 shares of BSFI Common Stock at a weighted average exercise price of $9.15 per share. BSFI Disclosure Schedule 4.3.1 sets forth: the name of each holder of a BSFI Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the plan under which such options were granted, the grant, vesting and expiration dates, and the exercise price relating to the options held, and whether the BSFI Option is an incentive stock option or a nonqualified stock option. BSFI Disclosure Schedule 4.3.1 also sets forth the name of each holder of record of BSFI Restricted Stock and the number of shares held by such Person. All shares of BSFI Common Stock issuable pursuant to the BSFI Option Plans will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

4.3.2  BSFI owns all of the capital stock of each BSFI Subsidiary, free and clear of any lien or encumbrance. Except for the BSFI Subsidiaries and as set forth in BSFI Disclosure Schedule 4.3.2, BSFI does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of BSFI or any BSFI Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Oswego County National Bank, including stock in the FHLB.

4.3.3  To BSFI’s Knowledge, except as set forth on BSFI Disclosure Schedule 4.3.3, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of BSFI Common Stock.

4.3.4  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which BSFI’s stockholders may vote have been issued by BSFI and are outstanding.

4.4  Authority; No Violation.

4.4.1  BSFI has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals described in Section 8.3 and the approval of this Agreement by BSFI’s stockholders, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BSFI and the completion by BSFI of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of BSFI. This Agreement has been duly and validly executed and delivered by BSFI, and subject to approval by the stockholders of BSFI and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by AFC, constitutes the valid and binding obligation of BSFI, enforceable against BSFI in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2  (a) Subject to compliance by AFC with the terms and conditions of this Agreement, the execution and delivery of this Agreement by BSFI, subject to receipt of Regulatory Approvals, and BSFI’s and AFC’s compliance with any conditions contained therein, and subject to the receipt of the approval of the stockholders of BSFI, the consummation of the transactions contemplated hereby, and (b) compliance by BSFI with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of BSFI or any BSFI Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BSFI or any BSFI Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BSFI or any BSFI Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which BSFI or any BSFI Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.5  Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws; (c) the filing of the Certificate of Merger with the New York Department of State and the Delaware Department of State, and (d) the approval of this Agreement by the requisite vote of the stockholders of BSFI and the stockholders of AFC, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by BSFI, the completion by BSFI of the Merger and the performance by BSFI of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. BSFI has no reason to believe that (i) any required Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by BSFI to result in a Material Adverse Effect on BSFI and Oswego County National Bank, taken as a whole, or AFC and Alliance Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of BSFI or its Subsidiaries, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6  Financial Statements.

4.6.1  The BSFI Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity of BSFI as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

4.6.2  BSFI has previously made available to AFC the BSFI Financial Statements covering periods ended prior to the date hereof. The BSFI Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of BSFI and the BSFI Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3  At the date of each consolidated statement of financial condition included in the BSFI Financial Statements or in the BSFI Regulatory Reports, BSFI did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such BSFI

Financial Statements or in the BSFI Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7  Taxes.

BSFI and the BSFI Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). BSFI, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all material foreign, federal, state and local income, franchise, excise, real and personal property and other Tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by BSFI and the BSFI Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed, except that BSFI has not filed any Tax returns on behalf of Ladd’s for any period prior to the fiscal year ended December 31, 2005. All of the foregoing returns and reports are true, correct, and complete. BSFI and the BSFI Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity other than Taxes which are being contested in good faith or for which adequate provision has been made on the BSFI Financial Statements. BSFI and the BSFI Subsidiaries have paid and will pay all installments of estimated Taxes due on or before the Effective Time. BSFI and the BSFI Subsidiaries have declared on their Tax returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). BSFI and the BSFI Subsidiaries have paid or made adequate provision in accordance with GAAP in the BSFI SEC Reports and the BSFI Financial Statements for all Taxes payable in respect of all periods ending on or prior to the date of this Agreement and will have made or provided for all Taxes payable in respect of all periods ended on or prior to the Closing Date. BSFI and its Subsidiaries are subject to Tax audits in the ordinary course of business. BSFI management does not believe that an adverse resolution to any of such audits would be reasonably likely to have a Material Adverse Effect on BSFI. BSFI and the BSFI Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that BSFI or any of the BSFI Subsidiaries were required to file any Tax return that was not filed. The BSFI Subsidiaries have not been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax return other than a group the common parent of which was BSFI. BSFI or the BSFI Subsidiaries were not obligated to make, other than as set forth on the BSFI Disclosure Schedule 4.7, and as a result of any event connected with the transactions contemplated by this Agreement, will not become obligated to make, any “excess parachute payment” within the meaning of Section 280G of the Code in connection with the “change of control” resulting from the transactions contemplated by this Agreement. As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled. There are no claims or assessments pending against BSFI or any BSFI Subsidiary for any alleged deficiency in any Tax, and neither BSFI nor any BSFI Subsidiary has been notified in writing of any proposed Tax claims or assessments against BSFI or any BSFI Subsidiary. BSFI and the BSFI Subsidiaries each have complied with all applicable laws relating to the payment, collection and withholding of amounts on account of Taxes, have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax returns with respect to such withheld Taxes, within the time prescribed under any applicable law. BSFI and the BSFI Subsidiaries have delivered to AFC true and complete copies of all Tax returns of BSFI and the BSFI Subsidiaries for taxable periods ending within three (3) years of the date of this Agreement.

4.8  No Material Adverse Effect.

Neither BSFI nor any BSFI Subsidiary has suffered any Material Adverse Effect since December 31, 2005 and, to BSFI’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on BSFI.

4.9  Material Contracts; Leases; Defaults.

4.9.1  Except as set forth in BSFI Disclosure Schedule 4.9.1, neither BSFI nor any BSFI Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of BSFI or any BSFI Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of BSFI or any BSFI Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of BSFI or any BSFI Subsidiary; (iv) any agreement which by its terms limits or affects the payment of dividends by BSFI or any BSFI Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which BSFI or any BSFI Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to BSFI or any BSFI Subsidiary; (vi) any other agreement, written or oral, which is not terminable without cause on 60 days’ notice or less without penalty or payment, or that obligates BSFI or any BSFI Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by BSFI or any BSFI Subsidiary.

4.9.2  Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in BSFI Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge neither BSFI nor any BSFI Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3  True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to AFC on or before the date hereof, are listed on BSFI Disclosure Schedules 4.9.1 and 4.9.2 and are in full force and effect without modification on the date hereof. Except as set forth in BSFI Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of BSFI or any BSFI Subsidiary or upon the occurrence of a subsequent event; (ii) requires BSFI or any BSFI Subsidiary to provide a benefit in the form of BSFI Common Stock or determined by reference to the value of BSFI Common Stock or (iii) contains provisions which permit an employee or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.10  Ownership of Property; Insurance Coverage.

4.10.1  BSFI and each BSFI Subsidiary has good and, as to real property, marketable title to all assets and properties owned by BSFI or each BSFI Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the BSFI Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a BSFI Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. BSFI and the BSFI Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by BSFI and the BSFI Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the BSFI Financial Statements.

4.10.2  With respect to all material agreements pursuant to which BSFI or any BSFI Subsidiary has purchased securities subject to an agreement to resell, if any, BSFI or such BSFI Subsidiary, as the case may be, has a lien or security interest (which to BSFI’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3  BSFI and each BSFI Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither BSFI nor any BSFI Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on BSFI Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by BSFI or any BSFI Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three years BSFI and each BSFI Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. BSFI Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by BSFI and each BSFI Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3. BSFI has made available to AFC copies of all of the policies listed on BSFI Disclosure Schedule 4.10.3.

4.11  Legal Proceedings.

Except as set forth on BSFI Disclosure Schedule 4.11, neither BSFI nor any BSFI Subsidiary is a party to any, and there are no pending or, to BSFI’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against BSFI or any BSFI Subsidiary, (ii) to which BSFI or any BSFI Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which reasonably could be expected to adversely affect the ability of BSFI or any BSFI Subsidiary to perform under this Agreement.

4.12  Compliance With Applicable Law.

Except as set forth on BSFI Disclosure Schedule 4.12:

4.12.1  To BSFI’s Knowledge, BSFI and each BSFI Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither BSFI nor any BSFI Subsidiary has received any written notice to the contrary.

4.12.2  BSFI and each BSFI Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of BSFI, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

4.12.3  For the period beginning January 1, 2003, neither BSFI nor any BSFI Subsidiary has received any written notification or any other communication from any Bank Regulator or Insurance Regulator (i) asserting that BSFI or any BSFI Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator or Insurance Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require

BSFI or any BSFI Subsidiary, or indicating that BSFI or any BSFI Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or insurance agencies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of BSFI or any BSFI Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of BSFI or any BSFI Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither BSFI nor any BSFI Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. BSFI has disclosed to AFC its most recent regulatory ratings.

4.13  Employee Benefit Plans.

4.13.1  BSFI Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by BSFI or any of its ERISA Affiliates for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of BSFI and under which employees, former employees, retirees, dependents, spouses, directors, or other beneficiaries of BSFI are eligible to participate (collectively, the “BSFI Benefit Plans”). BSFI has furnished or otherwise made available to AFC true and complete copies of (i) the plan documents and summary plan descriptions for each written BSFI Benefit Plan, (ii) a summary of each unwritten BSFI Benefit Plan, (iii) the annual report (Form 5500 series) for the three most recent years for each BSFI Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified BSFI Benefit Plan that is a defined benefit plan for the three most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which implement the BSFI Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified BSFI Benefit Plan (or, for a BSFI Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any BSFI Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past 5 years. BSFI Disclosure Schedule 4.13.1 identifies each BSFI Benefit Plan that may be subject to Section 409A of the Code (“Non-qualified Deferred Compensation Plan”) and the aggregate amounts deferred under each such Non-qualified Deferred Compensation Plan as of March 31, 2006. Each Non-qualified Deferred Compensation Plan has been maintained and operated in compliance with Section 409A of the Code so that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

4.13.2  All BSFI Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on BSFI Disclosure Schedule 4.13.2, each BSFI Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and BSFI is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of BSFI and the BSFI Subsidiaries, there exists no fact which would adversely affect the qualification of any of the BSFI Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the BSFI Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity.

4.13.3  Except as set forth on BSFI Disclosure Schedule 4.13.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by BSFI or any of its ERISA Affiliates for the benefit of the employees or former employees of BSFI or its Subsidiaries.

4.13.4  Within the last six years, neither BSFI nor any of its ERISA Affiliates maintained or had any obligation to contribute to a BSFI Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six years neither BSFI nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither BSFI nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than Pension Benefit Guaranty Corporation (“PBGC”) premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on BSFI or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on AFC or Alliance Bank.

4.13.5  BSFI has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to BSFI Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To BSFI’s Knowledge, records with respect to BSFI Benefit Plans have been maintained in compliance with Section 107 of ERISA. To BSFI’s Knowledge, neither BSFI nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of BSFI Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

4.13.6  BSFI has not, with respect to any of BSFI Benefit Plans, nor, to BSFI’s Knowledge, has any administrator of any of BSFI Benefit Plans, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject BSFI, any ERISA Affiliate of BSFI, any of BSFI Benefit Plans, any administrator or trustee or any party dealing with any of BSFI Benefit Plans or any such trusts, to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

4.13.7  Except as set forth on BSFI Disclosure Schedule 4.13.7, BSFI has no liability for retiree health and life benefits under any of BSFI Benefit Plans.

4.13.8  Except as set forth on BSFI Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance or unemployment compensation) becoming due to any director or any employee of BSFI from BSFI under any BSFI Benefit Plan, (B) increase any benefits otherwise payable under any BSFI Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on BSFI Disclosure Schedule 4.13.8, no payment which is or may be made by, from or with respect to any BSFI Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code (or any corresponding provisions of state, local or foreign tax law) or will or could, either individually or collectively, provide for any payment by BSFI or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

4.13.9  The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of BSFI and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the BSFI Financial Statements to the extent required by and in accordance with GAAP.

4.13.10  There is not, and has not been, any trust or fund maintained by or contributed to by BSFI or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11  No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of BSFI, has been threatened or is anticipated, against any BSFI Benefit Plan (other than routine claims for benefits and appeals of such claims), BSFI or any BSFI Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any BSFI Benefit Plan.

4.14  Brokers, Finders and Financial Advisors.

Neither BSFI nor any BSFI Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Austin Associates, LLC by BSFI and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Austin Associates, LLC, setting forth the fee payable to Austin Associates, LLC for its services rendered to BSFI in connection with the Merger and transactions contemplated by this Agreement, is attached to BSFI Disclosure Schedule 4.14.

4.15  Environmental Matters.

4.15.1  Except as may be set forth in BSFI Disclosure Schedule 4.15, with respect to BSFI and each BSFI Subsidiary:

(A) Each of BSFI and the BSFI Subsidiaries, and to the Knowledge of BSFI and the BSFI Subsidiaries, the BSFI Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with, and are not liable under, any Environmental Laws;

(B) Neither BSFI nor any BSFI Subsidiary has received written notice that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of BSFI and the BSFI Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any BSFI Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by BSFI, any of the BSFI Subsidiaries or on or at a BSFI Loan Property;

(C) To the Knowledge of BSFI and the BSFI Subsidiaries, the properties currently owned or operated by BSFI or any BSFI Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law;

(D) To the Knowledge of BSFI and the BSFI Subsidiaries, there are no underground storage tanks on, in or under any properties owned or operated by BSFI or any of the BSFI Subsidiaries or any BSFI Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by BSFI or any of the BSFI Subsidiaries or any BSFI Loan Property except as in compliance with Environmental Laws; and

(E) During the period of (a) BSFI’s or any of the BSFI Subsidiaries’ ownership or operation of any of their respective current properties or (b) BSFI’s or any of the BSFI Subsidiaries’ participation in the management of any BSFI Loan Property, to the Knowledge of BSFI and the BSFI Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of BSFI and the BSFI Subsidiaries, prior to the period of (x) BSFI’s or any of the BSFI Subsidiaries’ ownership or operation of any of their respective current properties or (y) BSFI’s or any of the BSFI Subsidiaries’ participation in the management of any BSFI Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F) Neither BSFI nor any other BSFI Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any BSFI Loan Property.

4.15.2  For purposes of this Section 4.15, “BSFI Loan Property” means any property in which BSFI or a BSFI Subsidiary holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through a BSFI Loan Participation, and “BSFI Loan Participation” means a participation interest in a loan or other extension of credit other than by BSFI or a BSFI Subsidiary.

4.16  Loan Portfolio.

4.16.1  The allowances for loan losses reflected in the notes to BSFI’s audited consolidated statements of financial condition at December 31, 2005 and 2004 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2005 were, or will be, adequate, as of the dates thereof, under GAAP.

4.16.2  BSFI Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than March 31, 2006), by account, of: (A) all loans (including loan participations) of Oswego County National Bank that have been accelerated during the past twelve months; (B) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from Oswego County National Bank to any borrowers, customers or other parties during the past twelve months wherein Oswego County National Bank has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (C) each borrower, customer or other party which has notified Oswego County National Bank during the past twelve months of, or has asserted against BSFI or Oswego County National Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of BSFI and Oswego County National Bank, each borrower, customer or other party which has given BSFI or Oswego County National Bank any oral notification of, or orally asserted to or against BSFI or Oswego County National Bank, any such claim; and (D) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of March 31, 2006 are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (E) all other assets classified by BSFI or Oswego County National Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. BSFI Disclosure Schedule 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $50,000, provided that BSFI Disclosure Schedule 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $50,000 that has been excluded.

4.16.3  All loans receivable (including discounts) and accrued interest entered on the books of BSFI and the Oswego County National Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of BSFI’s and Oswego County National Bank’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of BSFI and Oswego County National Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by BSFI or Oswego County National Bank free and clear of any liens.

4.16.4  The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.17  Related Party Transactions.

Neither BSFI nor any BSFI Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of BSFI or any BSFI Subsidiary, except as set forth in BSFI Disclosure Schedule 4.17 or as described in BSFI’s proxy statement dated August 22, 2005 distributed in connection with its annual meeting of stockholders held on September 21, 2005. Except as described in such proxy statement, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any Affiliate of BSFI or any BSFI Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither BSFI nor any BSFI Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18  Deposits.

None of the deposits of Oswego County National Bank is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19  Board Approval.

The approval of the Board of Directors of BSFI constitutes the approval of this Agreement for purposes of Section 203 of the Delaware Law. To the Knowledge of BSFI, except for Section 203 of the Delaware Law (which has been rendered inapplicable), no state takeover statute is applicable to the Merger and the transactions contemplated by this Agreement.

4.20  Registration Obligations.

Neither BSFI nor any BSFI Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21  Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for BSFI’s own account, or for the account of one or more of BSFI’s Subsidiaries or their customers (all of which are set forth in BSFI Disclosure Schedule 4.21), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of BSFI and each BSFI Subsidiary, with counterparties believed to be financially responsible at the time; and to BSFI’s and each BSFI Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of BSFI or such BSFI Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither BSFI nor any BSFI Subsidiary, nor, to the Knowledge of BSFI and each BSFI Subsidiary, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.22  Fairness Opinion.

BSFI has received an opinion, a copy of which will be provided to AFC, from Austin Associates, LLC to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of BSFI pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23  Intellectual Property.

BSFI and each BSFI Subsidiary owns or, to BSFI’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment, and neither BSFI nor any BSFI Subsidiary has received any notice of breach or conflict with respect thereto that asserts the rights of others. BSFI and each BSFI Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.24  Duties as Fiduciary.

Oswego County National Bank (i) is not presently engaged in any line of business which requires it to act in a “fiduciary capacity” to any other Person and (ii) has, if required by virtue of any line of business in which it previously was engaged in a “fiduciary capacity,” performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Oswego County National Bank has not received notice of any claim, allegation, or complaint from any person that Oswego County National Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in BSFI’s Financial Statements. For purposes of this Section 4.24, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Oswego County National Bank’s capacity with respect to individual retirement accounts.

4.25  Employees; Labor Matters.

4.25.1  BSFI Disclosure Schedule 4.25.1 sets forth the following information with respect to each employee of BSFI and the BSFI Subsidiaries (including Ladd’s Agency, Inc.) as of March 31, 2006: job location, job title, current annual base salary and years of service.

4.25.2  There are no labor or collective bargaining agreements to which BSFI or any BSFI Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of BSFI, threatened against BSFI or any BSFI Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of BSFI, threatened against BSFI or any BSFI Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of BSFI, threatened against BSFI or any BSFI Subsidiary (other than routine employee grievances that are not related to union employees). BSFI and each BSFI Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither BSFI nor any BSFI Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

4.25.3  To BSFI’s Knowledge, all Persons who at any time since January 1, 2002 have been treated as independent contractors by BSFI or any BSFI Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.26  BSFI Information Supplied.

The information relating to BSFI and any BSFI Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.27  Securities Documents.

Since January 1, 2003, BSFI has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“BSFI SEC Reports”) required to be filed by it with the SEC. As of their respective dates, BSFI SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the BSFI SEC Reports has been incorporated by reference, the BSFI SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. BSFI has filed all contracts, agreements and other documents or instruments required to be filed as exhibits to the BSFI SEC Reports.

4.28  Internal Controls.

None of BSFI or any BSFI Subsidiary’s records, systems, controls data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under their exclusive ownership and direct control. BSFI has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and the applicable provisions of the Securities Act or the Exchange Act.

4.29  Bank Owned Life Insurance.

BSFI and each BSFI Subsidiary has obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased. Oswego County National Bank has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI. BSFI Disclosure Schedule 4.29 sets forth all BOLI owned by BSFI or any BSFI Subsidiary and a list of the lives insured thereunder.

4.30  American Jobs Creation Act.

BSFI and each BSFI Subsidiary has taken, or will take, any and all actions necessary to comply with the provisions of the American Jobs Creation Act of 2004, and all rules and regulations promulgated thereunder, that are currently in effect or that become effective prior to the Closing Date and are required to be complied with prior to Closing; provided, however, that until IRS regulations are promulgated under Section 409A of the Code, BSFI and each BSFI Subsidiary shall only be required to make good faith efforts to comply with Section 409A of the Code and the regulations proposed thereunder.

4.31  Ladd’s Agency, Inc.

4.31.1  Ladd’s Agency, Inc., a New York corporation (“Ladd’s”) is a wholly-owned Subsidiary of BSFI.

4.31.2  Ladd’s and its Affiliates are in compliance with all laws, rules, and regulations applicable to Persons engage in the insurance agency business. Neither Ladd’s nor any of its Affiliates has been a party, directly or indirectly, to the placement of insurance which is unlawful.

4.31.3  To the Knowledge of BSFI and Ladd’s, no binder of insurance has been issued or sent to any Person by or on behalf of Ladd’s unless and until the relevant risk was properly bound and all binders of insurance on the part of Ladd’s are complete and accurate.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF AFC

AFC represents and warrants to BSFI that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1 and except as set forth in the AFC Disclosure Schedule delivered by AFC to BSFI on the date hereof, and except to any representation of warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. AFC has made a good faith, diligent effort to ensure that the disclosure on each schedule of the AFC Disclosure Schedule corresponds to the Section referenced herein. References to the Knowledge of AFC shall include the Knowledge of Alliance Bank.

5.1  Standard.

Except as set forth in the following sentence, no representation or warranty of AFC contained in this Article V shall be deemed untrue or incorrect, and AFC shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or reasonably could be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than the last sentence of Sections 5.2.1 and 5.2.2), 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11, 5.13, 5.15, 5.20 and 5.21 which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects.

5.2  Organization.

5.2.1  AFC is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is duly registered as a financial holding company under the BHCA. AFC has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2  Alliance Bank is a national banking association duly organized, and validly existing under the laws of the United States. The deposits in Alliance Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Alliance Bank is a member of the Federal Reserve System and FHLB and owns the requisite amount of stock of each as set forth on AFC Disclosure Schedule 5.2.2.

5.2.3  AFC Disclosure Schedule 5.2.3 sets forth each AFC Subsidiary and its jurisdiction of incorporation or organization. Each AFC Subsidiary is a corporation, limited liability company or other legal entity as set forth on AFC Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each AFC Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

5.2.4  The respective minute books of AFC and Alliance Bank accurately record all corporate actions of their respective stockholders and boards of directors (including committees).

5.2.5  Prior to the date of this Agreement, AFC has made available to BSFI true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws of AFC and Alliance Bank and each other AFC Subsidiary.

5.3  Capitalization.

5.3.1  The authorized capital stock of AFC consists of (i) 10,000,000 shares of AFC Common Stock and (ii) 1,000,000 shares of preferred stock, $25.00 par value per share (“AFC Preferred Stock” and collectively with the AFC Common Stock, the “AFC Stock”). There are (i) 3,565,012 shares of AFC Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) 413,589 shares of AFC Common Stock held by AFC as treasury stock, and (iii) no shares of AFC Preferred Stock outstanding. Alliance Bank does not own, of record or beneficially, any shares of AFC Stock, other than shares held as treasury stock. Neither AFC nor any AFC Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of AFC, or any other security of AFC or an AFC Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of AFC or an AFC Subsidiary or any other security of AFC or any AFC Subsidiary, other than shares of AFC Common Stock underlying the options and restricted stock granted pursuant to benefit plans maintained by AFC or issuable pursuant to the AFC Stockholder Rights Plan. AFC has granted options to acquire 253,049 shares of AFC Common Stock. All shares of AFC Common Stock issuable pursuant to option plans maintained by AFC will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

5.3.2  AFC owns all of the capital stock of each AFC Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

5.3.3  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which AFC’s stockholders may vote have been issued by AFC and are outstanding.

5.4  Authority; No Violation.

5.4.1  AFC has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals described in Section 8.3, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by AFC and the completion by AFC of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of AFC, and no other corporate proceedings on the part of AFC are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by AFC, and subject to the receipt of the Regulatory Approvals, approval by the stockholders of BSFI and the stockholders of AFC, and due and valid execution and delivery of this Agreement by BSFI, constitutes the valid and binding obligations of AFC, enforceable against AFC in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2  (a) Subject to compliance of BSFI with the terms and conditions of this Agreement, the execution and delivery of this Agreement by AFC, subject to receipt of the Regulatory Approvals, and compliance by BSFI and AFC with any conditions contained therein, and subject to the receipt of the approval of the stockholders of BSFI, the consummation of the transactions contemplated hereby, and (b) compliance by AFC with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of AFC or any AFC Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to AFC or any AFC Subsidiary; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of AFC or any AFC Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.5  Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Certificate of Merger with the New York Department of State and the Delaware Department of State, (d) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (e) notification of the listing of AFC Common Stock to be issued in the Merger on the NASDAQ National Market and (f) the approval of this Agreement by the requisite vote of the stockholders of BSFI and the stockholders of AFC, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of AFC, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by AFC and the completion by AFC of the Merger or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. AFC has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition or requirement that could reasonably be expected by AFC to result in a Material Adverse Effect on AFC and Alliance Bank, taken as a whole, or BSFI and Oswego County National Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over affairs of AFC and Alliance Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6  Financial Statements.

5.6.1  The AFC Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity of AFC as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

5.6.2  AFC has previously made available to BSFI the AFC Financial Statements covering periods ended prior to the date hereof. The AFC Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects

(subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of AFC and the Alliance Bank on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.3  At the date of the most recent consolidated statement of position included in the AFC Financial Statements, AFC did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such AFC Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7  Taxes.

AFC and the AFC Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). AFC, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all material foreign, federal, state and local income, franchise, excise, real and personal property and other Tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by AFC and the AFC Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All of the foregoing returns and reports are true, correct, and complete. AFC and the AFC Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity other than Taxes which are being contested in good faith or for which adequate provision has been made on the AFC Financial Statements. AFC and the AFC Subsidiaries have paid and will pay all installments of estimated Taxes due on or before the Effective Time. AFC and the AFC Subsidiaries have declared on their Tax returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). AFC and the AFC Subsidiaries have paid or made adequate provision in accordance with GAAP in the AFC SEC Reports and the AFC Financial Statements for all Taxes payable in respect of all periods ending on or prior to the date of this Agreement and will have made or provided for all Taxes payable in respect of all periods ended on or prior to the Closing Date. AFC and its Subsidiaries are subject to Tax audits in the ordinary course of business and there is currently pending a New York State income tax audit with respect to taxable years ended December 31, 2001, 2002 and 2003. AFC management does not believe that an adverse resolution of any such audit would reasonably be likely to have a Material Adverse Effect on AFC. AFC and the AFC Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that AFC or any of the AFC Subsidiaries were required to file any Tax return that was not filed. The AFC Subsidiaries have not been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax return other than a group the common parent of which was AFC. As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled. There are no claims or assessments pending against AFC or any AFC Subsidiary for any alleged deficiency in any Tax, and neither AFC nor any AFC Subsidiary has been notified in writing of any proposed Tax claims or assessments against AFC or any AFC Subsidiary. AFC and the AFC Subsidiaries each have complied with all applicable laws relating to the payment, collection and withholding of amounts on account of Taxes, have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax returns with respect to such withheld Taxes, within the time prescribed under any applicable law. AFC and the AFC Subsidiaries have made available to BSFI true and complete copies of all Tax returns of AFC and the AFC Subsidiaries for taxable periods ending within three (3) years of the date of this Agreement.

5.8  No Material Adverse Effect.

Neither AFC nor any AFC Subsidiary has suffered any Material Adverse Effect since December 31, 2005 and to AFC’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on AFC.

5.9  Material Contracts.

Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge neither AFC nor any AFC Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

5.10  Ownership of Property; Insurance Coverage.

5.10.1  AFC and each AFC Subsidiary has good and, as to real property, marketable title to all assets and properties owned by AFC or each AFC Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the AFC Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to AFC, inter-bank credit facilities, reverse repurchase agreements or any transaction by a AFC Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. AFC and the AFC Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by AFC and the AFC Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the AFC Financial Statements.

5.10.2  AFC and each AFC Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither AFC nor any AFC Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on AFC Disclosure Schedule 5.10.2, there are presently no claims pending under such policies of insurance and no notices of claim have been given by AFC or any AFC Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three years AFC and each AFC Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. AFC Disclosure Schedule 5.10.2 identifies all policies of insurance maintained by AFC and each AFC Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.10.2. AFC has made available to BSFI copies of all of the policies listed on AFC Disclosure Schedule 5.10.2.

5.11  Legal Proceedings.

Except as disclosed in Item 3 of Part I of AFC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 14, 2006, neither AFC nor any AFC Subsidiary is a party to any, and there are no pending or, to the Knowledge of AFC, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against AFC or any AFC Subsidiary, (ii) to which AFC’s or any AFC Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of AFC or any AFC Subsidiary to perform under this Agreement.

5.12  Compliance With Applicable Law.

Except as set forth on AFC Disclosure Schedule 5.12:

5.12.1  To AFC’s Knowledge, AFC and each AFC Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither AFC nor any AFC Subsidiary has received any written notice to the contrary.

5.12.2  AFC and each AFC Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of AFC, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

5.12.3  For the period beginning January 1, 2004, neither AFC nor any AFC Subsidiary has received any written notification or any other communication from any Bank Regulator or Insurance Regulator (i) asserting that AFC or any AFC Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator or Insurance Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require AFC or any AFC Subsidiary, or indicating that AFC or any AFC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or insurance agencies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of AFC or any AFC Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of AFC or any AFC Subsidiary. Neither AFC nor any BSFI Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Alliance Bank as to compliance with the CRA is satisfactory or better.

5.13  Employee Benefit Plans.

5.13.1  All AFC Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on AFC Disclosure Schedule 5.13.1, each AFC Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and AFC is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of AFC and the AFC Subsidiaries, there exists no fact which would adversely affect the qualification of any of the AFC Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the AFC Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity.

5.13.2  Except as set forth on AFC Disclosure Schedule 5.13.2, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by AFC or any of its ERISA Affiliates for the benefit of the employees or former employees of AFC or its Subsidiaries.

5.13.3  Within the last six years, neither AFC nor any of its ERISA Affiliates maintained or had any obligation to contribute to a AFC Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six years neither AFC nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither AFC nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on AFC or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on AFC or any of its ERISA Affiliates.

5.13.4  AFC has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and the regulations thereunder. To AFC’s Knowledge, all reports, statements, returns and other information required to be furnished or filed with respect to AFC Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To AFC’s Knowledge, records with respect to AFC Benefit Plans have been maintained in compliance with Section 107 of ERISA. To AFC’s Knowledge, neither AFC nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of AFC Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

5.13.5  AFC has not, with respect to any of AFC Benefit Plans, nor, to AFC’s Knowledge, has any administrator of any of AFC Benefit Plans, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject AFC, any ERISA Affiliate of AFC, any of AFC Benefit Plans, any administrator or trustee or any party dealing with any of AFC Benefit Plans or any such trusts, to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

5.13.6  Other than as reflected in the AFC Financial Statements, AFC has no liability for retiree health and life benefits under any of AFC Benefit Plans.

5.13.7  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance or unemployment compensation) becoming due to any director or any employee of AFC from AFC under any AFC Benefit Plan, (B) increase any benefits otherwise payable under any AFC Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit.

5.13.8  The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of AFC and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the AFC Financial Statements to the extent required by and in accordance with GAAP.

5.13.9  There is not, and has not been, any trust or fund maintained by or contributed to by AFC or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

5.13.10  No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of AFC, has been threatened or is anticipated, against any AFC Benefit Plan (other than routine claims for benefits and appeals of such claims), AFC or any AFC Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any AFC Benefit Plan.

5.14  Brokers, Finders and Financial Advisors.

Except with respect to the retention of Keefe, Bruyette & Woods, Inc., neither AFC nor any AFC Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

5.15  Environmental Matters.

5.15.1  Except as may be set forth in AFC Disclosure Schedule 5.15, with respect to AFC and each AFC Subsidiary:

(A) Each of AFC and the AFC Subsidiaries, and to the Knowledge of AFC and the AFC Subsidiaries, the AFC Loan Properties (as defined in Section 5.15.2) are in material compliance with, and are not liable under, any Environmental Laws;

(B) Neither AFC nor any AFC Subsidiary has received written notice that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect and, to the Knowledge of AFC and the AFC Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any AFC Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein) whether or not occurring at or on a site owned, leased or operated by AFC, any of the AFC Subsidiaries or on or at a Loan Property;

(C) To the Knowledge of AFC and the AFC Subsidiaries, the properties currently owned or operated by AFC or any AFC Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law;

(D) To the Knowledge of AFC and the AFC Subsidiaries, there are no underground storage tanks on, in or under any properties owned or operated by AFC or any of the AFC Subsidiaries or, any AFC Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by AFC or any of the AFC Subsidiaries or any AFC Loan Property, except as in compliance with Environmental Law; and

(E) During the period of (a) AFC’s or any of the AFC Subsidiaries’ ownership or operation of any of their respective current properties or (b) AFC’s or any of the AFC Subsidiaries’ participation in the management of any AFC Loan Property, to the Knowledge of AFC and the AFC Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of AFC and the AFC Subsidiaries, prior to the period of (x) AFC’s or any of the AFC Subsidiaries’ ownership of operation of any of their respective current properties or (y) AFC’s or any of the AFC Subsidiaries’ participation in the management of any AFC Loan Property, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F) Neither AFC nor any other AFC Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any AFC Loan Property.

5.15.2  For purposes of this Section 5.15, “AFC Loan Property” means any property in which AFC or a AFC Subsidiary holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through a Loan Participation, and “AFC Loan Participation” means a participation interest in a loan or other extension of credit other than by AFC or a AFC Subsidiary.

5.16  Intellectual Property.

AFC and each AFC Subsidiary owns or, to AFC’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment, and neither AFC nor any AFC Subsidiary has received any notice of breach or conflict with respect thereto that asserts the rights of others. AFC and each AFC Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

5.17  Duties as Fiduciary.

Alliance Bank has performed all of its duties in a “fiduciary capacity” in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Alliance Bank has not received notice of any claim, allegation, or complaint from any person that Alliance Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in AFC’s Financial Statements.

5.18  Employees; Labor Matters.

There are no labor or collective bargaining agreements to which AFC or any AFC Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of AFC, threatened against AFC or any AFC Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of AFC, threatened against AFC or any AFC Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of AFC, threatened against AFC or any AFC Subsidiary (other than routine employee grievances that are not related to union employees). AFC and each AFC Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither AFC nor any AFC Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

5.19  AFC Information Supplied.

The information relating to AFC and any AFC Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.20  Securities Documents.

Since January 1, 2003, AFC has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“AFC SEC Reports”) required to be filed by it with the SEC. As of their respective dates, the AFC SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the AFC SEC Reports has been incorporated by reference, the AFC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. AFC has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the AFC SEC Reports.

5.21  Internal Controls.

None of AFC or any AFC Subsidiary’s records, systems, controls data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under their exclusive ownership and direct control. AFC has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and the applicable provisions of the Securities Act or the Exchange Act.

5.22  American Jobs Creation Act.

AFC and each AFC Subsidiary has taken, or will take, any and all actions necessary to comply with the provisions of the American Jobs Creation Act of 2004, and all rules and regulations promulgated thereunder, that are currently in effect or that become effective prior to the Closing Date and are required to be complied with prior to Closing; provided, however, that until IRS regulations are promulgated under Section 409A of the Code, AFC and each AFC Subsidiary shall only be required to make good faith efforts to comply with Section 409A of the Code and the regulations proposed thereunder.

5.23  AFC Common Stock.

The shares of AFC Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

ARTICLE VI

COVENANTS OF BSFI

6.1  Conduct of Business.

6.1.1  Affirmative Covenants.

(A) During the period from the date of this Agreement to the Effective Time, except with the written consent of AFC, which consent will not be unreasonably withheld, conditioned or delayed, BSFI will, and it will cause each BSFI Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

(B) In the event the actual costs of the branch construction project disclosed on BSFI Disclosure Schedule 6.1.2(S) exceed 105% of the budgeted costs set forth on such schedule, BSFI will negotiate in good faith with AFC an equitable reduction to the cash portion of the Merger Consideration.

6.1.2  Negative Covenants.  BSFI agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by AFC in writing, it will not, and it will cause each of the BSFI Subsidiaries not to:

(A) change or waive any provision of its certificate of incorporation (or articles of association in the case of Oswego County National Bank) or bylaws, except as required by law;

(B) change the number of authorized or issued shares of its capital stock, issue any shares of BSFI Common Stock that are held as Treasury Shares as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the BSFI Stock Option Plans or the BSFI Restricted Stock Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that BSFI (i) may issue shares of BSFI Common Stock upon the valid exercise, in accordance with the information set forth in BSFI Disclosure Schedule 4.3.1, of presently outstanding BSFI Options issued under the BSFI Stock Option Plans, (ii) may permit the vesting of awards previously made under the BSFI Restricted Stock Plans, (iii) shall continue to declare and pay regular quarterly cash dividends of no more than $0.09 per share with payment and record dates consistent with past practice (provided that the declaration of the last quarterly dividend by BSFI prior to the Effective Time and the payment thereof shall be coordinated with AFC so that holders of BSFI Common Stock do not receive dividends on both BSFI Common Stock and AFC Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the BSFI Common Stock or AFC Common Stock received in the Merger in respect of such quarter) and (iv) any BSFI Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations).

(C) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as contemplated by this Agreement;

(D) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on BSFI Disclosure Schedules 4.9.1 and 4.13.1 or as required pursuant to Section 7.9 of this Agreement, (ii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed four percent (4%) in the aggregate, (iii) payment of retention bonuses as mutually agreed upon by AFC and BSFI or (iv) as otherwise contemplated by this Agreement. Neither BSFI nor any BSFI Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000; provided, however, that a BSFI Subsidiary may hire at-will, non-officer employees at an annual compensation rate not to exceed $50,000 to fill vacancies that may from time to time arise in the ordinary course of business; provided, further, that that neither BSFI or any BSFI Subsidiary shall hire any new employee without first seeking to fill any position internally and, failing that, through the use of temporary personnel. Neither BSFI nor or any BSFI Subsidiary shall pay expenses of any employee or director for attending conventions or similar meetings held after the date hereof;

(F) enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

(G) merge or consolidate BSFI or any BSFI Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of BSFI or any BSFI Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between BSFI or Oswego County National Bank and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by any Oswego County National Bank of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H) sell or otherwise dispose of the capital stock of BSFI or sell or otherwise dispose of any asset of BSFI or of any BSFI Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of BSFI or of any BSFI Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I) take any action which would result in any of the representations and warranties of BSFI set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating BSFI or Oswego County National Bank;

(K) waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which BSFI or any BSFI Subsidiary is a party;

(L) purchase any securities except securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount in the aggregate of not more than $500,000, (iii) with a weighted average life of not more than four (4) years and (iv) otherwise in the ordinary course of business consistent with past practice;

(M) except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on BSFI Disclosure Schedule 6.1.2(M) (which schedule need not include any individual commitment which is less than $50,000 in amount provided that such schedule includes the aggregate amount of individual commitments which are less than $50,000 that have been excluded from the schedule), and except for the renewal of existing lines of credit, (i) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) other than in the ordinary course of business consistent with past practice or (ii) make or acquire any new loan or issue any commitment for any new loan with a principal amount of $750,000 or more without the prior consent of AFC; provided that such consent shall be deemed to have been granted if AFC does not object within three (3) business days of receipt of notice from BSFI or its intent to make such loan;

(N) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O) enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any BSFI Benefit Plan;

(S) make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth on BSFI Disclosure Schedule 6.1.2(S) which includes the budget for each such pre-existing commitment.

(T) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless AFC has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from AFC;

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by BSFI or any BSFI Subsidiary of more than $50,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern;

(Y) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with AFC and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of AFC (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of AFC (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(AA) agree to do any of the foregoing.

6.2  Current Information.

6.2.1  During the period from the date of this Agreement to the Effective Time, BSFI will cause one or more of its representatives to confer with representatives of AFC to inform AFC regarding BSFI’s operations at such times as AFC may reasonably request. BSFI will promptly notify AFC of any significant change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving BSFI or any BSFI Subsidiary. Without limiting the foregoing, senior officers of AFC and BSFI shall meet monthly to review the financial and operational affairs of BSFI and the BSFI Subsidiaries, and BSFI shall give due consideration to AFC’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither AFC nor Alliance Bank shall under any circumstance be permitted to exercise control of BSFI or any BSFI Subsidiary prior to the Effective Time.

6.2.2  BSFI and AFC shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of BSFI to those used by AFC, which planning shall include, but not be limited to, discussion of the possible termination by BSFI of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by BSFI in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that BSFI shall not be obligated to take any such action prior to the Effective Time and, unless BSFI otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. In the event that Oswego County National Bank takes, at the request of Alliance Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Alliance Bank shall indemnify Oswego County National Bank for any such fees and charges, and the cost of reversing the conversion process in an amount not to exceed $150,000, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by BSFI, or a termination of this Agreement under Sections 11.1.7, 11.1.8 or 11.1.9.

6.2.3  BSFI shall provide AFC, within ten (10) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are

“troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a monthly basis, BSFI shall provide AFC with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. BSFI will promptly prepare and provide AFC with the minutes of all BSFI and Oswego County National Bank officer and director loan committee meetings.

6.2.4  BSFI shall promptly inform AFC upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of BSFI or any BSFI Subsidiary under any labor or employment law.

6.2.5  BSFI shall keep AFC informed of the status of the construction of a new branch to be located on Route 104 East in Oswego, New York. Such information shall include an update on actual project expenditures in relation to the budgeted cost of the project.

6.3  Access to Properties and Records.

Subject to Section 12.1, BSFI shall permit AFC access upon reasonable notice to its properties and those of the BSFI Subsidiaries, and shall disclose and make available to AFC during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that BSFI reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which AFC may have a reasonable interest; provided, however, that BSFI shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in BSFI’s reasonable judgment, would interfere with the normal conduct of BSFI’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. BSFI shall provide and shall request its auditors to provide AFC with such historical financial information regarding it (and related audit reports and consents) as AFC may reasonably request for Securities Law disclosure purposes. AFC shall use commercially reasonable efforts to minimize any interference with BSFI’s regular business operations during any such access to BSFI’s property, books and records. BSFI and each BSFI Subsidiary shall permit AFC, at its expense, to (i) cause a “Phase I environmental assessment” and a “Phase II environmental assessment” to be performed at any physical location owned or occupied by BSFI or any BSFI Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by BSFI or any BSFI Subsidiary.

6.4  Financial and Other Statements.

6.4.1  Promptly upon receipt thereof, BSFI will furnish to AFC copies of each annual, interim or special audit of the books of BSFI and the BSFI Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to BSFI by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of BSFI and the BSFI Subsidiaries made by such accountants.

6.4.2  As soon as reasonably available, but in no event later than the date such documents are filed with the FRB, OCC or FDIC, BSFI will deliver to AFC the BSFI Regulatory Report filed by BSFI or Oswego County National Bank. Within 15 days after the end of each month, Oswego County National Bank will deliver to AFC a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

6.4.3  BSFI shall permit AFC to review substantially final drafts of its quarterly and annual reports on Forms 10-Q and 10-K, respectively, at least two (2) business days prior to the date such documents are filed with the SEC. As soon as reasonably available, but in no event later than the date such documents are filed with the SEC,

BSFI will deliver to AFC the Securities Documents filed by it with the SEC under the Securities Laws. BSFI promptly will advise AFC of BSFI’s receipt of any inquiry or examination report of any Bank Regulator or Insurance Regulator with respect to the condition or activities of BSFI, Oswego County National Bank or Ladd’s, as applicable.

6.4.4  With reasonable promptness, BSFI will furnish to AFC such additional financial data that BSFI possesses and as AFC may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.5  Maintenance of Insurance.

BSFI shall use commercially reasonable efforts to maintain, and to cause the BSFI Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by BSFI and the BSFI Subsidiaries and set forth in BSFI Disclosure Schedule 4.10.3. BSFI will promptly inform AFC if BSFI or any BSFI Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.6  Disclosure Supplements.

From time to time prior to the Effective Time, BSFI will promptly supplement or amend the BSFI Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such BSFI Disclosure Schedule or which is necessary to correct any information in such BSFI Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such BSFI Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7  Consents and Approvals of Third Parties.

BSFI shall use its commercially reasonable efforts, and shall cause each BSFI Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other persons necessary for the consummation of the transactions contemplated by this Agreement.

6.8  All Reasonable Efforts.

Subject to the terms and conditions herein provided, BSFI agrees to use, and agrees to cause each BSFI Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.9  Failure to Fulfill Conditions.

In the event that BSFI determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify AFC.

6.10  No Solicitation.

From and after the date hereof until the termination of this Agreement, neither BSFI, nor any BSFI Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by BSFI or any of the BSFI Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and BSFI shall notify AFC orally and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which BSFI or any of its Subsidiaries or any of their respective officers, directors or employees, or, to BSFI’s Knowledge, investment bankers, financial advisors, attorneys, accountants or other representatives of BSFI may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of BSFI from (i) complying with its disclosure obligations under federal or state law; or (ii) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of BSFI determines in good faith (after consultation with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to BSFI’s stockholders from a financial point of view than the Merger; (B) the Board of Directors of BSFI determines in good faith (after consultation with its financial and legal advisors) that the failure to furnish information to or enter into discussions with such Person would likely cause the Board of Directors to breach its fiduciary duties to stockholders under applicable law; (C) such Acquisition Proposal was not solicited by BSFI and did not otherwise result from a breach of this Section 6.10 by BSFI (such proposal that satisfies clauses (A), (B) and (C) being referred to herein as a “Superior Proposal”); (D) BSFI promptly notifies AFC of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with BSFI or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the Confidentiality Agreements; and (E) the BSFI Stockholders Meeting has not occurred. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving BSFI or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of BSFI and the BSFI Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of BSFI or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.11  Reserves and Merger-Related Costs.

Prior to the Effective Time, each of BSFI and its Subsidiaries shall, consistent with U.S. GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of AFC, provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 9.1.1 and 9.1.3; provided further, that in any event, no accrual or reserve made by BSFI or any of its Subsidiaries pursuant to this Section 6.11 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of BSFI or its management with any such adjustments.

6.12  Board of Directors and Committee Meetings.

BSFI and the BSFI Subsidiaries shall permit one representative of AFC to attend any meeting of their Board of Directors or the committees thereof, and shall permit one representative of AFC to attend any meeting of their loan committee and asset liability committee, as an observer (the “Observer”), provided that neither BSFI nor any BSFI Subsidiary shall be required to permit the Observer to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the Observer may violate a confidentiality obligation or fiduciary duty or any legal, regulatory or NASDAQ requirements.

6.13  Transaction Expenses of BSFI.

BSFI has provided at BSFI Disclosure Schedule 6.13 its estimated budget of transaction-related expenses reasonably anticipated to be payable by BSFI in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals (collectively, “BSFI Expenses”). BSFI shall use its best efforts to cause the aggregate amount of all BSFI Expenses to be less than the total expenses disclosed in BSFI Schedule 6.13. BSFI shall cooperate with AFC in working to manage all services and related fees and expenses related to the transactions contemplated by this Agreement.

6.14  Stock Repurchase Plan; ESOP Loan

If such plan has not been suspended by the date hereof, the Board of Directors of BSFI, or an appropriate committee thereof, shall promptly suspend the effectiveness of BSFI’s share repurchase plan (such suspension to be effective immediately upon the execution and delivery of this Agreement by BSFI); subject to the occurrence of the Effective Time, the BSFI ESOP shall be terminated immediately prior to and effective as of the Effective Time (all shares of BSFI Common Stock held by the ESOP shall be converted into the right to receive the Merger Consideration as elected by the participants in the BSFI ESOP), all outstanding indebtedness of the BSFI ESOP shall be repaid and the balance of the shares and any other assets remaining in the BSFI ESOP not allocated to a participant’s account shall be allocated and distributed to BSFI ESOP participants (subject to receipt of a favorable determination letter from the IRS). Prior to the Effective Time, BSFI, and following the Effective Time, AFC shall use their respective best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the BSFI ESOP and the proposed allocations as may be requested by the IRS as a condition to its issuance of a favorable determination letter). BSFI and following the Effective Time, AFC, will adopt such amendments to the BSFI ESOP to effect the provisions of this Section 6.13. Prior to the Effective Time, BSFI shall take such actions in consultation with AFC as are required to replace the existing trustees of the BSFI ESOP with trustees as selected by AFC with such replacement to be effective as of the Effective Time.

ARTICLE VII

COVENANTS OF AFC

7.1  Conduct of Business.

7.1.1  Affirmative Covenants.

(A) During the period from the date of this Agreement to the Effective Time, except with the written consent of BSFI, which consent will not be unreasonably withheld, conditioned or delayed, AFC will, and it will cause each AFC Subsidiary to; operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

(B) In the event the actual costs of the branch construction project disclosed on BSFI Disclosure Schedule 6.1.2(S) exceed 105% of the budgeted costs set forth on such schedule, AFC will negotiate in good faith with BSFI an equitable reduction to the cash portion of the Merger Consideration.

(C) Promptly after the Effective Time, AFC shall deposit, or shall cause to be deposited, with the Exchange Agent the Exchange Fund.

7.1.2  Negative Covenants.  AFC agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by BSFI in writing, it will not, and it will cause each of the AFC Subsidiaries not to:

(A) change or waive any provision of its certificate of incorporation (or articles of association in the case of Alliance Bank) or bylaws, except as required by law;

(B) change the number of authorized or issued shares of its capital stock, issue any shares of AFC Common Stock that are held as Treasury Shares as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that AFC (i) may issue shares of AFC Common Stock upon the valid exercise of presently outstanding options, (ii) may permit the vesting of awards previously made under the AFC’s restricted stock plan and (iii) may make stock option and restricted stock awards and engage in other ordinary course transactions in connection with its stock option and restricted stock plans;

(C) merge or consolidate AFC or any AFC Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of AFC or any AFC Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between AFC or Alliance Bank and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates;

(D) sell or otherwise dispose of the capital stock of AFC or sell or otherwise dispose of any asset of AFC or of any AFC Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of AFC or of any AFC Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice; provided, however, that AFC may issue trust preferred securities;

(E) take any action which would result in any of the representations and warranties of AFC set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(F) change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating AFC or Alliance Bank;

(G) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(H) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $250,000 individually or $500,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(I) agree to do any of the foregoing.

7.2  Current Information and Consultation.

7.2.1  During the period from the date of this Agreement to the Effective Time, AFC will cause one or more of its representatives to confer with representatives of BSFI to inform BSFI regarding AFC’s operations at such times as BSFI may reasonably request.

7.2.2  AFC shall promptly inform BSFI upon receiving notice of any material legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of AFC or any AFC Subsidiary under any labor or employment law.

7.3  Financial and Other Statements.

7.3.1  Promptly upon receipt thereof, AFC will furnish to BSFI copies of each annual, interim or special audit of the books of AFC and the AFC Subsidiaries made by its independent registered public accountants and copies of all written internal control reports submitted to AFC by such accountants.

7.3.2  As soon as reasonably available, but in no event later than the date such documents are filed with the FRB, OCC or FDIC, AFC will deliver to BSFI the AFC Regulatory Report filed by AFC or Alliance Bank. Within 15 days after the end of fiscal quarter, Alliance Bank will deliver to BSFI a consolidated balance sheet and a consolidated statement of operations, without related notes, for such quarter prepared in accordance with current financial reporting practices, as well as a quarter-end and year to date comparison to budget.

7.3.3  As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, AFC will deliver to BSFI the Securities Documents filed by it with the SEC under the Securities Laws other than those Securities Documents that are available publicly through the SEC’s EDGAR data base. AFC promptly will advise BSFI of AFC’s receipt of any material inquiry or examination report of any Bank Regulator with respect to the condition or activities of AFC or Alliance Bank.

7.3.4  With reasonable promptness, AFC will furnish to BSFI such additional financial data that AFC possesses and as BSFI may reasonably request.

7.4  Maintenance of Insurance.

AFC shall use commercially reasonably efforts to maintain, and to cause the AFC Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by AFC and the AFC Subsidiaries and set forth in AFC Disclosure Schedule 5.10.2.

7.5  Disclosure Supplements.

From time to time prior to the Effective Time, AFC will promptly supplement or amend the AFC Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such AFC Disclosure Schedule or which is necessary to correct any information in such AFC Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such AFC Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.6  Consents and Approvals of Third Parties.

AFC shall use its commercially reasonable efforts, and shall cause each AFC Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other persons necessary for the consummation of the transactions contemplated by this Agreement.

7.7  All Reasonable Efforts.

Subject to the terms and conditions herein provided, AFC agrees to use and agrees to cause each AFC Subsidiary to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

7.8  Failure to Fulfill Conditions.

In the event that AFC determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify BSFI.

7.9  Employee Benefits.

7.9.1  Definition.  “Benefit Plan Determination Date” for purposes of this Section shall mean that date selected by AFC with respect to each BSFI Benefit Plan to be terminated or replaced with a similar plan or program provided by AFC or Alliance Bank (as used in this Section, AFC and Alliance Bank are collectively referred to as “AFC”) to other employees similarly situated; provided, that, the definition of “Benefit Plan Determination Date” shall be consistent with the premise that the compensation, employee benefits and terms and conditions of employment that are provided by AFC after the Closing Date to Current BSFI Employees shall only be substantially similar, in the aggregate, to those provided by AFC to similarly situated employees of AFC.

7.9.2  General Rule: Parity in Benefits; No Gaps.  Within a reasonable period after the Closing Date, but not before the applicable Benefit Plan Determination Date, AFC shall provide or shall cause to be provided by a Subsidiary of AFC, to all individuals who are employees of BSFI or any BSFI Subsidiary at the Closing Date and whose employment continues following the Effective Time and who are then eligible for a respective BSFI Benefit Plan (the “Current BSFI Employees”), compensation, employee benefits and terms and conditions of employment that are substantially similar, in the aggregate, to those provided by AFC to similarly situated employees of AFC. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall (i) operate to duplicate any benefit provided to any Current BSFI Employees or the funding of any such benefit, (ii) be construed to limit the ability of AFC to review employee benefit plans, programs and arrangements from time to time, to make such changes as AFC deems appropriate in its sole and absolute discretion or to terminate such employee benefit plans, programs and arrangements and (iii) limit AFC’s ability to freeze or terminate, in the sole discretion of AFC, BSFI’s defined benefit retirement plan. AFC will waive all pre-existing condition limitations and proof of insurability provisions (to the extent such limitations and provisions did not apply to a pre-existing condition under BSFI’s equivalent plan) and eligibility waiting periods under such plans that would otherwise be applicable to newly-hired employees for all Current BSFI Employees; provided that nothing in this sentence shall limit the ability of AFC to amend or enter into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Current BSFI Employees in a substantially similar manner as employees of AFC are treated. AFC will honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the Current BSFI Employees and their covered dependents during the portion of the plan year prior to the relevant Benefit Plan Determination Date.

With respect to any Non-qualified Deferred Compensation Plan listed on BSFI Disclosure Schedule 4.13.1 which is continued following the Effective Time, AFC will use its best efforts to take any and all actions necessary to materially comply with the provisions of the American Jobs Creation Act of 2004, and all rules and regulations promulgated thereunder, that are currently in effect or that become effective after Closing and are required to be complied with following Closing; provided, however, that until IRS regulations are promulgated under Section 409A of the Code, AFC shall be required to make good faith efforts to comply with Section 409A of the Code and the regulations proposed thereunder.

7.9.3  AFC 401(k) Plan Participation.  Each Current BSFI Employee who continues in the employment of BSFI or any BSFI Subsidiary until the Closing Date, shall be eligible to participate in AFC’s 401(k) Plan on the day after the Benefit Plan Determination Date for the BSFI’s 401(k) Plan. All rights to participate in AFC’s 401(k) Plan are subject to AFC’s right to amend or terminate AFC’s 401(k) Plan in its sole and absolute discretion and are subject to the terms of AFC’s 401(k) Plan including, but not limited to, the eligibility and vesting provisions of such plan. For purposes of administering AFC’s 401(k) Plan, service with BSFI or a BSFI Subsidiary shall be deemed to be service with AFC for eligibility and vesting purposes only, but not for purposes of benefit accrual or the allocation of employer contributions. To the extent the BSFI 401(k) Plan is terminated at the request of AFC in accordance herewith, AFC’s 401(k) plan shall accept direct rollovers from the BSFI 401(k) Plan, to the extent permissible under the Code and ERISA, at the Benefit Plan Determination Date or as soon as administratively feasible thereafter, a direct rollover including any participant loan.

7.9.4  Employee Stock Ownership Plan.  AFC agrees to take all such actions related to the BSFI ESOP as stated in Section 6.14 of this Agreement.

7.9.5  Welfare Benefits.  Each Current BSFI Employee shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of AFC similarly situated, subject to the terms of such plans and programs, as of the Benefit Plan Determination Date for each such plan or program, conditional upon the Current BSFI Employee’s being employed by AFC as of such Benefit Plan Determination Date and subject to complying with eligibility requirements of the respective plans and programs. With respect to any welfare benefit plan or program of BSFI that AFC determines, in its sole and absolute discretion, provides benefits of the same type or class as a corresponding plan or program maintained by AFC, AFC shall continue such BSFI plan or program in effect for the benefit of the Current BSFI Employees so long as they remain eligible to participate and until they shall become eligible to become participants in the corresponding plan or program maintained by AFC (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of AFC to terminate or amend such plan or program). For purposes of all employee welfare benefit plans, programs and agreements maintained by or contributed to by AFC, AFC shall cause each such plan, program or arrangement to treat the service with BSFI prior to the Closing Date of any Current BSFI Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of BSFI prior to the Closing) as service rendered to AFC for all purposes; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit available to any Current BSFI Employee.

7.9.6  Paid Time Off Programs.  AFC will give each Current BSFI Employee credit, for purposes of AFC’s vacation and/or other paid leave benefit programs, for such Current BSFI Employees’ accrued and unpaid vacation and/or paid leave balance with BSFI as of the Closing Date.

7.9.7  AFC to Honor Agreements.  AFC agrees to honor all change in control agreements, severance agreements, deferred compensation agreements and consulting agreements that BSFI has with its current and former employees and which have been identified in BSFI Disclosure Schedule 4.9.1, except to the extent any such agreements shall be superseded or terminated at the Closing Date or following the Closing Date with the written consent of the affected parties or to the extent such agreements may need to be amended in order to comply with IRS guidance on the requirements of Code Section 409A at or after the Closing Date. BSFI shall use its best efforts to obtain from each of the individuals named in BSFI Disclosure Schedule 7.9.7 an agreement (a “Settlement Agreement”) to accept in full settlement of his or her rights under the specified programs the amounts and benefits determined under his or her Settlement Agreement (the aggregate amount of such payment is to be specified in BSFI Disclosure Schedule 7.9.7) and pay such amounts to such individuals who are employed at the Effective Time. As to, and only as to, each individual who enters into Settlement Agreement, AFC acknowledges and agrees that (i) the Merger constitutes a “change of control” or “change in control” for all purposes pursuant to such agreements, plans and arrangements; and (ii) in light of AFC’s plans relating to management assignments and responsibilities with respect to the business of AFC from and after the Effective Time, each officer or employee who is a party to, or is otherwise subject to, any such agreement will, upon consummation of the Merger, be considered to have terminated employment thereunder and receive the severance or other similar benefits as if there was a termination of employment for “good reason,” “involuntary termination,” constructive discharge, (including, but not limited to, demotion or reduction in compensation) or other similar events, regardless of whether such termination of employment has occurred or subsequently occurs.

Except for the agreements described in the preceding sentences of this Section 7.9.7 and except as otherwise provided in this Agreement, the BSFI Benefit Plans shall, in the sole and absolute discretion of AFC, be frozen, terminated or merged into comparable plans of AFC, effective at such time as AFC shall determine in its sole and absolute discretion but not before the applicable Benefit Plan Determination Date.

7.9.8  No Guarantee of Employment.  Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by AFC hereunder or by operation of law, AFC shall have no obligation arising from and after the Closing Date to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any person who is an employee of BSFI as of the Closing Date. Each person who is an employee of BSFI as of the Closing Date who has at least one (1) year of service with BSFI and who is terminated by AFC within twelve (12) months subsequent to the Closing Date or is not offered employment with AFC as of the Effective Time, excluding those employees who are entitled to benefits under change of control arrangements, shall be entitled to severance benefits equal to two (2) weeks annual cash compensation for each year of service with a minimum benefit of four (4) weeks and a maximum benefit of twenty-six (26) weeks (in each case less applicable withholdings) plus (ii) outplacement services as described on AFC Disclosure Schedule 7.9.8.

7.10  Directors and Officers Indemnification and Insurance.

7.10.1  AFC shall maintain in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by BSFI (provided, that AFC may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall AFC be required to expend pursuant to this Section 7.10.1 more than an amount equal to 150% of the current annual amount expended by BSFI with respect to such insurance, as set forth in BSFI Disclosure Schedule 7.10.1 (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, AFC shall maintain the most advantageous policies of directors and officers insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, BSFI agrees in order for AFC to fulfill its agreement to provide directors and officers liability insurance policies for (6) six years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.10.2  In addition to Section 7.10.1, for a period of six (6) years after the Effective Time, AFC shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of BSFI or any BSFI Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of AFC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of BSFI or a BSFI Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted under Delaware law (to the extent not prohibited by federal law). Any Indemnified Party wishing to claim indemnification under this Section 7.10.2 upon learning of any Claim, shall notify AFC (but the failure so to notify AFC shall not relieve it from any liability which it may have under this Section 7.10.2, except to the extent such failure materially prejudices AFC). In the event of any such Claim (whether arising before or after the Effective Time) (1) AFC shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption AFC shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if AFC elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between AFC and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and AFC shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, AFC shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) AFC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.10.3  In the event that either AFC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of AFC shall assume the obligations set forth in this Section 7.10.

7.10.4  The obligations of AFC provided under this Section 7.10 are intended to be enforceable against AFC directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of AFC.

7.11  Stock Listing.

AFC agrees to file a notification form for the listing on the NASDAQ Stock Market (or such other national securities exchange on which the shares of the AFC Common Stock shall be listed as of the Closing Date) of the shares of AFC Common Stock to be issued in the Merger.

7.12  Reservation of Stock.

AFC agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of AFC Common Stock to fulfill its obligations under this Agreement.

7.13  Communications to BSFI Employees; Training

AFC and BSFI agree that as promptly as practicable following the execution of this Agreement, meetings with employees of BSFI and the BSFI Subsidiaries shall be held at such locations as AFC and BSFI shall mutually agree, provided that representatives of BSFI shall be permitted to attend such meetings. AFC and BSFI shall mutually agree in advance as to the scope and content of all communications to the employees of BSFI and the BSFI Subsidiaries. At mutually agreed upon times following execution of this Agreement, representatives of AFC shall be permitted to meet with the employees of BSFI and the BSFI Subsidiaries to discuss employment opportunities with AFC, provided that representatives of BSFI shall be permitted to attend any such meeting. From and after the Determination Date, AFC shall also be permitted to conduct training sessions outside of normal business hours or at other times as BSFI may agree, with the employees of BSFI and the BSFI Subsidiaries and may conduct such training seminars at any branch location of Oswego County National Bank; provided that AFC will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with Oswego County National Bank’s normal business operations.

7.14  Changes in Capitalization

AFC shall not, by way of a stock split, stock dividend, recapitalization, reclassification, or similar transaction, change (or establish a record date for changing) the number of, or provide for the exchange of, shares of AFC Common Stock issued and outstanding prior to the Effective Time; provided, however, that AFC may repurchase or issue shares of AFC Common Stock under employee benefit plans maintained by AFC, upon the exercise of stock options or if AFC issues additional shares of AFC Common Stock and receives fair market value consideration for such shares.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1  Meeting of Stockholders.

8.1.1  BSFI will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering this Agreement and the Merger (the “BSFI Stockholders Meeting”), (ii) in connection with the solicitation of proxies with respect to the BSFI Stockholders Meeting, have its Board of Directors recommend approval of this Agreement to the BSFI stockholders; and (iii) cooperate and consult with AFC with respect to each of the foregoing matters. The Board of Directors of BSFI may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

8.1.2  AFC will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering this Agreement and the Merger (the “AFC Stockholders Meeting”), (ii) in connection with the solicitation of proxies with respect to the AFC Stockholders Meeting, have its Board of Directors recommend approval of this Agreement to the AFC stockholders; and (iii) cooperate and consult with BSFI with respect to each of the foregoing matters. The Board of Directors of AFC may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

8.2  Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1  For the purposes (x) of registering AFC Common Stock to be offered to holders of BSFI Common Stock in connection with the Merger with the SEC under the Securities Act, (ii) of holding the BSFI Stockholders Meeting and (iii) of holding the AFC Stockholders Meeting, AFC shall draft and prepare, and BSFI shall cooperate in the preparation of, the Merger Registration Statement, including a joint proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such joint proxy statement/prospectus in the form mailed by BSFI to the BSFI stockholders and by AFC to the AFC stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). AFC shall provide BSFI and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. AFC shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of AFC and BSFI shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and BSFI and AFC shall each thereafter promptly mail the Proxy Statement-Prospectus to their respective stockholders. AFC shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and BSFI shall furnish all information concerning BSFI and the holders of BSFI Common Stock as may be reasonably requested in connection with any such action.

8.2.2  AFC shall, as soon as practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. AFC will advise BSFI promptly after AFC receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of AFC Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and AFC will provide BSFI with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as BSFI may reasonably request.

8.2.3  BSFI and AFC shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, BSFI shall cooperate with AFC in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and AFC shall file an amended Merger Registration Statement with the SEC, and each of BSFI and AFC shall mail an amended Proxy Statement-Prospectus to their respective stockholders.

8.3  Regulatory Approvals.

Each of BSFI and AFC will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the OCC, the FRB and any other third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement. BSFI and AFC will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of BSFI or AFC to any Bank Regulator or Governmental Entity in connection with the Merger, Bank Merger and the other transactions contemplated by this Agreement. BSFI shall have the right to review and approve in advance all characterizations of the information relating to BSFI and any BSFI Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, BSFI and AFC shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. To the extent any Governmental Entity makes an inquiry or initiates any proceeding relating to antitrust matters, AFC shall use its commercially reasonable efforts to address such matters in order to allow for the consummation of the transactions contemplated hereby and AFC shall be solely responsible for its expenses and BSFI’s reasonable costs and expenses (as documented pursuant to Section 6.13) related thereto.

8.4  Affiliates.

8.4.1  BSFI shall use reasonable efforts to cause each director and executive officer (for purposes of Rule 145 under the Securities Act) of BSFI to deliver to AFC, as soon as practicable after the date of this Agreement, and at least fifteen (15) days prior to the date of the BSFI Stockholders Meeting, a Voting Agreement providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of AFC Common Stock to be received by such affiliate as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE IX

CLOSING CONDITIONS

9.1  Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1  Stockholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite votes of the stockholders of BSFI and the stockholders of AFC.

9.1.2  Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3  Regulatory Approvals.  All Regulatory Approvals required to complete the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of AFC result in a Material Adverse Effect on BSFI or AFC, or in the good faith reasonable judgment of the Board of Directors of BSFI result in a Material Adverse Effect on AFC.

9.1.4  Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of AFC Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5  NASDAQ Listing.  AFC shall have filed a notification form for the listing of the AFC Common Stock to be issued in the Merger.

9.1.6  Tax Opinion.  On the basis of facts, representations and assumptions which shall be set forth in the certificate rendered pursuant to Section 2.6 and consistent with the state of facts existing at the Closing Date, BSFI shall have received and provided AFC with a copy of an opinion of counsel to BSFI, reasonably acceptable in form and substance to BSFI, dated as of the Closing Date, substantially to the effect that, for federal income tax purposes:

(A) The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code; and

(B) The Bank Merger will not adversely affect the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code.

9.1.7  Fairness Opinions.  BSI shall have received an opinion from Austin Associates, LLC, and AFC shall have received an opinion from Keefe, Bruyette & Woods, Inc., each to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of BSFI pursuant to this Agreement is fair to such stockholders from a financial point of view. Neither of such opinion shall have been amended or rescinded as of the Effective Time.

9.2  Conditions to the Obligations of AFC under this Agreement.

The obligations of AFC under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.8 at or prior to the Closing Date:

9.2.1  Representations and Warranties.  Each of the representations and warranties of BSFI set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and BSFI shall have delivered to AFC a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of BSFI as of the Effective Time.

9.2.2  Agreements and Covenants.  BSFI and each BSFI Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and AFC shall have received a certificate signed on behalf of BSFI by the Chief Executive Officer and Chief Financial Officer of BSFI to such effect dated as of the Effective Time.

9.2.3  Regulatory Conditions.  No Regulatory Approval required for consummation the Merger and Bank Merger shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions that could reasonably be expected by AFC to result in a Material Adverse Effect on BSFI and its Subsidiaries, taken as a whole.

9.2.4  Permits, Authorizations, Etc.  BSFI and the BSFI Subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on BSFI, Oswego County National Bank, AFC or Alliance Bank.

9.2.5  No Material Adverse Effect.  There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of BSFI and the BSFI Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably could be expected to have a Material Adverse Effect on BSFI or the BSFI Subsidiaries.

9.3  Conditions to the Obligations of BSFI under this Agreement.

The obligations of BSFI under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:

9.3.1  Representations and Warranties.  Each of the representations and warranties of AFC set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and AFC shall have delivered to BSFI a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of AFC as of the Effective Time.

9.3.2  Agreements and Covenants.  AFC and Alliance Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and BSFI shall have received a certificate signed on behalf of AFC by the Chief Executive Officer and Chief Financial Officer of AFC to such effect dated as of the Effective Time.

9.3.3  Regulatory Conditions.  No Regulatory Approval required for consummation the Merger and Bank Merger shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that could reasonably be expected by BSFI to result in a Material Adverse Effect on AFC and its Subsidiaries, taken as a whole.

9.3.4  Permits, Authorizations, Etc.  AFC and Alliance Bank shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on AFC and Alliance Bank, taken as a whole.

9.3.5  No Material Adverse Effect.  There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of AFC and the AFC Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably could be expected to have a Material Adverse Effect on AFC or the AFC Subsidiaries.

ARTICLE X

THE CLOSING

10.1  Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Nixon Peabody LLP, Clinton Square, Rochester, New York, at 10:00 a.m. on the date determined by AFC, in its sole discretion, upon five (5) days prior written notice to BSFI, but in no event later than thirty days (30) after the last condition precedent (other than those conditions that relate to actions to be taken at the Closing, but subject to the fulfillment or waiver of those conditions) pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which AFC and BSFI mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Nixon Peabody LLP, at 10:00 a.m. on the day prior to the Closing Date (the “Pre-Closing Date”).

10.2  Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to AFC and BSFI the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, AFC shall deliver the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1  Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of BSFI:

11.1.1  At any time by the mutual written agreement of AFC and BSFI;

11.1.2  By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure the default; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by BSFI) or Section 9.3.1 (in the case of a breach of a representation or warranty by AFC);

11.1.3  By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party or its Subsidiaries, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by BSFI) or Section 9.3.2 (in the case of a breach of covenant by AFC);

11.1.4  At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by AFC and BSFI; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5  By either party, if (i) the stockholders of BSFI shall have voted at the BSFI Stockholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions or (ii) the stockholders of AFC shall have voted on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions.

11.1.6  By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7  By the Board of Directors of AFC if BSFI has received a Superior Proposal and the Board of Directors of BSFI has entered into an acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to AFC.

11.1.8  By the Board of Directors of BSFI if BSFI has received a Superior Proposal and the Board of Directors of BSFI has made a determination to accept such Superior Proposal; provided that BSFI shall not terminate this Agreement pursuant to this Section 11.1.8 and enter into a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following AFC’s receipt of written notice advising AFC that BSFI has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the Person making the Superior Proposal and stating whether BSFI intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, BSFI shall provide a reasonable opportunity to AFC during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable BSFI to proceed with the Merger on such adjusted terms.

11.1.9  By BSFI, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five business day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date (“Effective Termination Date”), if both of the following conditions are satisfied:

(i) the AFC Market Value on the Determination Date is less than the product of 0.85 and the Initial AFC Market Value; and

(ii) (a) the number obtained by dividing the AFC Market Value on the Determination Date by the Initial AFC Market Value (“AFC Ratio”) shall be less than (b) the quotient obtained by dividing the Final Index Price by the Initial Index Price minus 0.15 (such number, the “Index Ratio”);

If BSFI elects to exercise its termination right pursuant to this Section 11.1.9, it shall give prompt written notice thereof to AFC; provided, that such notice of election to terminate may be withdrawn at any time prior to the Effective Termination Date. During the five-day period commencing with its receipt of such notice, AFC shall have the option to adjust the Exchange Ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of the Initial AFC Market Value, the Exchange Ratio, and the Index Ratio, and the denominator of which is equal to AFC Market Value on the Determination Date; or (ii) a quotient, the numerator of which is equal to the product of 0.85, the Initial AFC Market Value, and the Exchange Ratio and the denominator of which is equal to the AFC Market Value on the Determination Date. If AFC so elects, it shall give, within such five-day period, written notice to BSFI of such election and the Revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 11.1.9 and this Agreement shall remain in full force and effect in accordance with its terms (except as the Revised Exchange Ratio shall have been so modified).

For purposes of this Section 11.1.9, the following terms shall have the meanings indicated below:

“Acquisition Transaction” shall mean (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or (iv) agree or commit to take any action referenced above.

“AFC Market Value” shall be the average of the daily closing sales prices of a share of AFC Common Stock as reported on the NASDAQ National Market for the ten (10) consecutive trading days immediately preceding the Determination Date.

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

“Final Index Price” means the sum of the Final Prices for each company comprising the Index Group multiplied by the weighting set forth opposite such company’s name in the definition of Index Group below.

“Final Price,” with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten (10) consecutive trading days immediately preceding the Determination Date.

“Index Group” means the financial institution holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction involving such company publicly announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date. In the event that the common stock of any such company ceases to be publicly traded or an Acquisition Proposal for such company to be acquired, or for such company to acquire another company in transaction with a value exceeding 25% of the acquiror’s market capitalization, is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The financial institution holding companies and the weights attributed to them are as follows:

	Index	Index
Company Name	Weighting (%)	Price

U.S.B. Holding Co., Inc.	7.88	$1.77
Sandy Spring Bancorp, Inc.	5.37	2.01
Lakeland Bancorp, Incorporated	7.61	1.13
Tompkins Trustco, Inc.	3.26	1.56
Financial Institutions, Inc.	4.11	0.79
Omega Financial Corporation	4.57	1.50
Arrow Financial Corporation	3.79	1.06
Suffolk Bancorp	3.75	1.22
First Mariner Bancorp	2.27	0.44
First United Corporation	2.22	0.49
Royal Bancshares of Pennsylvania, Inc.	4.53	1.08
Peapack-Gladstone Financial Corporation	3.01	0.79
Citizens & Northern Corporation	3.01	0.73
Center Bancorp, Inc.	4.88	0.63
Canandaigua National Corporation	0.17	0.62
First National Community Bancorp, Inc.	4.43	1.28
Berkshire Bancorp Inc.	2.50	0.41
Leesport Financial Corp.	1.84	0.46
ACNB Corporation	1.97	0.40
First of Long Island Corporation	1.40	0.60
Greater Community Bancorp	2.90	0.45
AmeriServ Financial, Inc.	8.03	0.41
Smithtown Bancorp, Inc.	2.15	0.78
Shore Bancshares, Inc.	2.02	0.72
Republic First Bancorp, Inc.	3.13	0.47
First Chester County Corporation	1.87	0.41
CNB Financial Corporation	3.28	0.45
Wilber Corporation	4.05	0.44
	100%	$23.10

“Initial AFC Market Value” means $30.49.

“Initial Index Price” means the sum of the per share closing sales price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this Agreement.

If AFC or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 11.1.9.

11.2  Effect of Termination.

11.2.1  In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, 12.11, and any other section which, by its terms, relates to post-

termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2  If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of AFC’s willingness, and in order to induce AFC to enter into this Agreement, and to reimburse AFC for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, BSFI hereby agrees to pay AFC, and AFC shall be entitled to payment of, a fee of $2,200,000 plus expenses actually incurred by AFC in connection with the transactions contemplated hereby, including legal, accounting, financial advisor and other consultant expenses (the “Termination Fee”), by wire transfer of same day funds on the earlier of (x) the date of termination or (y) within three (3) business days after written demand for payment is made by AFC, as applicable, following the occurrence of any of the events set forth below:

(i) BSFI terminates this Agreement pursuant to Section 11.1.8 or AFC terminates this Agreement pursuant to Section 11.1.7; or

(ii) The entering into a definitive agreement by BSFI relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving BSFI within one year after the occurrence of any of the following: (i) the termination of this Agreement by AFC pursuant to Section 11.1.2 or 11.1.3 because of a breach by BSFI or any BSFI Subsidiary after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the stockholders of BSFI; or (ii) the termination of this Agreement by AFC or BSFI pursuant to Section 11.1.5 because of the failure of the stockholders of BSFI to approve this Agreement at the BSFI Stockholders Meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the stockholders of BSFI.

(D) Upon payment of the Termination Fee pursuant to Section 11.2.2(C), AFC will not have any other rights or claims against BSFI or any BSFI Subsidiary, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Termination Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of AFC against BSFI and its Subsidiaries and their respective officers and directors.

11.3  Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of BSFI), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of BSFI, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to BSFI’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII

MISCELLANEOUS

12.1  Confidentiality.

Except as specifically set forth herein, AFC and BSFI mutually agree to be bound by the terms of the Confidentiality Agreements, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreements. The parties hereto agree that the Confidentiality Agreements shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

12.2  Public Announcements.

BSFI and AFC shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither BSFI nor AFC shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3  Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4  Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to BSFI, to:

Mr. Gregory J. Kreis
President and CEO
Bridge Street Financial, Inc.
300 State Route 104
Oswego, New York 13126

With required copies to:

Richard A. Schaberg, Esq.
Thacher Proffitt & Wood LLP
1700 Pennsylvania Ave., NW
Suite 800
Washington, DC 20006

If to AFC, to:

Mr. Jack H. Webb
President and CEO
Alliance Financial Corporation
120 Madison Street, Tower II
18th Floor
Syracuse, New York 13202

With required copies to:

Mr. John H. Watt
Executive Vice President
Alliance Financial Corporation
120 Madison Street, Tower II
18th Floor
Syracuse, New York 13202

Justin P. Doyle, Esq.
Nixon Peabody LLP
1300 Clinton Square
Rochester, New York 14604

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given, as applicable: (i) as of the date delivered by hand, (ii) upon confirmation of transmission, (iii) three (3) business days after being delivered to the U.S. mail, postage prepaid, or (iv) one (1) business day after being delivered to the overnight courier.

12.5  Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the individuals named on BSFI Disclosure Schedule 7.9.7 with respect to Section 7.9.7 hereof and except for BSFI’s current directors with respect to Section 7.10 hereof, nothing in this Agreement is intended to confer upon any person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

12.6  Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements) between the parties, both written and oral, with respect to its subject matter.

12.7  Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

12.8  Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law other than Section 5-1401 of the New York General Obligations Law.

12.10  Interpretation.

When a reference is made in this Agreement to sections or Exhibits, such reference shall be to a section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this

Agreement. References to sections include subsections, which are part of the related section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11  Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.12  Waiver of Trial by Jury.

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or rising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

ALLIANCE FINANCIAL CORPORATION

/s/  Jack H. Webb
Name: Jack H. Webb

Title:	President and Chief Executive Officer

BRIDGE STREET FINANCIAL, INC.

/s/  Gregory Kreis
Name: Gregory J. Kreis

Title:	President and Chief Executive Officer

APPENDIX B

April 23, 2006

The Board of Directors
Alliance Financial Corporation
120 Madison Street
Syracuse, NY 13202

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Alliance Financial Corporation (“Alliance”) of the consideration offered in the proposed merger (“the Merger”) with Bridge Street Financial, Inc. (“Bridge Street”) pursuant to the Agreement and Plan of Merger, dated as of April 23, 2006, among Alliance and Bridge Street (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of Bridge Street will be converted into cash or Alliance common stock, par value $1.00 per share. In the aggregate, 75% of the Bridge Street common shares will receive 0.7547 Alliance common shares per Bridge Street common share and 25% of the Bridge Street common shares will receive $23.06 in cash per share (the “Merger Consideration”). Each holder of Bridge Street common shares may elect to receive shares of Alliance common stock or cash subject to proration adjustments further described in the Agreement.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of financial services companies, we have experience in, and knowledge of, the valuation of these enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Alliance and Bridge Street, and as an active trader of securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Alliance and Bridge Street for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to the Board of Directors of Alliance. We have acted exclusively for the Board of Directors of Alliance in rendering this fairness opinion, and this opinion does not constitute a recommendation to any stockholder of Alliance as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. We will receive a fee from Alliance for our services.

In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Alliance and Bridge Street and the Merger.

Keefe, Bruyette & Woods • 787 Seventh Avenue • New York, NY 10019
212.887.7777 • Toll Free: 800.966.1559 • www.kbw.com

In the course of our engagement as financial advisor we have, among other things:

i. reviewed the Agreement;

ii. reviewed certain historical financial and other information concerning Bridge Street, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

iii. reviewed certain historical financial and other information concerning Alliance, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

iv. held discussions with senior management of Alliance and Bridge Street with respect to their past and current business operations, regulatory matters, financial condition and future prospects;

v. reviewed earnings per share estimates for the years ending December 31, 2006 and 2007 published by I/B/E/S for Alliance and Bridge Street and discussed those estimates with management;

vi. reviewed and studied the historical stock prices and trading volumes of the common stock of Alliance and Bridge Street;

vii. reviewed the pro forma financial impact of the Merger on Alliance, based on assumptions relating to transaction costs, purchase accounting adjustments, synergies and financing costs determined by the senior management of Alliance and Bridge Street;

viii. analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared Alliance and Bridge Street from a financial point of view with certain of those institutions;

ix. reviewed the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant to our inquiry; and

x. conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. With respect to anticipated transaction costs, purchase accounting adjustments, expected synergies, financing costs and other information prepared by and/or reviewed with the management of Alliance and Bridge Street and used by us in our analyses, Alliance’s and Bridge Street’s management confirmed to us that they reflected the best currently available estimates and judgments of the respective management with respect thereto and we assumed that such performances would be achieved. We express no opinion as to such matters or the assumptions on which they are based. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Alliance and Bridge Street are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Alliance or Bridge Street, nor have we examined any individual credit files.

In connection with rendering our opinion, we have also assumed that there has been no change material to our analysis in Alliance’s or Bridge Street’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have also assumed in all respects material to our analysis that Alliance and Bridge Street will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. We have also assumed that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Alliance and Bridge Street; (ii) the assets and liabilities of Alliance and Bridge Street; and (iii) the nature and terms of certain other merger transactions involving financial institutions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the financial services industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view to Alliance.

Very truly yours,

Keefe, Bruyette & Woods, Inc

APPENDIX C

7205 West Central Avenue
Toledo, Ohio 43617
p 419.841.8521
www.austinassociates.com

July 24, 2006

Personal & Confidential

Board of Directors
Bridge Street Financial, Inc.
300 State Route 104 East
Oswego, NY 13126

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Bridge Street Financial, Inc. (“BSFI”) and its shareholders, of the terms of the Agreement and Plan of Merger dated as of April 23, 2006 (the “Agreement”) by and between Alliance Financial Corporation (“AFC”) and BSFI. The terms of the Agreement provide that shareholders of BSFI will elect to receive either $23.06 per share in cash or .7547 shares of AFC in exchange for each outstanding common share of BSFI, subject to proration such that 75 percent of BSFI’s outstanding common shares will receive AFC stock and 25 percent of BSFI’s outstanding common shares will receive cash. The Agreement also provides that any outstanding options to purchase BSFI shares shall receive cash for the difference between $23.06 per share and the exercise price of each option. In our role as financial advisor to BSFI we participated in negotiations of the Agreement.

Austin Associates, LLC (“Austin Associates”) as part of its investment banking practice is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. In connection with rendering our opinion set forth herein, we have among other things:

(i) Reviewed the audited financial statements of BSFI and AFC for each of the years-ended December 31, 2003, 2004 and 2005;

(ii) Reviewed the unaudited financial statements of BSFI and AFC for the three-month period ending March 31, 2006;

(iii) Reviewed certain other internal information, primarily financial in nature, relating to the respective businesses, earnings and balance sheets of BSFI and AFC provided to us or publicly available for purposes of our analysis;

(iv) Held discussions with management of BSFI and AFC pertaining to the respective business strategies, prospects for the future, including expected financial results, and expectations relating to the proposed merger;

C-1

Board of Directors
July 24, 2006

(v) Reviewed certain other nonpublic information of AFC as part of our due diligence process;

(vi) Reviewed the terms, to the extent publicly available, of certain other transactions, which we deemed relevant for purposes of this opinion; and

(vii) Reviewed the Agreement and related documents.

In our review and analysis, we relied upon and assumed the accuracy and completeness of the information provided to us or publicly available, and have not attempted to verify the same. As part of the due diligence process we made no independent verification as to the status and value of BSFI’s or AFC’s assets, including the value of the loan portfolio and loan loss reserve, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to BSFI and its shareholders.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness, from a financial point of view, to shareholders of BSFI of the terms of the Agreement, and does not address the underlying business decision by the Board of Directors to pursue the merger with AFC or any other party.

As part of its engagement, Austin Associates reserves the right to review any public disclosures describing our firm or this fairness opinion. Austin Associates will receive a contingent fee based on consummation of the transaction. In addition, BSFI has agreed to indemnify Austin Associates against certain liabilities.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the terms of the Agreement are fair, from a financial point of view, to BSFI and its shareholders.

Respectfully,

Austin Associates, LLC

C-2

APPENDIX D

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Alliance’s by-laws provide that it shall, to the full extent permitted by the New York Business Corporation Law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was a director, officer or employee of the Corporation or of any of its subsidiaries. They further provide that in situations in which indemnification is not mandatory under the by-laws, Alliance may, to the full extent permitted by the New York Business Corporation Law, indemnify all persons whom it is empowered to indemnify.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits and financial statements filed as part of this Registration Statement are as follows:

(a)	Exhibits

2.1	Agreement and Plan of Merger by and between Alliance Financial Corporation and Bridge Street Financial, Inc. (incorporated by reference to Exhibit 99.1 to Alliance’s Form 8-K filed with the Securities and Exchange Commission (the ‘‘Commission”) on April 24, 2006)

3.1	Amended and Restated Certificate of Incorporation of Alliance (incorporated herein by reference to Exhibit 3.1 to Alliance’s Registration Statement on Form S-4 (Registration No. 333-62623) filed with the Commission on August 31, 1998)

3.2	Amended and Restated Bylaws of Alliance (incorporated herein by reference to Exhibit number 10.1 to Alliance’s Current Report on Form 8-K filed with the Commission on September 3, 2004)

4.1	Rights Agreement dated October 19, 2001 between Alliance Financial Corporation and American Stock Transfer & Trust Company, including the Certificate of Amendment to Alliance’s Certificate of Incorporation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively (incorporated herein by reference to Exhibit 4.1 to Alliance’s Form 8-A12G filed with the Commission on October 25, 2001)

5.1	Opinion of Nixon Peabody LLP as to the legality of the securities being issued

8.1	Form of Tax Opinion of Thacher Proffitt & Wood llp

10.1	Alliance Financial Corporation 1998 Long Term Incentive Compensation Plan (incorporated herein by reference to Exhibit 3.1 to Alliance’s Registration Statement on Form S-4 (Registration No. 333-62623) filed with the Commission on August 31, 1998)

10.2	Change of Control Agreement, dated as of February 16, 1999, by and among Alliance, First National Bank of Cortland, Oneida Valley National Bank, and James W. Getman (incorporated herein by reference to Exhibit numbers 10.1 and 10.2 to Alliance’s Form 10-Q filed with the Commission on May 17, 1999)

10.3	Directors Compensation Deferral Plan of Alliance (incorporated herein by reference to Alliance’s Exhibit number 10.1 to Form 10-Q filed with the Commission on August 13, 1999)

10.4	Supplemental Retirement Agreement, dated as of May 1, 2000, by and among Alliance, Alliance Bank, N.A. and Jack H. Webb (incorporated herein by reference to Exhibit number 10.2 to Alliance’s Form 10-Q filed with the Commission on August 14, 2000)

10.5	First National Bank of Cortland Excess Benefit Plan for David R. Alvord, dated December 31, 1991, and all amendments thereto (incorporated herein by reference to Exhibit number 10.13 to Alliance’s Form 10-K filed with the Commission on March 30, 2001)

10.6	Oneida Valley National Bank Supplemental Retirement Income Plan for John C. Mott, dated September 1, 1997, and all amendments thereto (incorporated herein by reference to Exhibit number 10.14 to Alliance’s Form 10-K filed with the Commission on March 29, 2002)

10.7	Employment Agreement dated as of April 29, 2003, by and among Alliance, Alliance Bank, N.A. and Jack H. Webb (incorporated herein by reference to Exhibit number 10.15 to Alliance’s Form 10-Q filed with the Commission on August 13, 2003)

10.8	Change of Control Agreement, dated as of January 1, 2005, by and among Alliance, Alliance Bank, N.A. and Connie M. Whitton (incorporated herein by reference to Exhibit number 10.13 to Alliance’s Form 10-K/A filed with the Commission on March 18, 2005)

10.9	Employment Agreement dated October 6, 2005 by and among Alliance and John H. Watt, Jr. (incorporated herein by reference to Exhibit number 10.1 to Alliance’s Form 10-Q filed with the Commission on November 3, 2005)

10.10	Trust Company Agreement and Plan of Merger by and between Alliance Bank, N.A. and HSBC Bank USA, N.A. dated as of August 16, 2004 (incorporated herein by reference to Exhibit number 10.13 to Alliance’s Form 10-K/A filed with the Commission on March 18, 2005)

10.11	Change of Control Agreement, dated May 4, 2006 by and among Alliance and John D. Mohr (incorporated by reference to Exhibit number 10.2 on Alliance’s Form 8-K filed with the Commission on May 4, 2006)

21	List of Alliance’s subsidiaries (incorporated herein by reference to Exhibit 21 to Alliance’s Form 10-K filed with the Commission on March 14, 2006)

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of KPMG LLP

23.3	Consent of Keefe Bruyette & Woods

23.4	Consent of Austin Associates

23.5	Consent of Nixon Peabody LLP (set forth in Exhibit 5.1)

24	Power of attorney (set forth on the signature pages to this Registration Statement)

99.1	Form of Proxy Card for Special Meeting of Stockholders of Alliance Financial Corporation

99.2	Form of Proxy Card for Special Meeting of Stockholders of Bridge Street Financial, Inc.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for the purpose of determining liability for the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used, to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)(l) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4,10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

(e) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, New York, on July 25 2006.

ALLIANCE FINANCIAL CORPORATION

By:	/s/ Jack H. Webb
Jack H. Webb
President, Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Alliance Financial Corporation (the “Company”) severally constitute and appoint Jack H. Webb and/or John H. Watt, Jr. with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which Jack H. Webb and/or John H. Watt, Jr. may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the Company common stock contemplated by the Agreement and Plan of Merger between the Company and Bridge Street Financial, Inc. dated as of April 23, 2006, including specifically but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Jack H. Webb and/or John H. Watt, Jr. shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jack H. Webb Jack H. Webb	President, Chief Executive Officer (Principal Executive Officer)	July 25, 2006

/s/ J. Daniel Mohr J. Daniel Mohr	Chief Financial Officer and Treasurer (Principal Financial Officer and Accounting Officer)	July 25, 2006

/s/ Jack H. Webb Jack H. Webb	Chairman of the Board of Directors	July 25, 2006

* Mary Pat Adams	Director	July 25, 2006

* Donald S. Ames	Director	July 25, 2006

* Donald H. Dew	Director	July 25, 2006

Signature	Title	Date

* Peter M. Dunn	Director	July 25, 2006

* John M. Endries	Director	July 25, 2006

* Samuel J. Lanzafame	Director	July 25, 2006

* Margaret G. Ogden	Director	July 25, 2006

* Charles E. Shafer	Director	July 25, 2006

* Paul M. Solomon	Director	July 25, 2006

* Charles H. Spaulding	Director	July 25, 2006

*By:	/s/ Jack H. Webb
Jack H. Webb
as Attorney-in-fact

EXHIBIT INDEX

2.1	Agreement and Plan of Merger by and between Alliance Financial Corporation and Bridge Street Financial, Inc. (incorporated by reference to Exhibit 99.1 to Alliance’s Form 8-K filed with the Securities and Exchange Commission (the ‘‘Commission”) on April 26, 2006)

3.1	Amended and Restated Certificate of Incorporation of Alliance (incorporated herein by reference to Exhibit 3.1 to Alliance’s Registration Statement on Form S-4 (Registration No. 333-62623) filed with the Commission on August 31, 1998)

3.2	Amended and Restated Bylaws of Alliance (incorporated herein by reference to Exhibit number 10.1 to Alliance’s Current Report on Form 8-K filed with the Commission on September 3, 2004)

4.1	Rights Agreement dated October 19, 2001 between Alliance Financial Corporation and American Stock Transfer & Trust Company, including the Certificate of Amendment to Alliance’s Certificate of Incorporation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively (incorporated herein by reference to Exhibit 4.1 to Alliance’s Form 8-A12G filed with the Commission on October 25, 2001)

5.1	Opinion of Nixon Peabody LLP as to the legality of the securities being issued

8.1	Form of Tax Opinion of Thacher Proffitt & Wood llp

10.1	Alliance Financial Corporation 1998 Long Term Incentive Compensation Plan (incorporated herein by reference to Exhibit 3.1 to Alliance’s Registration Statement on Form S-4 (Registration No. 333-62623) filed with the Commission on August 31, 1998)

10.2	Change of Control Agreement, dated as of February 16, 1999, by and among Alliance, First National Bank of Cortland, Oneida Valley National Bank, and David P. Kershaw (incorporated herein by reference to Exhibit numbers 10.1 and 10.2 to Alliance’s Form 10-Q filed with the Commission on May 17, 1999)

10.3	Change of Control Agreement, dated as of February 16, 1999, by and among Alliance, First National Bank of Cortland, Oneida Valley National Bank, and James W. Getman (incorporated herein by reference to Exhibit numbers 10.1 and 10.2 to Alliance’s Form 10-Q filed with the Commission on May 17, 1999)

10.4	Directors Compensation Deferral Plan of Alliance (incorporated herein by reference to Alliance’s Exhibit number 10.1 to Form 10-Q filed with the Commission on August 13, 1999)

10.5	Supplemental Retirement Agreement, dated as of May 1, 2000, by and among Alliance, Alliance Bank, N.A. and Jack H. Webb (incorporated herein by reference to Alliance’s Exhibit number 10.2 to Alliance’s Form 10-Q filed with the Commission on August 14, 2000)

10.6	First National Bank of Cortland Excess Benefit Plan for David R. Alvord, dated December 31, 1991, and all amendments thereto (incorporated herein by reference to Exhibit number 10.13 to Alliance’s Form 10-K filed with the Commission on March 30, 2001)

10.7	Oneida Valley National Bank Supplemental Retirement Income Plan for John C. Mott, dated September 1, 1997, and all amendments thereto (incorporated herein by reference to Exhibit number 10.14 to Alliance’s Form 10-K filed with the Commission on March 29, 2002)

10.8	Employment Agreement dated as of April 29, 2003, by and among Alliance, Alliance Bank, N.A. and Jack H. Webb (incorporated herein by reference to Exhibit number 10.15 to Alliance’s Form 10-Q filed with the Commission on August 13, 2003)

10.9	Change of Control Agreement, dated as of January 1, 2005, by and among Alliance, Alliance Bank, N.A. and Connie M. Whitton (incorporated herein by reference to Exhibit number 10.13 to Alliance’s Form 10-K/A filed with the Commission on March 18, 2005)

10.10	Employment Agreement dated October 6, 2005 by and among Alliance and John H. Watt, Jr. (incorporated herein by reference to Exhibit number 10.1 to Alliance’s Form 10-Q filed with the Commission on November 3, 2005)

10.11	Trust Company Agreement and Plan of Merger by and between Alliance Bank, N.A. and HSBC Bank USA, N.A. dated as of August 16, 2004 (incorporated herein by reference to Exhibit number 10.13 to Alliance’s Form 10-K/A filed with the Commission on March 18, 2005)

10.12	Change of Control Agreement, dated May 4, 2006 by and among Alliance and John D. Mohr (incorporated by reference to Exhibit number 10.2 on Alliance’s Form 8-K filed with the Commission on May 4, 2006)

21	List of Alliance’s subsidiaries (incorporated herein by reference to Exhibit 21 to Alliance’s Form 10-K filed with the Commission on March 14, 2006)

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of KPMG LLP

23.3	Consent of Keefe Bruyette & Woods

23.4	Consent of Austin Associates

23.5	Consent of Nixon Peabody LLP (set forth in Exhibit 5.1)

24	Power of attorney (set forth on the signature pages to this Registration Statement)

99.1	Form of Proxy Card for Special Meeting of Stockholders of Alliance Financial Corporation

99.2	Form of Proxy Card for Special Meeting of Stockholders of Bridge Street Financial, Inc.